                                                                    EXHIBIT 4.12

                       STOCK AND ASSET PURCHASE AGREEMENT

     STOCK AND ASSET PURCHASE AGREEMENT (together with the Schedules and Appendices hereto, the "AGREEMENT"), dated as of February 19, 2002, by and among Curtiss-Wright Flight Systems, Inc., a Delaware corporation (together with its permitted assigns, the "PURCHASER"); and Spirent International Incorporated, a Delaware corporation ("SII"); Autronics Corporation, a Delaware corporation ("AUTRONICS US"); Spirent plc, a company formed under the laws of England and Wales ("SPIRENT PLC"); Penny & Giles International plc, a company formed under the laws of England and Wales ("P&G PLC"); and Spirent GmbH, a German company ("SPIRENT GMBH"). SII, Autronics US, Spirent plc, P&G plc, and Spirent GmbH are sometimes referred to herein collectively as the "SELLERS" and individually as a "SELLER."

                              W I T N E S S E T H:

     WHEREAS, SII is the owner of all of the issued and outstanding shares (the "US SHARES") of the capital stock of Penny & Giles Controls, Inc., a Rhode Island corporation ("P&G CONTROLS US"); and

     WHEREAS, Autronics US owns or otherwise holds or has rights in certain assets described on Appendix A-1 hereto and defined therein as the "US Assets" (the "US ASSETS"), is the obligor of certain liabilities described on Appendix A-1 hereto and defined therein as the "US Liabilities" (the "US LIABILITIES"), and operates the US Business; and

     WHEREAS, Spirent plc is the owner of all of the entire issued share capital (the "SPIRENT UK SHARES") of Penny & Giles Controls Limited, a company formed under the laws of England and Wales ("P&G CONTROLS UK"); and

     WHEREAS, P&G plc is the owner of all of the entire issued share capital (the "P&G UK SHARES") of Penny & Giles Aerospace Limited, a company formed under the laws of England and Wales ("P&G AEROSPACE UK"); and

     WHEREAS, P&G plc owns or otherwise holds or has rights in certain assets described on Appendix A-2 hereto and defined therein as the "UK Assets" (the "UK ASSETS") and is the obligor of certain liabilities described on Appendix A-2 hereto and defined therein as the "UK Liabilities" (the "UK LIABILITIES"), and the UK Business is operated on behalf of P&G plc by P&G Aerospace UK as its agent pursuant to an agency agreement dated 31 March 1996; and

     WHEREAS, Spirent GmbH owns or otherwise holds or has rights in certain assets described on Appendix A-3 hereto and defined therein as the "German Assets" (the "GERMAN ASSETS"), is the obligor of certain liabilities described on Appendix A-3 hereto and defined therein as the "German Liabilities" (the "GERMAN LIABILITIES"), and operates the German Business; and

     WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the US Shares, the Spirent UK Shares, and the P&G UK Shares (collectively, the "SHARES"), the US Business, the UK Business, and the German Business, and all the goodwill associated therewith; all for the consideration and on the terms set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                Purchase and Sale

     Section 1.1 SALE OF SHARES AND ASSETS. Subject to the terms and conditions of this Agreement, at the Closing the Sellers will sell, transfer, convey, assign and set over ("TRANSFER") to the Purchaser, and the Purchaser will purchase and acquire from the Sellers, all of the Sellers' right, title and interest in and to the Shares, the US Business, the UK Business and the German Business.

     Section 1.2  CLOSING OBLIGATIONS.

     A.   SELLER DELIVERIES. At the Closing, the Sellers will deliver to the
Purchaser:

                  (i) (1) duly executed forms of transfer in respect of, and share certificates for, the US Shares; and (2) duly executed forms of transfer in respect of, and share certificates for, the Spirent UK Shares and the P&G UK Shares; in both cases either duly endorsed in blank for transfer or otherwise in a form transferable by delivery, or accompanied by duly executed stock transfer powers in blank;

                  (ii) the US Assignment and Assumption Agreement, substantially in the form of Appendix A-1 (the "US BUSINESS TRANSFER AGREEMENT"), executed by Autronics US;

                  (iii) the UK Asset Purchase Agreement, substantially in the form of Appendix A-2 (the "UK BUSINESS TRANSFER AGREEMENT"), executed by P&G plc;

                  (iv) the German Asset Purchase Agreement, substantially in the form of Appendix A-3 (the "GERMAN BUSINESS TRANSFER AGREEMENT"), executed by Spirent GmbH;

                  (v) four transfers whereby Spirent plc assigns and the Purchaser assumes each of the four leases particulars of each of which are set out in the definition of UK Lease Sites and such assignments shall be in the respective forms attached to Appendix B-1, (the "LEASE ASSIGNMENTS"), executed by Spirent plc; and

                  (vi) the additional agreements, documents, certificates and materials listed on Appendix C-1.

     B. PURCHASER DELIVERIES. At the Closing, the Purchaser will deliver to the Sellers:

                  (i) an aggregate amount of Sixty Million Dollars ($60,000,000) (the "PURCHASE PRICE"), by wire transfer of immediately available funds, to accounts specified by SII for itself and as agent of all of the Sellers pursuant to Section 9.15;

                  (ii) the US Business Transfer Agreement, executed by the Purchaser;

                  (iii) the UK Business Transfer Agreement, executed by the Purchaser;

                  (iv) the German Business Transfer Agreement, executed by the Purchaser;

                  (v)    the Lease Assignments, executed by the Purchaser; and

                  (vi) the additional agreements, documents, certificates and materials listed on Appendix C-1.

     The stock certificates and stock power and transfer documents described in
Section 1.2(A)(i), the US Business Transfer Agreement, the UK Business Transfer Agreement and the German Business Transfer Agreement are referred to collectively as the "ADDITIONAL TRANSFER DOCUMENTS, the Lease Assignments and the other documents listed in Appendix C-1 are referred to collectively as the "ANCILLARY AGREEMENTS".

     Section 1.3  POST-CLOSING ADJUSTMENT.

     A. Within thirty (30) days following the Closing, Sellers shall, at their own expense, prepare or cause to be prepared, and deliver to Purchaser a balance sheet (the "CLOSING BALANCE SHEET"), which shall set forth the assets and liabilities of the Businesses, on a combined basis, as of the Closing Date calculated in accordance with the Applicable Accounting Standards (as defined below), and a calculation of the Net Worth of the Businesses as of the Closing Date ("CLOSING NET WORTH") derived therefrom, each such calculation to be made in accordance with the standards, principles and methods set forth on SCHEDULE 1.3(A) (the "APPLICABLE ACCOUNTING

STANDARDS"). As used herein "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

     B. Within ninety (90) days after its receipt of the Closing Balance Sheet, Purchaser shall cause its accountants to review the Closing Balance Sheet and the calculation of the Closing Net Worth set forth therein. If Purchaser has any objection to any such calculations, or to any of the figures shown on the Closing Balance Sheet, Purchaser shall, within such ninety (90) day period, inform Sellers in writing thereof (the "PURCHASER'S OBJECTION"), setting forth in reasonable detail the basis for its objection and the adjustments to the Closing Net Worth of the Businesses shown in the Closing Balance Sheet which Purchaser believes should be made, based on the Applicable Accounting Standards. Sellers shall then have thirty (30) days after their receipt of a Purchaser's Objection to review and respond to the Purchaser's Objection ("SELLERS' REVIEW PERIOD"). If Purchaser and Sellers are unable to resolve all of their disagreements with respect to the determination of the Closing Net Worth of the Businesses within ten (10) days after the end of the Sellers' Review Period, they shall refer their remaining disagreements to KPMG (the "ACCOUNTING FIRM"), who shall determine, on the basis of the standards, principles and methods set forth on SCHEDULE 1.3(A), and only with respect to the remaining disagreements submitted to them, whether and to what extent the Closing Net Worth of the Businesses shown on the Closing Balance Sheet requires adjustment. The Purchaser and the Sellers shall direct the Accounting Firm to deliver its report and determination of such adjustments as quickly as reasonably possible. The Accounting Firm's determination shall be final, conclusive and binding upon Purchaser and Sellers. The fees and disbursements of the Accounting Firm shall be shared equally by Purchaser and Sellers. Purchaser and Sellers shall make readily available to the Accounting Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Financial Statements and the Closing Balance Sheet and all other items reasonably requested by the Accounting Firm. The "ADJUSTED CLOSING BALANCE SHEET" shall be (i) the Closing Balance Sheet in the event that (x) no Purchaser's Objection is delivered to Sellers during the ninety (90) day period specified above, or (y) Sellers and Purchaser so agree, (ii) the Closing Balance Sheet, adjusted in accordance with the Purchaser's Objection in the event that Sellers do not respond to Purchaser's Objection within the Sellers' Review Period, or (iii) the Closing Balance Sheet, as adjusted by either (x) the agreement of Sellers and the Purchaser or (y) the Accounting Firm.

     C. Purchaser shall provide Sellers and their accountants full access to the books and records of the Businesses, to any other information, including work papers of its accountants (to the extent available to the Purchaser), and to any employees to the extent necessary for Sellers to prepare the Closing Balance Sheet. Purchaser and its accountants shall have full access to all information used by Sellers in preparing the Closing Balance Sheet, including the work papers of their accountants (to the extent available to the Sellers).

     D. Within ten (10) days following issuance of the Adjusted Closing Balance Sheet, the adjustment payments payable pursuant to this Section 1.3(D) shall be paid by wire transfer of immediately available funds to a bank account designated by Purchaser or Sellers, as the case may be. Purchaser or Sellers, as the case may be, shall make an adjustment payment in an amount equal to the difference between (x) the Benchmark Net Worth and (y) the Closing Net

Worth as derived from the Adjusted Closing Balance Sheet, as follows: (1) the adjustment payment will be made by Sellers to Purchaser to the extent that such Closing Net Worth is less than the Benchmark Net Worth; and the adjustment payment will be made by Purchaser to Sellers to the extent that such Closing Net Worth Sheet is greater than the Benchmark Net Worth; plus, in either case, interest thereon from the Closing Date through the date of payment at the rate of interest publicly announced by Citibank, N.A. or any successor thereto in New York, New York from time to time as its "base rate".

     E. As used herein, the term "BENCHMARK NET WORTH" means the amount equal to $21,694,000. The parties agree that the Benchmark Net Worth represents the Net Worth of the Businesses at June 30, 2001, and has been calculated in accordance with the Applicable Accounting Standards, and the summary of such calculation is attached hereto as SCHEDULE 1.3(E). As used herein, the term "NET WORTH" means the aggregate assets of the Businesses, less the Liabilities of the Businesses, in each case of the types included in the calculation of the Benchmark Net Worth and calculated in accordance with the Applicable Accounting Standards consistent with SCHEDULE 1.3(E).

                                   ARTICLE II.

                                     Closing

     Section 2.1 CLOSING DATE. The closing of the transactions contemplated hereby (the "CLOSING")" will be held at the offices of Goulston & Storrs, P.C., Boston, MA, USA on the date which is the later of (a) March 22, 2002 or (b) the date upon which the closing conditions set forth in Articles VI and VII have been satisfied or waived; or such other date as the parties may agree in writing (such date of Closing, the "CLOSING DATE"). The Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date.

     Section 2.2 EFFECT OF CLOSING. All matters at the Closing shall be considered to take place simultaneously, and no delivery of any document or instrument shall be deemed complete until all transactions and deliveries of documents and instruments and payments contemplated by this Agreement are completed or have been waived by the party to whom delivery or payment was due hereunder. Upon the Closing, each of the conditions in Article VI and Article VII shall be deemed to have been satisfied or waived by the respective parties entitled to waive such conditions.

                                  ARTICLE III.

                  Representations and Warranties by the Sellers

     Section 3.1 REPRESENTATIONS AND WARRANTIES. Each of the Sellers hereby jointly and severally represents and warrants to the Purchaser that, except as set forth in the Disclosure Schedule:

     A. CORPORATE EXISTENCE AND QUALIFICATION OF THE COMPANIES AND THE SELLERS; DUE EXECUTION, OWNERSHIP OF SHARES, ETC.

          (i) Each of P&G Controls US, Autronics US and SII is a corporation duly organized and validly existing under the Laws of the respective states set forth on SCHEDULE 3.1(A)(i), and each is duly qualified to do business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect. Each of the UK Companies, Spirent plc and P&G plc is duly incorporated under the laws of England and Wales and is duly qualified to do business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect. Spirent GmbH is a German corporation duly organized and validly existing under the laws of Germany and is duly qualified to do business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect. SCHEDULE 3.1(A)(i) sets forth a complete and accurate list for each Company of its name and capitalization (including the authorized capital of each Company and the identity of each record holder of equity securities issued by such Company and the number of shares thereof held by each).

          As used herein, the term "UK COMPANIES" means, collectively, P&G Controls UK and P&G Aerospace UK; and the term "UK COMPANY" means each of the foregoing individually.

          (ii) Each Company has the requisite corporate power and authority to own, lease or otherwise hold its Assets and to conduct its Business, and each Seller has the requisite corporate power and authority to own, lease or otherwise hold its assets and to conduct its business as currently conducted by it. Other than as set forth on SCHEDULE 3.1(A)(ii), no Company has any Subsidiaries. Each Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Seller and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action and, assuming the due execution of this Agreement by the Purchaser, this Agreement constitutes the valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors' rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

          As used herein, the terms (i) "SUBSIDIARY" (a) when used with respect to P&G Controls US, means, with respect to any Person (the "OWNER"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries, and (b) when used with respect to the UK Companies, has the meaning given in Sections 736 and 736A of the Companies Act 1985, as amended by the Companies Act 1989; and (ii) "BUSINESS" means (a) with respect to each

Company, the business of such Company as described on SCHEDULE 3.1(A)(ii), (b) with respect to Autronics US, the US Business, (c) with respect to P&G plc, the UK Business, and (d) with respect to Spirent GmbH, the German Business; and the term "BUSINESSES" means all of the foregoing collectively.

          As used herein, the term "US BUSINESS" has the meaning assigned thereto in the US Business Transfer Agreement.

          As used herein, the term "UK SHARES" means the Spirent UK Shares and the P&G UK Shares, collectively.

          As used herein, the term "UK BUSINESS" has the meaning assigned thereto within the UK Business Transfer Agreement.

          As used herein, the term "UK LEASE SITES" means the following properties (along with all buildings, fixtures and leasehold improvements located at such properties):

          1. Unit 1 Airfield Way Christchurch described in a lease dated 6 November 1980 made between (1) Borough Council of Christchurch (landlord) and (2) Penny & Giles Transducers Limited (original tenant) and registered at HM Land Registry under title number DT 154811 (current tenant Spirent plc);

          2. Unit 15 Airfield Road Christchurch described in a lease dated 6 November 1980 made between (1) Borough Council of Christchurch (landlord) and (2) Penny & Giles Data Recorders Limited (original tenant) and registered at HM Land Registry under title number DT 79216 (current tenant Spirent plc);

          3. Units 2, 4, 6 and 8 Airfield Way Christchurch described in a lease dated 6 November 1980 made between (1) Borough Council of Christchurch (landlord) and (2) Penny & Giles Potentiometers Limited (original tenant) and registered at HM Land Registry under title number DT 79217 (current tenant Spirent plc); and

          4. Land on the north east side of Leyside Christchurch described in a supplemental deed dated 11 November 1941 made between (1) Borough Council of Christchurch (landlord) and (2) Penny & Giles International plc (original tenant) and registered at HM Land Registry under title number DT 192449 (current tenant Spirent plc).

          As used herein, the term "UK LEASE SITE LEASE" means the leases of the UK Lease Sites as set forth above in the definition of UK Lease Sites.

          As used herein, the term "GERMAN BUSINESS" has the meaning assigned thereto within the German Business Transfer Agreement.

          (iii) Except as set forth on SCHEDULE 3.1(A)(iii), (A) the US Shares are owned beneficially and of record by SII, free and clear of all Liens, other than Permitted Liens; and (B) the Spirent UK Shares are owned beneficially and of record by Spirent plc, free and clear of all Liens, other than Permitted Liens. All of the entire issued share capital of P&G Aerospace UK is owned beneficially and of record by P&G plc, free and clear of all Liens, other than Permitted Liens. As used herein the term "LIEN" means any charge, claim, option, lien, mortgage, encumbrance, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

          (iv) The US Shares constitute all of the issued and outstanding capital stock of P&G Controls US, are duly authorized, validly issued and are fully paid and non-assessable. Other than the proposed Transfer of the US Shares to the Purchaser under this Agreement, there are no outstanding options, warrants, preemptive rights, or other rights of any Person to acquire, or any other Liens (other than Permitted Liens) on, any capital stock of P&G Controls US. The P&G UK Shares constitute all of the entire issued share capital of P&G Aerospace UK, and the Spirent UK Shares constitute all of the entire issued share capital of P&G Controls UK; and all of such P&G UK Shares and Spirent UK Shares are validly issued and fully paid up. Other than the proposed Transfer of the UK Shares to the Purchaser under this Agreement, there is no agreement or option outstanding, which calls for the allotment, issue or transfer, or accords to any Person the right to call for the allotment or issue of, or otherwise constitutes a Lien on, any of the UK Shares.

          (v) No reference to any purported "Lien appears on any certificate, which is to be provided by the Sellers pursuant to Section 1.2(A) and representing US Shares or UK Shares.

     B.   NO VIOLATION.

          (i) Neither the execution, delivery and performance by the Sellers of this Agreement, the Additional Transfer Documents or the Ancillary Agreements, nor the consummation of the Contemplated Transactions by the Sellers, will (A) violate any order, ruling, writ, judgment, injunction or decree of any Governmental Entity (an "ORDER") applicable to any Seller or any Company; (B) result in a breach of, or default under, the Charter Documents of any Company or any Seller; or (C) result in the imposition of any Lien on the Shares, the US Assets, the UK Assets, the UK Lease Sites, or the German Assets, except for such violations, breaches, defaults or Liens (other than Permitted Liens) which would not reasonably be expected to have a Material Adverse Effect.

          (ii) Neither the execution, delivery and performance by the Sellers of this Agreement, the Additional Transfer Documents or the Ancillary Agreements, nor the consummation of the Contemplated Transactions by the Sellers, will violate any Commitment (other than as disclosed on SCHEDULE 3.1(B) or SCHEDULE 3.1(E)) or Law applicable to any Seller or any Company; except for such violations which would not reasonably be expected to have a Material Adverse Effect.

          (iii) Except as set forth on SCHEDULE 3.1(B), no consent, authorization, or approval from, or registration or filing with, any Governmental Entity or other third party (not obtained or made as of the date hereof), including without limitation under the HSR Act, is required to be obtained or made by any Seller in connection with the execution and delivery of this Agreement, the Additional Transfer Documents or the Ancillary Agreements, or the consummation by such Seller of the transactions contemplated hereby and thereby, except for such consents, authorizations, or approvals which if not obtained would not reasonably be expected to have a Material Adverse Effect.

          As used herein, the term "GOVERNMENTAL ENTITY" means any domestic, foreign, or multinational court, government, governmental agency, arbitrator, authority, entity or instrumentality.

          As used herein, the term "CHARTER DOCUMENTS" means (a) in the case of SII, Autronics US or P&G Controls US, the current articles or certificate of incorporation or organization and the bylaws of such entity; (b) in the case of Spirent plc, P&G plc, or any UK Company, the current memorandum and articles of association of such entity; and (c) in the case of Spirent GmbH, the current Articles of Association ("SATZUNG") of such entity.

          As used herein, the term "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     C.   FINANCIAL INFORMATION

          (i) Complete and correct copies of unaudited balance sheets and related statements of income of the Companies, the US Business, the UK Business and the German Business, on a combined basis, for the years ended December 31, 1999, 2000 and 2001, respectively, are attached hereto as SCHEDULE 3.1(C)(i) (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods presented (except as required to comply with changes to GAAP), except that the Financial Statements do not contain footnotes, and the Financial Statements present fairly in all material respects the financial condition and results of operations of the Companies, the US Business, the UK Business and the German Business on a combined basis as of the dates or for the periods presented. The income statements included in the Financial Statements reflect all of the business conducted by the Companies, the US Business, the UK Business and the German Business during the periods presented. The aforementioned balance sheet as of December 31, 2001, is sometimes referred to herein as the "DECEMBER 31, 2001 BALANCE SHEET. " Notwithstanding the foregoing, the Purchaser acknowledges that the Financial Statements (A) may include up to $100,000 in Excluded Business Assets, and (B) do not include the UK Lease Sites; and the foregoing shall not be considered in determining the accuracy and completeness of this Section 3.1(C)(i).

     All employee related costs in respect of all Company employees and all Seller employees who devote at least a majority of their working time to the Businesses are fully reflected in the Financial Statements to the extent required by GAAP.

     The goodwill impairment of L248,000,000 within Spirent plc's interim results for the half year ended June 30, 2001 does not include any impairment of goodwill attributable to the Businesses.

          (ii) Except as set forth on SCHEDULE 3.1(C)(ii), to the knowledge of the Sellers, the Companies have no Liabilities, other than and excluding, in any event, any (A) Liabilities reflected or reserved against in the Financial Statements, (B) Liabilities incurred in the Ordinary Course of Businesses since December 31, 2001, or (C) Liabilities that will be discharged prior to the Closing, (D) Liabilities arising under Commitments or Licenses (including those listed or referred to on SCHEDULE 3.1(E)), (E) Liabilities which arise from or relate to: (1) the title to or condition or sufficiency of the Leased Realty, or any other Assets; (2) intellectual property; (3) Legal Proceedings; (4) any compliance or non-compliance with any Laws, including Environmental Laws; (5) any release or threatened release of, or presence, generation, transportation or storage of, any Hazardous Material; (6) employees or former employees, employee benefits, or labor relations; (7) insurance; or (8) Taxes; or (F) other Liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 3.1(C)(ii) shall limit any of the Sellers' other representations and warranties set forth elsewhere in this Agreement.

          As used herein, the "ORDINARY COURSE OF BUSINESS" means the ordinary course of the Businesses, as operated by each Company (with respect to the Business of such Company), Autronics US (with respect to the US Business), P&G plc (with respect to the UK Business), and Spirent GmbH (with respect to the German Business), respectively, in each case consistent with past practices.

          (iii) A year end adjustment for fiscal year ended 2001 was made in the books of P&G Controls UK to correct an over-statement of inventory associated with sub-contract costs not being correctly relieved from inventory. The Seller represents and warrants that this issue occurred only with respect to the 2001 financial statements. This representation and warranty in no way derogates from the Sellers' representations and warranties in Section 3.1(C)(i).

     D. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on SCHEDULE 3.1(D), since December 31, 2001, the Companies, Autronics US, P&G plc and Spirent GmbH have conducted their Businesses only in the Ordinary Course of Business, and to the Sellers' knowledge no Material Adverse Effect has occurred, and neither any Company nor, where applicable to the US Business, the UK Business or the German Business, Autronics US, P&G plc or Spirent GmbH, as the case may be, has:

          (i) changed its authorized or issued capital stock; or purchased or redeemed its capital stock; or granted any stock options or rights to purchase shares of its capital stock or other securities, issued any securities convertible into capital stock, or granted any registration rights with respect to any securities;

          (ii) amended its Charter Documents (excluding any such amendments to effect a name change pursuant to Section 5.7);

          (iii) paid any bonuses, or increase in salaries or other compensation, by any Company to any of its directors, officers, or employees except for bonus awards and increases in salaries in the Ordinary Course of Business, as required by applicable Laws or pursuant to any Commitment listed or referred to on SCHEDULE 3.1(E);

          (iv) mortgaged, pledged or subjected to any Lien any of its Assets (including the US Assets, the UK Assets and the German Assets), other than Permitted Liens;

          (v) sold or otherwise disposed of any Asset material to the operation of the Businesses, except in the Ordinary Course of Business;

          (vi) cancelled or waived any claims or rights against third Persons, except in the Ordinary Course of Business;

          (vii) materially changed its accounting methods or principles, except for any such changes required by GAAP;

          (viii) entered into or terminated or received notice of termination of any Commitment material to the operation of the Businesses, except in the Ordinary Course of Business;

          (ix) suffered any damage to or destruction or loss of any asset or property: (1) of any Company or (2) which is used in connection with any of the Businesses (including the UK Lease Sites); in each case that would reasonably be expected to have a Material Adverse Effect;

          (x) adopted or increased any payments to or benefits under any US Company Plans or German Plans, except in the Ordinary Course of Business (excluding, in any event, the grant of any options to purchase or otherwise acquire any capital stock of Spirent plc); or

          (xi)   agreed, orally or in writing, to do any of the foregoing.

     E.   CONTRACTS.

          (i) SCHEDULE 3.1(E) lists or references all contracts, agreements, or obligations, whether written or oral, including all amendments thereto (collectively, "COMMITMENTS") to which (A) any Company is currently a party or by which it or any of its Assets is or may be bound; or (B) Autronics US, P&G plc, Spirent plc (with respect to the UK Lease Sites) or Spirent GmbH is currently a party or by which it or any of its Assets is or may be bound and, in the case of this clause (B), such Commitment was entered into or incurred in connection with the US Business, the UK Business or the German Business, as the case may be, of the following types:

                  (a) Any such Commitment relating to the employment of any current employee of such Company, Autronics US, P&G plc or Spirent GmbH or any employee of Spirent plc or any of its Affiliates whose activities as an employee relate primarily to any of the Businesses, or any labor contract or collective bargaining agreement, or any Commitment providing for payments to any Person based upon sales, purchases or profits other than direct payment for goods and which require minimum payments of at least $100,000 per year;

                  (b) Any such Commitment or series of related Commitments for capital expenditures or the acquisition or construction of fixed assets which requires or require aggregate future payments or expenditures in excess of $300,000 in total;

                  (c) Any such Commitment granting to any Person a first-refusal, first-offer or other right to purchase, acquire or use (1) any of the Assets of such Company or any US Asset, UK Asset or German Asset(other than purchase or sales orders or other such Commitments entered into in the Ordinary Course of Business), which pursuant to the terms thereof requires aggregate annual payments to or by such Company, Autronics US, P&G plc or Spirent GmbH in excess of $100,000, or (2) the Shares; or (3) the UK Lease Sites;

                  (d) Any such Commitment with respect to a joint venture or partnership arrangement, under which such Company, Autronics US, P&G plc or Spirent GmbH is or has agreed to become a joint venturer or partner or otherwise has agreed to share profits, losses, costs or liabilities with any other Person;

                  (e) Any such Commitment pursuant to which such Company, Autronics US, P&G plc or Spirent GmbH, Spirent plc (with respect to the UK Lease Sites) is a lessee of any Leased Realty requiring annual payments by such Company, Autronics US, P&G plc or Spirent GmbH in excess of $100,000;

                  (f) Any powers of attorney to which such Company, Autronics US, P&G plc or Spirent GmbH is a party (other than powers of attorney entered into in the Ordinary Course of Business);

                  (g) Any such Commitment (other than agreements both (A) with distributors or other resellers granting geographic or market exclusivity entered into in the Ordinary Course of Business and (B) not required to be disclosed under Section 3.1(E)(i)(h)) that contains any provision that in any material way prohibits any Company from engaging in any line of business or competing with another Person within the geographic territory in which the Company sells goods and/or services;

                  (h) Any such Commitment with distributors or other resellers of Business products which grant geographic or market exclusivity, except for any such Commitment which is cancelable on 60 days or less notice without penalty or liability on account of such termination in excess of $100,000; and

                  (i) Any other such Commitment which is not cancelable on 60 days or less notice and which pursuant to the terms thereof requires annual payments by such Company, Autronics US, P&G plc or Spirent GmbH in excess of $100,000 (other than purchase or sales orders or other such Commitments entered into in the Ordinary Course of Business) (any such Commitment under this sub-clause (i), a "Material Commitment").

          (ii) Except as set forth on SCHEDULE 3.1(E)(ii), (a) all Commitments listed on SCHEDULE 3.1(E) are now and will be, immediately following the Transfer of the Shares and the Assets at the Closing, in full force and effect, and represent the valid and binding obligation of the applicable Company, Autronics US, P&G plc, Spirent plc (with respect to the UK Lease Site Leases) or Spirent GmbH, and, to the knowledge of the Sellers, each of the other parties thereto; and (b) the execution, delivery and performance of the Commitments listed on SCHEDULE 3.1(E) by the applicable Company, Autronics US, P&G plc, Spirent plc (with respect to the UK Lease Site Leases) or Spirent GmbH are not in violation of the Charter Documents of such applicable Company, Autronics US, P&G plc, Spirent plc (with respect to the UK Lease Site Leases) or Spirent GmbH, except to the extent that such a violation would not reasonably be expected to have a Material Adverse Effect.

          (iii) Each Company and each of Autronics US, P&G plc, Spirent GmbH and Spirent plc holds all permits, licenses, approvals, consents and authorizations issued by any Governmental Entity or other Person and which are required by applicable Laws and material to the operation of its respective Business (or, in the case of Spirent plc, material to its tenancy of the UK Lease Sites) (collectively, "LICENSES") and obtained each such License in compliance with all Laws applicable to its issuance, and a complete and accurate list of all such Licenses is set forth on SCHEDULE 3.1(E)(iii). No Company or Seller has received notice of any Legal Proceeding and, to the knowledge of the Sellers, no such Legal Proceeding has been threatened, which would, if successful on the merits, lead to a revocation, suspension, or limitation of the rights of any such Licenses, and each Company, and each of Autronics US, P&G plc and Spirent GmbH, and Spirent plc (with respect to the UK Lease Sites) as applicable, is in material compliance with each of such Licenses. To the knowledge of the Sellers, all applications required to have been filed for renewal of any such Licenses have been duly filed on a timely basis with all appropriate Governmental Entities or other Persons and all other filings required to have been made with respect to such Licenses have been made on a timely basis with all appropriate Governmental Entities or other Persons, except to the extent any such failure to file or make filings would not reasonably be expected to have a Material Adverse Effect.

     F.   TITLE TO AND CONDITION OF PROPERTIES.

          (i) SCHEDULE 3.1(F) lists all material real estate owned or leased by any Company, Autronics US, P&G plc or Spirent GmbH and lists the UK Lease Sites (the "LEASED REALTY"), PROVIDED, HOWEVER, that the term "LEASED REALTY" shall mean, in addition to the UK Lease Sites, in the case of Autronics US, only such material leased real estate where the leasehold is included within the US Assets, in the case of P&G plc, only such material leased real estate where the leasehold is included within the UK Assets, and in the case of Spirent GmbH, only such material leased real estate where the leasehold is included within the German

Assets. Each of Autronics US, P&G plc and Spirent GmbH, has valid leasehold interests in any Leased Realty identified on said schedule as being leased to such entity as lessee; in each case free and clear of Liens other than Permitted Liens. Spirent plc has valid leasehold interests in the UK Lease Sites free and clear of Liens other than Permitted Liens.

          As used herein, the term "PERMITTED LIENS" means any Liens which (1) are listed on SCHEDULE 3.1(F); (2) are reflected in the Financial Statements;
(3) are for Taxes or other charges or assessments of any Governmental Entity which are not yet due and owing or are subject to a good faith dispute, are not material in amount and are being pursued diligently by appropriate Legal Proceedings; (4) constitute Liens of carriers, warehousemen, mechanics and materialmen, or similar Liens, incurred in the Ordinary Course of Business; (5) constitute statutory Liens in favor of landlords with respect to real property leased, or protective UCC filings in favor of lessors of personal property leased, to any Company, Autronics US, P&G plc or Spirent GmbH;or (6) with respect to real property only, are minor imperfections in title, are not substantial in amount, and do not materially detract from the value or interfere with the current use of the property subject to such Liens; (7) restrictions on transfer or change in control provisions which are disclosed in SCHEDULE 3.1(B) or SCHEDULE 3.1(E); (8) restrictions or limitations arising under Laws (including zoning and land use restrictions and restrictions relating to the transfer of securities); or (9) restrictions created by or arising under any of the Commitments disclosed in SCHEDULE 3.1(E).

          (ii) No Company or Seller has received notice of any condemnation proceedings and, to the knowledge of the Sellers, no condemnation proceedings have been threatened, in each case with respect to any of the Leased Realty, and no such property has been condemned. No Company or Seller has received notice of any Legal Proceedings, and, to the knowledge of the Sellers, no Legal Proceedings have been threatened, that could, with the passage of time or otherwise, give rise to a Lien (excluding a Permitted Lien) against the Leased Realty.

          (iii) Autronics US has legal and beneficial ownership of all of the US Assets, P&G plc has legal and beneficial ownership of all of the UK Assets, and Spirent GmbH has legal and beneficial ownership of all of the German Assets, in each case free and clear of Liens other than Permitted Liens. The Assets of the Companies, along with the US Assets, the UK Assets, the UK Lease Sites, and German Assets, which include buildings, plants, structures, machinery, equipment, leasehold improvements, business machines, tooling, vehicles, parts, furniture, furnishings, plant and office equipment are, taken as a whole, structurally sound and of a condition and state of repair adequate for the uses to which they are being put.

          The Assets of the Companies, along with the US Assets, the UK Assets, German Assets, the UK Lease Sites, the UK Lease Site Leases and the Excluded Business Assets, are all those material to the operation of the Businesses as they are currently operated.

          For purposes of the preceding sentence only, the term "Assets" shall include those assets which are disclosed on the Disclosure Schedule as being held or owned by an Affiliate of the Companies or any Seller and which are to be transferred to the Purchaser or to a Company at or prior to Closing.

     G.   INTELLECTUAL PROPERTY ASSETS.

          (i) Set forth on SCHEDULE 3.1(G) is a list of all material patents and patent applications, registered service marks and trademarks and service mark and trademark applications, registered copyrights and copyright applications, and similar intangible rights which are owned by or licensed to any Company and used in the Businesses, or which are owned by or licensed to Autronics US, P&G plc or Spirent GmbH and included in the US Assets, the UK Assets or the German Assets; excluding in any case "off the shelf" software or similar property which is readily available on a commercial or retail basis (collectively, the "INTELLECTUAL PROPERTY"). To the knowledge of the Sellers (1) the use of the Intellectual Property and the Additional Intellectual Property, as currently used by the Companies, Autronics US, P&G plc and Spirent GmbH in the Businesses, does not conflict with or infringe in any material respect upon any intellectual property rights of others; and (2) no other Person is infringing in any material respect on the rights of the Companies, Autronics US, P&G plc or Spirent GmbH in such owned Intellectual Property or such Additional Intellectual Property.

     As used herein the term "Additional Intellectual Property" means know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints to the extent any of the foregoing is material to the operation of the Businesses.

          (ii) One or more of the Companies or the Sellers (in connection with the Businesses) is the owner of all right, title, and interest in and to the Intellectual Property, free and clear of all Liens (other than Permitted Liens) and has the right to use without payment to a third party all of the such Intellectual Property (except for payments due under Material Commitments). To the knowledge of the Sellers one or more of the Companies or the Sellers (in connection with the Businesses) is the owner of all right, title, and interest in and to, or otherwise has all rights to use (as currently being used) the Additional Intellectual Property, free and clear of all Liens (other than Permitted Liens). Any such usage rights do not require payment to a third party on account of such Additional Intellectual Property (except for payments due under Material Commitments)

     H. COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 3.1(H), each of the Companies is and at all times since February 19, 1996 has been in compliance with all Laws (including the provisions of the Occupational Safety and Health Act (29 U.S.C.A. Section 651 ET SEQ.) ("OSHA") other than those portions of such Act addressed in Section 3.1(J)) applicable to the ,Companies; and each of Autronics US, P&G plc and Spirent GmbH is, and at all times since February 19, 1996 has been, in compliance with all Laws (including the provisions of OSHA other than those portions of such Act addressed in Section 3.1(J)) applicable to the ownership of its assets and operation of its Business; and Spirent plc is, and at all times since February 19, 1996 has been, in compliance with all Laws (including the provisions of OSHA other than those portions of such Act addressed in Section 3.1(J)) applicable to its tenancy of the UK Lease Sites;

in each case except for such non-compliance as would not reasonably be expected to result in a Material Adverse Effect. This Section 3.1(H) is not intended to cover Laws relating to the issuance of Licenses, which are addressed in Section 3.1(E)(iii), Environmental Laws, which are addressed in Section 3.1(J), ERISA and other employee benefit Laws (including Laws relating to pension matters), which are addressed in Section 3.1(K), Tax Laws, which are addressed in Section 3.1(N), or Laws relating to payments to third parties, which are addressed in
Section 3.1(R).

     I. LITIGATION. Except as set forth on SCHEDULE 3.1(I) or as would not reasonably be expected to result in a Material Adverse Effect, there are no Legal Proceedings pending or, to the knowledge of the Sellers, threatened against any Company or any Seller that seek to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement, or that relate to or may affect any of the Businesses or Assets.

     J. COMPLIANCE WITH ENVIRONMENTAL LAWS. To the Sellers' knowledge, except as set forth on SCHEDULE 3.1(J) or as would not reasonably be expected to result in a Material Adverse Effect (and excluding the Dorset Environmental Matter, which is governed by Section 9.14(A)(2)):

          (a) Each Company is in compliance with all Environmental Laws applicable to the operation of its Business; Autronics US is in compliance with all Environmental Laws applicable to the operation of the US Business; Spirent GmbH is in compliance with all Environmental Laws applicable to the operation of the German Business; P&G plc is in compliance with all Environmental Laws applicable to the operation of the UK Business; and Spirent plc is in compliance with all Environmental Laws applicable to its tenancy of the UK Lease Sites.

          (b) Within the past three (3) years: (i) no Company or Seller has received any written notice from any Governmental Entity asserting a violation of any Environmental Law in connection with the operation of any Business of any Company; and (ii) none of Autronics US, P&G plc and Spirent GmbH or any other Seller has received any written notice from any Governmental Entity asserting a violation of any Environmental Law in connection with the operation of the US Business, the UK Business or the German Business.

          (c)     As used herein:

                  (i) The term "ENVIRONMENTAL LAW" means: (A) with respect to P&G Controls US and Autronics US: (1) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; (2) the Toxic Substances Control Act, 15 U.S.C. Section 2101 et seq.; (3) the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq.; (4) the Federal Water Pollution Control Act, 32 U.S.C. Section 1251 et seq.; (5) the Federal Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq.; (6) the Federal Clean Air Act, 42 U.S.C. Section 1857 et seq. and (7) OSHA (but only to the extent such law in this clause (7) applies to the use, storage, transportation, discharge, or release of Hazardous Materials by such company), each as amended to date; (B) with respect to each UK Company and P&G plc, and Spirent plc (with respect to the

UK Lease Sites), all laws directly applicable in the UK with regard to the pollution or protection of the environment (the term "environment" for this purpose having the same meaning as is set out in Section 1(2) of Environmental Protection Act 1990); and (C) with respect to Spirent GmbH the following German
Laws: (1) UMWELTHAFTUNGSGESETZ; (2) VERORDNUNG UBER GEFAHRLICHE STOFFE (GEFAHRSTOFFVERORDNUNG); (3) VERORDNUNG ZUR TRANSPORTGENEHMIGUNG (TRANSPORTGENEHMIGUNGSVERORDNUNG); (4) GESETZ ZUR ORDNUNG DES WASSERHAUSHALTS (Wasserhaushaltsgesetz); (5) GESETZ ZUR FORDERUNG DER KREISLAUFWIRTSCHAFT UND SICHERUNG DER UMWELTVERTRAGLICHEN BESEITIGUNG VON ABFALLEN (KREISLAUFWIRTSCHAFTS- UND ABFALLGESETZ); (6) GESETZ UBER DIE VERMEIDUNG UND ENTSORGUNG VON ABFALLEN (ABFALLGESETZ); (7) GESETZ ZUM SCHUTZ VOR SCHADLICHEN UMWELTEINWIRKUNGEN DURCH LUFTVERUNREINIGUNGEN, GERAUSCHE, ERSCHUTTERUNGEN UND AHNLICHE VORGANGE (BUNDES-IMMISIONSSCHUTZGESETZ); (8) ERSTE ALLGEMEINE VERWALTUNGSVORSCHRIFT ZUM BUNDES-IMMISSIONSSCHUTZGESETZ (TECHNISCHE ANLEITUNG ZUR REINHALTUNG DER LUFT); and (9) GESETZ ZUM SCHUTZ VOR SCHADLICHEN BODENVERANDERUNGEN UND ZUR SANIERUNG VON ALTLASTEN (BUNDES-BODENSCHUTZGESETZ).

                  (ii) the term "HAZARDOUS MATERIAL" means any pollutant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined in any Environmental Law applicable to a particular Business.

          Notwithstanding anything herein to the contrary, all matters relating to Laws applicable to the protection of the environment generally, or of land, water or air specifically, or to discharges, releases, creation, storage or transportation of Hazardous Materials, including any Liabilities arising thereunder, shall be governed exclusively by this Section 3.1(J).

     K.   EMPLOYEES AND EMPLOYEE BENEFIT PROGRAMS.

           (a) EMPLOYEES. SCHEDULE 3.1(K) contains a complete and accurate list of (a) the senior management and other key employees of each US Company and Autronics US (to the extent devoting a majority of their employment time to the US Business) as of the date hereof; (b) a list of all senior employees of each of the UK Companies and the UK Business as of the date hereof and (c) the senior management and other key employees devoting at least a majority of their working time to the performance of services for the German Business as of the date hereof (the ""German P&G EMPLOYEES"").

          (b)     EMPLOYEE BENEFIT PROGRAMS.

                  (i)    P&G CONTROLS US AND AUTRONICS US.

                  (1) Set forth on SCHEDULE 3.1(K)(b)(i) is a complete and correct list of (1) each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). All such plans are collectively referred to as the "US COMPANY PLANS."

                  (2) Each US Company Plan has been established and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "CODE"). The terms of each US Company Plan that is intended to be qualified within the meaning of Code
Section 401(a) have been determined by the Internal Revenue Service to be so qualified, and neither P&G Controls US nor any of the Sellers is aware of any event or circumstance that could cause the Internal Revenue Service to disqualify any US Company Plan that is intended to qualify under section 401(a) of the Code. With respect to any US Company Plan, no actions, audits, examinations, suits or claims (other than routine claims for benefits in the ordinary course) are pending or to Sellers' knowledge threatened. Neither P&G Controls US nor Autronics US nor any ERISA Affiliate has engaged in a prohibited transaction, as such term is defined under Code section 4975 or ERISA section 406, which would subject P&G Controls US or Autronics US to any Taxes, penalties or other Liabilities under Code section 4975 or ERISA sections 409 or 502(i). No US Company Plan has incurred any "accumulated funding deficiency" as such term is defined in ERISA section 302 and Code section 412 (whether or not waived), and, except with respect to the following plans relating to Keystone Thermometrics Corporation: (1) the Group Pension Plan for Hourly Employees of Keystone Thermometrics Corporation, and (2) the Group Pension Plan for Salaried Employees of Keystone Thermometrics Corporation (the "Keystone Plans"); neither P&G Controls US, Autronics US nor any of their respective Affiliates that was at any time during the six-year period ending on the date of this Agreement treated as a single employer together with any of them under section 414 of the Code (an "ERISA Affiliate"), has ever maintained, had an obligation to contribute to, contributed to, or incurred any Liability with respect to, a pension plan that is or was subject to Title IV of ERISA or section 412 of the Code.

                  (3) With respect to each US Company Plan, P&G Controls US or Autronics US, as the case may be, has heretofore delivered to the Purchaser, as applicable, complete and correct copies of each of the following documents:

                         A. the US Company Plan and any amendments thereto (or if the US Company Plan is not a written agreement, a description thereof),

                         B. the three most recent annual Form 5500 reports filed with the Internal Revenue Service,

                         C. the most recent statement filed with the Department of Labor pursuant to 29 U.S.C. Section 2520.104-23,

                         D. the most recent summary plan description and summaries of material modifications thereto,

                         E. the trust agreement, group annuity contract or other funding agreement that provides for the funding of the US Company Plan,

                         F. the most recent determination letter received from the Internal Revenue Service with respect to each US Company Plan that is intended to qualify under section 401.

                  (4) There are no U.S. Company Plans required to satisfy the requirements of Section 501(c)(9) of the Code. Except for the bonuses described in Section 5.6(G), the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (i) entitle any current or former employee or officer of P&G Controls US, to severance pay, or any other payment under a US Company Plan, (ii) accelerate the time of payment or vesting of benefits under a US Company Plan, or (iii) increase the amount of compensation due any such employee or officer. Neither P&G Controls US nor Autronics US, nor any of their respective Subsidiaries, or Affiliates contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan (as defined in Section 3(37)(A) of ERISA). None of the US Company Plans is a Pension Plan (as defined in Section 3(2)(A) of ERISA).

                  (ii)   UK COMPANIES AND P&G PLC.

                  (1) Set forth on SCHEDULE 3.1(K)(b)(ii) are details of material employee benefits and remuneration and employee benefit schemes applicable to the employees of each of the UK Companies and the UK Business (collectively referred to herein as the "UK Company Plans"). There are no outstanding disputes or claims (other than routine claims in the Ordinary Course of Business) in respect of such UK Company Plans. Except pursuant to the UK Company Plans the UK Companies and the UK Business have not paid, provided or contributed towards, and are not under any obligation or commitment (whether or not legally enforceable or written or unwritten or of an individual or collective nature) to pay, provide or contribute towards, any pension, lump sum, gratuity, indemnity, deferred compensation, payment of expenses, bonus or incentive benefit, or other benefit similar to any of these, given or to be given on or following leaving employment, death, ill-health, injury or disablement or in anticipation of leaving employment or after leaving employment or after death, or be given on or in anticipation of or in connection with any change in the nature of the employment of the employee concerned for or in respect of any present employee, director or other officer (or any spouse, child or dependant thereof) of the UK Companies and the UK Business.

                  (2) For purposes of this Section 3.1(K)(ii), the term "UK PENSION SCHEMES" means the following: (I) the Spirent Staff Pension and Life Assurance Plan (the "STAFF PLAN"); and (II) the Spirent Retirement Cash and Life Assurance Plan (the "CASH PLAN").

                  A. The UK Pension Schemes are the only pension schemes or
                     plans under which the UK Companies whose registered office is in the United Kingdom (the "UK EMPLOYER COMPANIES") or the UK Business are under any obligation to provide retirement, death or life assurance benefits or under which any such benefit may be provided for any of the employees or officers or former employees or officers of the UK Employer Companies or any of the UK Business Employees (as defined in the UK Business Transfer Agreement) or for any dependent of any such person (such persons collectively, the "RELEVANT MEMBERS").

                  B. The Staff Plan trust deed and rules dated 28 December 1994, and the deed of rectification dated 26 March 1996 (such deeds collectively, the "STAFF PLAN RULES"), disclosed to the Purchaser are a complete and accurate consolidation of the deed and rules of the Staff Plan as in force as at the date of this Agreement.

                  C. The Cash Plan rules dated 7 December 1983, and the
                     subsequent deeds of amendment dated 14 December 1983, 1 November 1984, 16 March 1993 and 10 October 1997 (collectively, the "CASH PLAN RULES") disclosed to the Purchaser in aggregate comprise the current rules of the Cash Plan at the date of this Agreement.

                  D. The Sellers have given to the Purchaser copies of all
                     current explanatory guides and announcements relating to the Staff Plan and the Cash Plan, which have been issued to the employees of the UK Employer Companies and to the UK Business Employees.

                  E. The Staff Plan Rules and the Cash Plan Rules, together with the explanatory guides and announcements referred to in clause (D) above, fully define the current benefits of Relevant Members under the Staff Plan and the Cash Plan, and no augmentation, discretion or practice has created an obligation to provide benefits or an expectation of receiving benefits in excess of or different from those set out in those documents in respect of any Relevant Member.

                  F. The UK Pension Schemes are exempt approved by the UK Inland
                     Revenue within the meaning of Chapter 1 of Part XIV of the Income and Corporation Taxes Act 1988, and there is in force in respect of the employments to which the Staff Plan relates an appropriate contracting-out certificate within the meaning of the Pension Schemes Act 1993.

                  G. All amounts due to the UK Pension Schemes or in respect of life assurance coverage by or in respect of Relevant Members as at the Closing Date have been paid.

                  H. A list of the employees of the UK Employer Companies and of the UK Business Employees who are active members of the UK Pension Schemes setting out all information required to determine their entitlements to benefits under the UK Pension Schemes has been made available by the Sellers to the Purchaser.

                  I. The UK Employer Companies, the UK Business and the
                     provisions of the UK Pension Schemes have not discriminated, whether directly or indirectly, between male and female employees who are or have been employed by any of the UK Employer Companies or who are currently employed in the UK Business with respect to eligibility, the rate of contributions, the amount of any benefits provided or the date from which such benefit will or may be provided in any way which is contrary to Article 141 of the Treaty of Rome or any statute under the Laws of the United Kingdom.

                  J. There is no dispute with regard to the benefits payable to or in respect of any of the employees of the UK Employer Companies or any of the UK Business Employees under the UK Company Plans. No legal proceedings in connection with the UK Company Plans are pending, threatened or expected against any of the UK Employer Companies or the UK Business, and so far as the Sellers are aware there is no fact or circumstance likely to give rise to any such proceedings.

                  K. All relevant benefits (as defined in section 612(1) of the
                     United Kingdom Income & Corporation Taxes Act 1988) promised by the UK Employer Companies for former employees of the UK Employer Companies are fully secured by funded pension schemes and no claims will be made against the UK Employer Companies in respect of such relevant benefits.

                  L. The UK Employer Companies have observed and performed all their obligations under the UK Company Plans.

                  (iii) SPIRENT GmbH. Set forth on SCHEDULE 3.1(K)(b)(iii) is a list of each employee benefit plan and any other plans, programs, policies or other arrangements covering the German P&G Employees, including profit sharing, pension, retirement, bonus, incentive compensation, stock option, deferred compensation or other written material employee benefit plans, agreements, contracts or commitments for the benefit of the German P&G Employees ("GERMAN PLANS").

          (c) AUTRONICS US WORKFORCE REDUCTION. The termination by Autronics US of 11 employees as part of a reduction in work force in October 2001 was conducted in full compliance with applicable Laws and with any Commitment or Commitments to which Autronics was then subject.

     L. LABOR RELATIONS. Except as set forth on SCHEDULE 3.1(L), no Company is a party to any collective bargaining agreement or other similar labor Commitment, and none of Autronics US, P&G plc and Spirent GmbH is a party to any collective bargaining agreement or other similar labor Commitment covering employees of its Business. Except as set forth on SCHEDULE 3.1(L): (i) there are, and since January 1, 1998 have been, no strikes, work slowdowns or stoppages, widespread picketing, or formal employee grievance processes pending or, to the knowledge of the Sellers, threatened, against or affecting the Businesses, and (ii) no Company or Seller (with respect to its Business) is currently a party to, or, to the knowledge of the Sellers, currently threatened with, any Legal Proceeding by any employee or former employee or Governmental Entity relating to any alleged violation of Law pertaining to labor relations or employment matters, including any Laws relating to wages and hours, worker's compensation or immigration.

     M. INSURANCE. All policies of insurance relating to the Businesses with respect to any periods which include the Closing Date are valid and enforceable and in full force and effect. Complete and accurate schedules of such policies as of July 31, 2001, showing the amounts and types of coverage, have been delivered to the Purchaser. All premiums, including any current or retrospective premiums or other like arrangement with respect to such policies of insurance which are currently maintained, have been paid when due with respect to all periods prior to the Closing. No notice of cancellation or termination has been received by any Company or Seller with respect to any such policy of insurance, and except as set forth on SCHEDULE 3.1(M) no claim relating to the Businesses is currently reserved or, to the knowledge of the Sellers, should be reserved, under any such policy of insurance involving an amount in excess of $250,000 (excluding provisional notices of prospective non-renewal for US insurance policies which are routinely sent, not in response to any specific casualty event or loss history, by US insurance companies within a certain period before such policy would normally expire).

          (b) All claims relating to the Businesses that have become known to the Spirent plc risk management department and that may be insured under applicable policies of insurance have been reported to the applicable insurer. Complete and accurate reports of all claims above local working deductibles relating to the Businesses as of July 31, 2001 have been delivered to the Purchaser with respect to the past five (5) years or such shorter period that the particular Business has been controlled by Spirent plc.

          (c) There are no self-insurance arrangements by or affecting any Company or Business other than normal working policy deductibles.

     N.   TAXES.

          (a) P&G CONTROLS US AND AUTRONICS. Each of P&G Controls US and Autronics US (with respect to the US Business) has timely filed all Tax Returns and reports required to be filed by or with respect to it pursuant to applicable Law, and such Tax Returns are accurate, complete and correct in all material respects. Each of P&G Controls US and Autronics US (with respect to the US Business) has paid all Taxes shown on such Tax Returns as being due and payable by it, and there are no other Taxes payable on account of P&G Controls US's Business or by Autronics US (with respect to the US Business) except for Taxes arising from the conduct of such Business and ownership of its properties which are not yet due and for which P&G Controls US or Autronics US has made adequate reserves, accruals and charges in its books and records of account in accordance with GAAP. SCHEDULE 3.1(N)(a) lists the dates since January 1, 1995 as of and for which the federal and state corporate income/franchise, sales/use and other Tax Returns of any P&G Controls US and Autronics US (with respect to the US Business) were audited and closed and lists the jurisdictions in which P&G Controls US and Autronics US (with respect to the US Business) files any such Tax Return. Except as set forth on SCHEDULE 3.1(N)(a), there is no Tax audit or examination now pending or, to the Sellers' knowledge, threatened with respect to P&G Controls US or Autronics US (with respect to the US

Business). Except as set forth on SCHEDULE 3.1(N)(a), since January 1, 1995, no correspondence has been received by P&G Controls US or Autronics US (with respect to the US Business) from any US state or foreign taxing authority of any jurisdiction in which P&G Controls US or Autronics US (with respect to the US Business) does not file Tax Returns requesting information concerning the extent of the nexus of P&G Controls US or Autronics US with such jurisdiction or asserting that there is such a nexus so as to impose such jurisdiction's taxing jurisdiction on P&G Controls US or Autronics US (with respect to the US Business). All Taxes which P&G Controls US or Autronics US (with respect to the US Business) was or is required by Law to withhold or collect have been and are being withheld or collected by it and have been paid over to the proper Governmental Entities or, if not yet due, are being held by any P&G Controls US or Autronics US for such payment. Except as set forth on SCHEDULE 3.1(N)(a), neither P&G Controls US nor Autronics US (with respect to the US Business) has waived or extended any applicable statute of limitations relating to the assessment of any Tax. Neither P&G Controls US nor Autronics US (with respect to the US Business) has any Liability for Taxes of any Person (other than P&G Controls US or Autronics US (with respect to the US Business)) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise. Except as set forth on SCHEDULE 3.1(N)(a), each of P&G Controls US and Autronics US (with respect to the US Business) believes that it has entered into all transactions with its overseas Affiliates on an arms length basis and has documentation and records which justify such belief.

          (b)     UK COMPANIES. Except as set forth on SCHEDULE 3.1(N)(b):

          (i) the UK Companies have at all times submitted all Tax Returns which are required to be submitted to any Tax authority;

          (ii) the UK Companies have properly made all deductions, withholdings, payments and retentions in respect of Tax (including PAYE and National Insurance) required to be made in respect of any actual or deemed payment made or benefit provided and have, to the extent required by Law, accounted for all such deductions, withholdings, payments and retentions;

          (iii) in the last three years the UK Companies have not been, and so far as Spirent plc and P&G plc are aware are not likely to be, subject to any investigation or non-routine audit or visit by any UK Tax authority;

          (iv) the amount of Tax chargeable on the UK Companies does not depend upon any informal concessions or informal arrangements with any Tax authority;

          (v) the most recent audited accounts of the UK Companies make proper provision for deferred Tax in accordance with GAAP;

          (vi) the UK Companies have paid all Tax that has become due and are under no liability to pay any penalty, interest, surcharge or fine in connection with any Tax;

          (vii) the disposal of the UK Companies in accordance with this Agreement will not give rise to any charge under the provisions of section 179 Taxation of Chargeable Gains Act 1992 (English law);

          (viii) except to the extent reflected in the deferred tax provision in the last audited accounts of the UK Companies, no chargeable gain would arise in respect of any capital asset of the UK Companies (1) treated as such in those accounts if that asset were to be sold for a consideration equal to the value attributed to it in those accounts; or (2) acquired after the date to which those accounts were prepared if that asset were to be sold for a consideration equal to the consideration given for its acquisition;

          (ix) except to the extent reflected in the deferred tax provision in the last audited accounts of the UK Companies, if all the assets of each UK Company were to be sold at an aggregate value equal to the value attributed to those assets in those accounts, no capital allowances balancing charge would be made on that UK Company;

          (x) the UK Companies are not close companies as defined in section 414 Income and Corporation Taxes Act 1988 (English law);

          (xi) each UK Company is duly registered for the purpose of UK Value Added Tax;

          (xii) none of the UK Companies owns any asset which is a capital item for the purposes of part XV Value Added Tax Regulations 1995;

          (xiii) none of the UK Companies has entered into a transaction wholly or mainly for the avoidance of Tax or to which any UK anti-avoidance legislation may apply;

          (xiv) With respect to the UK Business only (and not, for the avoidance of doubt, in respect of P&G Aerospace UK) (1) all documentation required to be stamped by P&G plc to prove title to the UK Assets has been duly stamped; (2) none of the UK Assets is subject to the provisions of part XV of the Value Added Tax Regulations 1995 (the capital goods scheme); (3) over the last three years P&G plc in relation to the UK Business has not been subject to any investigation or non-routine audit or visit by any tax authority of the UK;
(4) the profits of the UK Business have not been calculated as a result of any special practice or concession or adopted by the Inland Revenue; and (5) the Sellers have not elected to charge VAT in respect of any real estate assets of the UK Business;

          (xv) the UK Companies have filed all Tax Returns required to be filed on US Form 1120F;

          (xvi) there are no circumstances in which the UK Companies could be held liable to pay the Taxes of any other persons;

          (xvii) the UK Companies believe that they have entered into all transactions with their overseas Affiliates on an arms length basis and have documentation and records which justify such belief;

          (xviii) the UK Companies shall incur no liability to UK tax by virtue of any write off or capitalisation of debts owed by the UK Companies on or before Closing; and

          (xix) the UK Companies are resident for tax purposes solely in the UK and they do not have and have not in the last four (4) years had any permanent establishment outside the UK.

          (c) SPIRENT GMBH. Spirent GmbH has filed all Tax Returns required to be filed by it in respect of its Business, including Tax Returns for all applicable Taxes, and such Tax Returns are accurate, complete and correct in all material respects. Spirent GmbH has paid all Taxes shown on such Tax Returns as being due and payable, and there are no other Taxes payable on account of Spirent GmbH's operation of its Business except: (1) as are reflected or reserved against on the December 31, 2001 Balance Sheet; or (2) for Taxes arising from the conduct of such Business and ownership of its properties for and during periods subsequent to such date which are not yet due and for which Spirent GmbH has made adequate reserves in its books and records of account.
SCHEDULE 3.1(N)(c) lists the dates since January 1, 1995 as of and for which the Tax Returns of Spirent GmbH were audited and closed. Except as set forth on
SCHEDULE 3.1(N)(c), there is no Tax audit or examination now pending or, to the Sellers' knowledge, threatened with respect to Spirent GmbH. All Taxes which Spirent GmbH was or is required by Law to withhold or collect in relation to its Business have been and are being withheld or collected by it and have been paid over to the proper Governmental Entities or, if not yet due, are being held by Spirent GmbH for such payment. Except as set forth on SCHEDULE 3.1(N)(c), Spirent GmbH has not waived or extended any applicable statute of limitations relating to the assessment of any Tax. Except as set forth on SCHEDULE 3.1(N)(c), Spirent GmbH believes that is has entered into all transactions with its overseas Affiliates on an arms length basis and has documentation and records which justify such belief.

     O. BANKING MATTERS. SCHEDULE 3.1(O) sets forth (1) a list of each bank or other financial institution at which any Company, Autronics US, P&G plc or Spirent GmbH has a deposit account or safe deposit box for use in the Businesses; and (2) the names of those employees authorized to access any such account or safe deposit box.

     P. AFFILIATED TRANSACTIONS. Except as set forth on SCHEDULE 3.1(P) or pursuant to any of the contracts listed on SCHEDULE 3.1(E), no Company, and none of Autronics US, P&G plc and Spirent GmbH is a party to any written agreement for the provision of goods or services, or is otherwise obligated to make any payments to or is entitled to receive any payments from (in the case of Autronics US, P&G plc and Spirent GmbH, to or from their Businesses), (1) any of its directors or officers or (2) any other Company or any Seller, or any Affiliate of any other Company or any Seller; excluding, in any event, (a) trade payables or receivables incurred in the Ordinary Course of Business or (b) any such Commitment which requires minimum annual payments of less than $100,000 individually or in the aggregate and which is terminated at or prior to Closing without any further Liability to any Company or the US Business, the UK Business or the German Business, respectively. Except as set forth on SCHEDULE 3.1(P) or pursuant to any of the contracts listed on SCHEDULE 3.1(E), other than the Excluded Business Assets and the UK Lease Sites, no Company, and none of Autronics US, P&G plc and Spirent

GmbH (in the case of Autronics US, P&G plc and Spirent GmbH, in relation to their respective Businesses) uses any asset which is owned by any Affiliate (other than a Company, or Autronics US, P&G plc or Spirent GmbH with respect to the US Business, the UK Business or the German Business, respectively) and is material to the operation of the Businesses.

     Q. BROKERS' FEES. Neither any Company nor any Seller has entered into any Commitment which will cause the Purchaser or the Companies (following the Closing) to become obligated for any broker's, finder's or other similar fee or commission in connection with this Agreement or the consummation of any of the transactions contemplated hereby, except for Morgan Stanley & Co. Limited (or its Affiliates), whose fees and expenses in respect of such transactions shall be paid by the Sellers.

     R. ABSENCE OF CERTAIN PAYMENTS. During the five (5) year period prior to the date of this Agreement, neither any of the Companies nor any of the Sellers (or any of their respective Subsidiaries or Affiliates) has (nor has any director, officer, agent, or employee of any of them nor any other Person, acting on behalf of any of them; in the case of any such agent, to the Seller's knowledge) directly or indirectly used, or offered or promised to use, any Company's, Seller's or any of their respective Subsidiaries' or Affiliates' funds or other thing of value for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made or transferred any unlawful payment other thing of value to foreign or domestic government officials or employees or to candidates for political or political party office or to foreign or domestic political parties or campaigns; violated any provision of the Foreign Corrupt Practices Act of 1977 or any other similar Law which makes unlawful payments to Government Entities or international non-governmental agencies and their employees in exchange for favorable treatment or benefits not otherwise available but for such payments; established or maintained any unlawful fund of any Company's, Seller's or any of their respective Subsidiaries' or Affiliates' monies or other assets; made any unlawful and false or fictitious entry on the books or records of any Company, Seller or any of their respective Subsidiaries or Affiliates; or made any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, to any Person, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions for any Company, Seller or any of their respective Subsidiaries, or to pay for favorable treatment for business secured or for special concessions already obtained for any of them, PROVIDED THAT this Section 3.1(R) shall relate only to payments or other activities as described above to the extent that such payments or activities violate applicable Laws and such violations would reasonably be expected to have a Material Adverse Effect.

     Section 3.2 NO IMPLIED REPRESENTATIONS. Notwithstanding anything to the contrary herein and without in any way affecting Purchaser's right to rely on the accuracy and completeness of the representations and warranties set forth herein and in any agreement, certificate or other document delivered to Purchaser pursuant to Section 1.2(A) of this Agreement: (1) it is the explicit intent of each party hereto that the Sellers have not made and are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, or in any agreement, certificate or other document delivered to Purchaser pursuant to Section 1.2(A) of this Agreement, including, but not limited to, any such implied warranty or representation as to the post-Closing business, results of operations, financial condition or prospects of any Company or the Businesses, or as to the post-Closing value, condition, merchantability or suitability of any Company, such Company's post-Closing Business, the post-Closing US Business, the post-Closing UK Business or the post-Closing German Business; and the Purchaser is not relying on any other statement, representation or warranty, oral or written, express or implied, made by any Seller or any Company or their respective Affiliates, representatives or agents, including any such statement, representation or warranty contained in any offering memorandum or any information, document or material made available to the Purchaser or its Affiliates, representatives or agents in certain "data rooms", management presentations or any other form in expectation of the transactions contemplated by this Agreement and the Additional Transfer Documents and Ancillary Agreements, except for the representations and warranties expressly set forth in this Agreement, or in any agreement, certificate or other document delivered to Purchaser pursuant to Section 1.2(A) of this Agreement; and (2) the Purchaser has undertaken its own analyses and methodologies to value the Businesses of the Companies, the US Business, the UK Business, the German Business and the Shares, and in no event shall the Sellers be charged with knowledge of, or have responsibility for, such analyses or methodologies or the valuation resulting therefrom. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN SECTION 3.1 OF THIS AGREEMENT, THE SELLERS EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION.

                                   ARTICLE IV.

                 Representations and Warranties of the Purchaser

     Section 4.1 REPRESENTATIONS AND WARRANTIES. The Purchaser represents and warrants to the Sellers that:

          A. CORPORATE EXISTENCE AND QUALIFICATION; DUE EXECUTION, ETC. The Purchaser is a corporation duly organized and validly existing under the Laws of the Delaware and has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action and, assuming the due execution of this Agreement by the Sellers, this Agreement constitutes the valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors' rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

          B.      NO VIOLATION.

          (i) Neither the execution, delivery and performance by the Purchaser of this Agreement, the Additional Transfer Documents or the Ancillary Agreements, nor the consummation of the Contemplated Transactions by the Purchaser, will (A) violate any Order applicable to the Purchaser or (B) result in a breach of or default under, the charter or bylaws of the Purchaser; except for such violations which would not reasonably be expected to have a material adverse effect on the Purchaser's ability to perform its obligations under this Agreement, the Additional Transfer Documents or the Ancillary Agreements, or to consummate the Contemplated Transactions.

          (ii) Neither the execution, delivery and performance by the Purchaser of this Agreement, the Additional Transfer Documents or the Ancillary Agreements, nor the consummation of the Contemplated Transactions by the Purchaser, will violate any agreement or Law applicable to the Purchaser; except for such violations which would not reasonably be expected to have a material adverse effect on the Purchaser's ability to perform its obligations under this Agreement, the Additional Transfer Documents or the Ancillary Agreements, or to consummate the Contemplated Transactions.

          (iii) No consent, authorization, or approval from, or registration or filing with, any Governmental Entity or other third party (not obtained or made as of the date hereof) is required to be obtained or made by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby; except for such violations which would not reasonably be expected to have a material adverse effect on the Purchaser's ability to perform its obligations under this Agreement, the Additional Transfer Documents or the Ancillary Agreements, or to consummate the Contemplated Transactions.

          C. LITIGATION. There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser that seek to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement.

          D. FINANCIAL ABILITY TO PERFORM. The Purchaser has available cash funds sufficient to consummate the transactions contemplated by this Agreement.

          E. PURCHASE FOR INVESTMENT. The Purchaser is acquiring the Shares for investment and not with a view toward any resale or distribution thereof except in compliance with applicable Laws, including the United States Securities Act of 1933, as amended.

          F. NO KNOWLEDGE OF BREACH. The Purchaser has no actual knowledge of any breach of any of the Sellers' representations or warranties set forth in
Article III hereof.

          G. BROKERS' FEES. The Purchaser has not made any agreement, which will cause any Company, or any Seller to become obligated for any broker's or other similar fee or commission as a result of any of the transactions contemplated by this Agreement.

                                    ARTICLE V

                            Covenants and Agreements

     Section 5.1 SATISFACTION OF CLOSING CONDITIONS; CONSENTS; TRANSFER OF BENEFITS.

          A. COVENANTS REGARDING CLOSING CONDITIONS. The parties shall use their respective reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions to Closing contained in Articles VI and VII. Without limiting the generality of the foregoing, the parties shall apply for and diligently prosecute all applications for, and shall use their respective reasonable efforts promptly to obtain, (1) such consents, waivers, releases, authorizations and approvals from such Governmental Entities as shall be necessary to permit the consummation of the Contemplated Transactions; (2) such consents, waivers, valuations, authorizations and approvals as may be required under the Sellers' Charter Documents; and (3) such consents, waivers, releases, authorizations and approvals from such third parties as shall be necessary to permit the consummation of the Contemplated Transactions, provided, in the case of the Sellers, that this Section 5.1(A)(3) shall only be applicable to such consents, waivers, releases, authorizations as are described in Section 6.4.

          B. NON-ASSIGNABILITY. To the extent that any Commitment, claim or other Asset intended to be assigned to Purchaser or from which Purchaser is intended to receive benefits or obligations hereunder is not assignable without the consent of another Person, and such consent is not obtained by Closing, this Agreement shall not constitute an assignment or an attempted assignment thereof to Purchaser or an assumption of Sellers' obligations thereunder by Purchaser if such assignment or attempted assignment and assumption would constitute a breach thereof. If any such consent or assignment cannot be obtained, then the Seller or the Company party to, or who owns, the relevant Commitment, claim or other Asset intended to be assigned to Purchaser or from which Purchaser is intended to receive benefits or obligations thereunder shall be deemed to hold the benefit of that Commitment, claim or other Asset in trust for the Purchaser, and the Purchaser shall (if sub-contracting or agency is permissible under the relevant Commitment, claim or other Asset) as Seller's sub-contractor or agent perform on behalf of Seller (but at the Purchaser's expense) all the obligations of Seller under such Commitment, claim or other Asset; and the Purchaser shall indemnify such Seller against all costs, expenses or Liabilities incurred by such Seller as a result of any act, neglect, default or omission on the part of the Purchaser to perform or comply with any such obligation of such Seller. Such Seller shall, at the Purchaser's expense, do all such acts and things as the Purchaser may reasonably request to enable performance of the relevant Commitment, claim or other Asset and to provide the Purchaser with the benefit of the relevant Commitment, claim or other Asset (including the enforcement of any right of such Seller against the other party to the relevant Commitment, claim or other Asset). Such Seller shall account to the Purchaser for all monies, goods or other benefits received by Seller under the relevant Commitment, claim or other Asset in respect of the period after the Closing Date as soon as reasonably practicable after receipt. Provided Purchaser is not in breach of this Section 5.1, such Seller shall not agree to any amendment or termination of the relevant Commitment, claim or other Asset or any waiver by Seller of its rights under the relevant Commitment, claim or other Asset without the Purchaser's prior written consent, which shall not be unreasonably withheld or delayed.

     In the event of a direct conflict between this Section 5.1(B) and Article VI of the UK Business Transfer Agreement, this Section 5.1(B) shall control.

     Section 5.2  TAX MATTERS.

     A. TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Sellers shall prepare and file or cause to be prepared and filed all Tax Returns for the Companies and the Businesses for all periods ending on or prior to the Closing Date which are filed after the Closing Date including income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of all or any number of the Sellers will include the operations of one or more of the Companies and the Businesses; PROVIDED, HOWEVER, with respect to the UK Companies, this Section 5.2(A) shall apply only with respect to UK corporation Tax Returns. Subject to Section 5.2(L) and Section 9.14(C)(vii), the Sellers shall pay and be liable for all Taxes of the Companies with respect to such periods or which arise in respect of any event, action, or transaction which occurred during such periods, or, alternatively with respect to the UK Companies, shall procure the surrender or transfer to the UK Companies for zero consideration of sufficient tax reliefs to discharge such Taxes, PROVIDED, FURTHER, with respect to the UK Companies any amounts payable by the Sellers under this Section 5.2(A) shall be due and payable to the Purchaser on an after tax basis. In relation to UK corporation Tax Returns which are relevant for the purposes of this Section 5.2(A), the Sellers shall also have responsibility for the agreement of such Tax Returns at Sellers' expense. Where a liability to Tax arises on the UK Companies under section 179 Taxation of Chargeable Gains Act 1992 the Seller shall, if possible, procure that either it or a company which remains under the control of the Seller after the date of Closing shall enter together with the such UK Company into a joint election as referred to in section 179B Taxation of Chargeable Gains Act 1992. In relation to the UK Companies, the Sellers shall not submit any Tax Return to any Tax authority or enter into any communication with any Tax authority without seeking the Purchaser's consent, which shall not be unreasonably withheld or delayed, unless such action is consistent with past practices of the UK Companies and does not involve a Tax liability in excess of $500,000.

     B. TAX PERIODS BEGINNING ON OR AFTER THE CLOSING DATE. The Purchaser shall prepare and file or cause to be prepared and filed when due all Tax Returns for the Companies for all periods beginning on or after the Closing Date including income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of the Purchaser will include the operations of one or more of the Companies. The Purchaser shall pay all Taxes of the Companies with respect to such periods.

     C. TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. The Purchaser shall prepare and file or cause to be prepared and filed when due any Tax Returns of the Companies for Tax periods which begin before the Closing Date and end after the Closing Date. The Purchaser shall permit the Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing. Subject to Section 5.2(G), the Sellers shall deliver to the Purchaser, at least three (3) business days prior to the date on which such Taxes are required to be paid, that portion of the Taxes which relates to the portion of such taxable period ending on the Closing Date. For purposes of this Section 5.2(C), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Subject to the proration provisions of the preceding sentence, any credits or refunds relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Companies.

     D. US BUSINESS, UK BUSINESS AND GERMAN BUSINESS. Except as specifically set forth in the US Business Transfer Agreement, the UK Business Transfer Agreement (including without limitation Article 4 thereof), or the German Business Transfer Agreement, the provisions of this Section 5.2 shall apply to Taxes and Tax Returns relating to the US Business, the UK Business or the German Business. The Sellers shall prepare and file, or cause to be prepared and filed, all Tax Returns for Spirent GmbH in relation to the German Business for the period up to and including the Closing Date. The Sellers shall pay, or reimburse the Purchaser for, those Taxes in relation to the German Business with respect to such period and for which the Purchaser may become liable according to
Section 75 of the German Tax Code (ABGABENORDNUNG).

     E. CONTEST PROCEEDINGS. With respect to any Tax Returns for any Tax periods, the party hereto responsible for the preparation and filing of such Tax Return shall control the defense of any audits thereof or other Legal Proceedings relating thereto, PROVIDED that the costs of any such defense shall be shared by the parties hereto, pro rata based on their responsibility for Taxes due under any such Tax Return, and PROVIDED FURTHER that no such audits or other Legal Proceedings shall be settled in a manner which would adversely affect the other party hereto without the prior written consent of such other party, which consent shall not be unreasonably withheld.

     F. DETERMINATION AND ALLOCATION OF CONSIDERATION. The parties to this Agreement agree to allocate the total consideration transferred by the Purchaser to the Sellers pursuant to this Agreement (the "CONSIDERATION") amongst the various assets and liabilities in accordance with SCHEDULE 5.2(F). The Sellers and the Purchaser agree to prepare, or cause to be prepared, and file, or cause to be filed, an IRS Form 8594 in a timely fashion in accordance with the rules under Section 1060 of the Code, consistent with such schedule. To the extent that the Consideration is adjusted after the Closing Date, the parties agree to revise and amend the schedule and IRS Form 8594 in a manner consistent with that used in developing the allocation on said SCHEDULE 5.2(F). The determination and allocation of the Consideration derived pursuant to this subsection shall be binding on the parties hereto and their Affiliates for all Tax reporting purposes.

     G. TRANSFER TAXES. Payment by the Purchaser to the Sellers of the Purchase Price shall be made in full without any deduction or withholding, whether in respect of set-off, counterclaim, or Taxes (other than any Taxes imposed on the Sellers that are based on net income or profits), unless the deduction or withholding is required by Law, in which event the Purchaser shall
(1) ensure that such deduction or withholding does not exceed the minimum amount legally required; (2) pay to the Sellers such additional amount so that the net amount received by the Sellers shall be the full amount which would have been received by the Sellers had no such deduction or withholding been made, except that no additional amount shall be payable to the extent such deduction or withholding relates to a Tax liability of the Sellers; (3) pay to the relevant Governmental Entities within the period for payment permitted by applicable Law the full amount of the deduction or withholding; and (4) furnish to the Sellers within the period for payment permitted by the relevant Law, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; provided that if California Laws require a withholding of part of the Consideration in connection with the transfer of the US Assets under the US Business Transfer Agreement on account of unpaid California Taxes owing from Autronics US, then the parties shall use all commercially reasonable efforts to obtain a release of such requirement from the applicable authorities by Closing; if notwithstanding the foregoing no such release can be obtained, then the Purchaser shall be entitled to make such withholding until such withholding is no longer required under California Law (at which time the Purchaser shall pay over such withheld amount to the Sellers), provided such withholding does not exceed, in any event, $2,000,000. Except as set forth in the foregoing proviso, all sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs with respect to the Transfer of the Shares, the US Assets, the UK Assets and the German Assets will be borne by the Purchaser.

     H. COOPERATION ON TAX MATTERS. The Purchaser, the Companies and the Sellers shall cooperate (and cause their respective Affiliates to cooperate) fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of Tax Returns pursuant to this
Section 5.2 and any Tax Audit, litigation or other proceeding with respect to Taxes and payments in respect thereof. Such cooperation shall include the retention and (upon the other parties' request) the provision of records and information which are reasonably relevant to any such Tax Audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties shall provide timely notice to the other in writing of any pending or proposed Tax Audits or assessments with respect to Taxes for which the other may have an indemnification obligation under this Agreement. The parties shall furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any Tax Audit or information request with respect to any Taxes for which the other may have an indemnification obligation under this Agreement.

     I. POWERS OF ATTORNEY. At least five (5) days prior to Closing, the 5 Purchaser shall provide Spirent plc with a schedule listing which powers of attorney disclosed under SCHEDULE 3.1(E) which Purchaser wants terminated as of the Closing, and immediately prior to the Closing

Spirent plc (or the respective Company) will use its reasonable efforts to terminate, or cause to be terminated, each such power of attorney appearing on the schedule provided by the Purchaser.

     J. TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving any Company shall be terminated as to the Companies as of the Closing Date. After the Closing Date, no Company shall be bound by or have any Liability under any such tax sharing agreement or similar agreement.

     K. SELLERS' CONTROL OF UK TAX MATTER. If the disposal of the UK Companies in accordance with this Agreement gives rise to any charge to UK tax under section 179 Taxation of Chargeable Gains Act 1992 (or if the UK Inland Revenue assert that such a charge arise) and provided that neither Purchaser nor any of its Affiliates including the UK Companies, shall be liable in respect of any such charge, then the following provisions shall apply:

          (i) the Sellers shall have the full conduct of negotiating and agreeing such charge with the Inland Revenue;

          (ii) the Purchaser shall and shall procure that any relevant UK Company shall as soon as is reasonably practicable notify the Sellers of any information which comes to the attention of the Purchaser and/or the UK Company which indicates that such a charge will arise or has arisen, and shall provide the Sellers with such information and assistance as the Sellers shall reasonably require to negotiate and agree the charge with the Inland Revenue; and

          (iii) the Sellers shall keep the Purchaser promptly informed of the progress of such negotiations and agreement.

     L.   UK TAX RELIEFS.

          (i) This Section 5.2(L) shall apply in respect of all Schedule D Case I corporation tax losses held by any UK Companies at the Closing which are not reflected in the balance sheets included in the Financial Statements and which are capable of being surrendered by the UK Companies to the Sellers or any other Person connected with the Sellers ("RELEVANT RELIEFS").

          (ii) At any time following the Closing, the Sellers shall be able to request in writing that the UK Companies surrender the Relevant Reliefs to the Sellers or such other Person as the Sellers shall direct to the extent that this is permissible by Law. It is acknowledged that prior to Closing payment will be made to the UK Companies in consideration of such surrenders.

          (iii) The Purchaser shall procure that the UK Companies sign such elections and take such other actions as the Sellers shall require procuring the effective and prompt surrender of the Relevant Reliefs.

          (iv) The Purchaser shall be under no obligation to procure that the UK Companies make any election under Section 171A TCGA.

          (v) The Sellers shall not use their powers under this Section 5.2(L) so as to create a Tax charge in the UK Companies.

     M.   CERTAIN DEFINITIONS.  For purposes of this Agreement:

          (i) "TAX" or "TAXES" means all federal, state, provincial, territorial, local, foreign and other taxes, assessments, or governmental charges in each case in the nature of a tax, including income, capital, franchise, capital stock, excise, property, sales, use, service, service use, leasing, leasing use, goods and services, gross receipts, value added, single business, alternative or add-on minimum, occupation, real and personal property, stamp, workers' compensation, severance, windfall profits, customs, duties, disability, registration, estimated, environmental (including Taxes under Code Section
                  59A), transfer, payroll, withholding, employment, unemployment, social security taxes or premiums, or other taxes of the same or similar nature, together with any interest, penalties or additions thereon and estimated payments thereof, whether disputed or not;

          (ii) "TAX RETURN" or "TAX RETURNS" includes all returns, reports, information returns, forms, declarations, claims for refund, statements and other documents (including any amendments thereto and including any schedule or attachment thereto) in connection with Taxes that are required to be filed with a Governmental Entity or other tax authority, or sent or provided to another party under applicable Law, and all citations of the Code or to the Treasury Regulations promulgated thereunder will include any amendments or successor provisions thereto;

          (iii) "SELLERS' TAX PAYMENT COVENANTS" means, collectively, (A) the covenants and agreements of the Sellers with respect to the payment of Taxes contained in Section 5.2, (B) the covenants and agreements of Autronics US with respect to the payment of Taxes, including any indemnification agreements relating thereto, set forth in the US Business Transfer Agreement; (C) the covenants and agreements of P&G plc with respect to the payment of Taxes, including without limitation any indemnification agreements relating thereto, set forth in the UK Business Transfer Agreement, and (D) the covenants and agreements of Spirent GmbH with respect to the payment of Taxes set forth in Section 5.2(D); and

          (iv) "PURCHASER'S TAX PAYMENT COVENANTS" means, collectively, (A) the covenants and agreements of the Purchaser with respect to the payment of Taxes contained in Section 5.2, and (B) the covenants and agreements of the Purchaser with respect to the payment of Taxes, including any indemnification agreements relating thereto, set forth in the US Business Transfer Agreement and the UK Business Transfer Agreement.

     N.   JURISDICTION OF EXECUTION.

          (i) The parties hereto hereby acknowledge and agree that the Agreement, Additional Transfer Documents and Ancillary Agreements have all been executed (to the extent executed by the parties) and delivered in the United States of America and Sellers hereby further covenant and agree with Purchaser that the original copies of the Agreement, the Additional Transfer Documents and the Ancillary Agreements shall not be permitted to leave the jurisdiction of the United States of America without the prior written consent of the Purchaser. Notwithstanding the foregoing, the Sellers shall be entitled to remove the original copies of the Agreement, the Additional Transfer Documents and the Ancillary Agreements outside of the jurisdiction of the United States of America without the prior written consent of the Purchaser in the event that such removal is required for the Sellers to enforce any rights under the Agreement, the Additional Transfer Documents and the Ancillary Agreements (and in which case the Purchaser shall pay the stamp duty or other Taxes, if any, resulting from such removal), provided the Sellers are then not in breach of Section 9.13.

          (ii) The Purchaser acknowledges and agrees with the Sellers that all UK stamp duty payable in connection with the Contemplated Transactions and the execution and delivery of the Agreement, the Additional Transfer Documents and the Ancillary Agreements shall be payable by the Purchaser. If in relation to any action taken by or matter affecting the Sellers:

                  (A) A judge, arbitrator or other Person responsible for the determination of any proceedings, whether in a tribunal or whether judicial, arbitral, administrative or otherwise requires or a Seller reasonably considers that such judge, arbitrator or other Person would require, that this Agreement, the Additional Transfer Documents or the Ancillary Agreements are stamped prior to such document being accepted as evidence in the proceedings before them; or

                  (B) Any Governmental Entity (including any taxation authority) or any Person (acting within its powers) acting on behalf of a Governmental Entity requires the stamping of this Agreement, the Additional Transfer Documents or the Ancillary Agreements;

then the Purchaser agrees that and undertakes to the Sellers that it will pay any stamp duty (and related interest or penalty charges) which may be payable on this Agreement, the Additional Transfer Documents or the Ancillary Agreements.

     The Sellers shall use all reasonable endeavours to procure that the Persons mentioned above accept unstamped copies of this Agreement, the Additional Transfer Documents or the

     Ancillary Agreements. However, the obligation accepted by the Sellers under this Section 5.2(N)(ii) shall not extend to incurring any cost, taking any action against or appealing any decision of the relevant Person.

     If the Purchaser fails to comply with its obligations under this Section 5.2(N)(ii) the Sellers shall be entitled (but not obliged) to pay the relevant stamp duty (and related interest and penalty charges) and the Purchaser shall be obliged immediately on demand to pay to the Sellers an amount by way of liquidated damages (on an after tax basis) equal to the amount paid by the Sellers.

     O. CERTAIN PAYMENT COVENANTS. The Sellers covenant with and undertake to the Purchaser to pay the Purchaser an amount equal to:

          (i) any Liability to repay in whole or in part any payment received or receivable by the UK Companies or any liability of the UK Companies to make any payment for the surrender of Group Relief (within the meaning of Chapter IV Part X Income and Corporation Taxes Act 1988) pursuant to any arrangement or agreement entered into on or before the Closing Date; and

          (ii) the loss in whole or in part of the right to receive any payment for Group Relief from any company pursuant to any arrangement or agreement entered into on or before the Closing Date.

     P. PRIORDISPOSITIONS OF ASSETS. The Sellers shall pay (a) the Taxes due under Section 179 of the United Kingdom Taxation of Chargeable Gains Act 1992 as a result of their transfer of the Penny & Giles sensors division from P&G plc to P&G Controls UK on 1 January 1998; and (b) the Taxes incurred by or due from Penny & Giles Studio Equipment Limited, a former Affiliate of P&G Controls UK, relating to periods prior to May 7, 1998.

     Q. CERTAIN VAT MATTERS REGARDING LEASE ASSIGNMENTS. It is hereby agreed by the Purchaser that VAT is payable on the consideration paid or to be paid by the Purchaser in respect of each of the Lease Assignments which shall be in addition to, in each case, the consideration set out in the Lease Assignments. The Purchaser hereby agrees to pay to Spirent plc all such VAT payable on each and all of the Assignments and such payment of VAT shall be paid by the Purchaser to Spirent plc on or before Friday 31 May 2002. Payment of such sums shall be received in cleared funds in GB Sterling by Spirent plc by electronic transfer so that Spirent plc shall receive such sum in its bank account before 2pm (GMT) on Friday 31 May 2002.

     Section 5.3 BOOKS AND RECORDS. Until the earlier of (i) the expiration of the applicable statute of limitations (including periods of waiver) or (ii) six
(6) years after the Closing Date (or such longer period as may be required by any Law or any ongoing Legal Proceeding), (1) the Purchaser shall cause the Companies to maintain all books and records of the Companies material to the Businesses; and (2) the Sellers shall maintain those books and records which (I) are material to the US Business, the UK Business and the German Business and
(II) are not provided to Purchaser at or in connection with the Closing; in each case with respect to the period up to and including the Closing; and (3) the Purchaser and the Sellers, respectively, shall permit the Sellers and the Purchaser, respectively, to have reasonable access to such books, records and data for inspection and copying by Sellers or Purchaser, respectively, or their respective duly authorized representatives (at Sellers' or Purchaser's respective expense) upon reasonable prior written notice, in connection with the preparation of financial reports, Tax Returns, Tax Audits, the defense or prosecution of litigation, or any other reasonable need of the Sellers or Purchaser, respectively, to consult such records and data.

     Section 5.4  DISCHARGE OF LIABILITIES.

          A. The Purchaser acknowledges that (1) any and all Liabilities of the Companies at Closing shall continue to be Liabilities of such Companies unaffected by the Closing and the Transfer of the Shares hereunder, and (2) without limiting the foregoing, the Sellers are not retaining or assuming any such Liabilities of the Companies; and the Purchaser covenants and warrants to the Sellers that following the Closing all such Liabilities of the Companies shall be paid, discharged and performed by the Companies in accordance with their respective terms, and all US Liabilities, UK Liabilities and German Liabilities shall be paid, discharged and performed by the Purchaser in accordance with their respective terms.

          B. With respect to any regularly recurring rents, water, telephone, electricity or other utility charge which is imposed on a periodic basis and is payable for a period that includes (but does not end on) the Closing Date, the portion of such charge which relates to the portion of such period ending on the Closing Date shall be deemed to be the amount of such charge for such entire period multiplied by a fraction the numerator of which is the number of days in such period ending on the Closing Date and the denominator of which is the number of days in the entire such period. The Sellers shall pay the amount so deemed to relate to the portion of such period prior to Closing, and the Purchaser shall pay the amount so deemed to relate to the portion of such period following Closing.

     Section 5.5 INSURANCE. To the extent that any of the Assets suffer damage prior to the Closing or the Businesses suffer a Liability prior to the Closing, and both: (a) such Asset or Liability is to be included in Closing Net Worth but the Closing Net Worth does not reflect such damage or Liability; and (b) the Sellers (but not the Purchaser or the Companies) are entitled to receive insurance proceeds on account of such damage or Liability; then at the request of the Purchaser the Sellers shall take commercially reasonable efforts to collect such proceeds, and to pay such proceeds to the Purchaser, in each case to the extent of the amount of such damage or Liability not so reflected in Closing Net Worth; provided that such obligation of the Sellers shall only be applicable if the Purchaser reimburses and indemnifies the Sellers from and against any costs or expenses reasonably incurred in connection with such collection and payment efforts (including the cost of any deductible). Notwithstanding the foregoing, the Sellers may, but shall not be obligated to, elect to pay the amount of such proceeds to which is entitled directly to the Purchaser without obligation to collect the same under any such insurance policy. Prior to the Closing, the Sellers shall and shall cause the Companies to maintain (and not cancel) any insurance in place in the Ordinary Course of Business under which any Company is an insured or each of the Sellers is an insured with respect to the US Business, the UK Business or the German Business, as the case may be.

     Section 5.6  EMPLOYEE/ERISA TRANSITION.

          A. To the extent that any employee of one of the US Companies or Autronics US has an outstanding loan under a US Company Plan as of Closing, the Purchaser shall cause its Code Section 401(k) plan to accept and assume such loan and allow for repayment under substantially similar terms and conditions. In addition, the Purchaser and the Sellers agree that they shall reasonably cooperate with each other with respect to the Sellers' termination of any US Company Plans. Neither the Purchaser nor the Companies shall have any rights under or with respect to any such US Company Plans terminated by the Sellers. To the extent that any provision of this Section 5.6 or the Purchaser Employer Indemnification is inconsistent with the provisions of the UK Business Transfer Agreement, the provisions of the UK Business Transfer Agreement, and not this
Section 5.6 or the Purchaser Employer Indemnification, as the case may be, shall apply to the UK Business Employees (as defined in the UK Business Transfer Agreement).

     Life insurance will be offered without pre-existing condition only up to the amount that transferred employees would have been covered under insurance policies issued by the prior carriers. If the pre-existing condition was satisfied under the prior carrier's policy then no pre-existing condition requirement will be required under the Purchaser's plan. The Sellers will be required to administer and be responsible for all COBRA requirements as established by Law for all participants prior to the Closing. The Sellers agree to fully vest all US transferred employees' Code Section 401(k) assets at 100% at the Closing.

          B. The Purchaser agrees that, under any employee benefit plan made available or established by the Purchaser or P&G Controls US after the Closing, employees of P&G Controls US and Autronics US will receive credit for their years of service with P&G Controls US or Autronics US, as the case may be, prior to the Closing in determining eligibility and vesting thereunder and in determining the amount of benefits under any applicable sick leave, vacation or severance plan. The Purchaser will cover employees of the US Companies and the US Business as of the Closing under a group health plan and waive any pre-existing condition limitations applicable to employees of the US Companies or the US Business under any group health plan made available to employees of the US Companies or the US Business to the extent that an employee's condition would not have operated as a pre-existing condition limitation under any applicable group health plan of or sponsored by the US Companies or Autronics US prior to the Closing, and the Purchaser will take all action necessary to ensure that employees of the US Companies and the US Business are given full credit for all co-payments and deductibles incurred under any group health plan for the year that includes the Closing Date.

          C. If any Spirent Business Employee is neither employed nor engaged by one of the Companies nor employed nor engaged by P&G plc wholly engaged in the UK Business immediately before the Closing, then:

          (i) the Sellers shall notify the Purchaser on or before the Closing Date that such Spirent Business Employee is not so employed or engaged;

          (ii) the Purchaser may on or before the Closing Date make or cause the relevant Company to make an offer of employment or appointment to such Spirent Business Employee to employ or engage such Spirent Business Employee with effect from the Closing Date; and

          (iii) the Sellers may terminate the employment or engagement of such Spirent Business Employee with immediate effect without notice or payment in lieu within 14 days after the offer in clause (ii) above being made or within 14 days after the Closing Date, whichever is later. If no offer is made under such clause (ii), the Sellers may terminate such Spirent Business Employee's employment or engagement within 14 days after the Closing Date with immediate effect without notice or payment in lieu.

As used herein, the term "Spirent Business Employee" means each and all of the following people: Richard Strugnell, Chris Pritchard, Neil Parke, Joe Oatley, Raymond New, David Taylor, and William Alfred Penny.

     D. The Purchaser shall indemnify the Sellers in full for and against all Liabilities whatsoever and howsoever arising incurred or suffered by any of the Sellers in relation to the employment or engagement and/or the termination of employment or engagement of the Spirent Business Employees and/or any other event or occurrence in respect of the Spirent Business Employees at any time before, on or after the Closing.

     E. The Purchaser agrees that Stuart Boulton, Brian Robinson, Wendy Brown, Todd Scott, Phil Larson and Norman Burkies, all of whom are, or will be at Closing, employees of an Affiliate of a Seller (other than another Company) shall be allowed to continue to utilize their existing work space at the UK Lease Sites, at no rental charge, for a period of 12 months following Closing. For as long as such persons are employed by a Seller or an Affiliate of the Seller and continue to utilize such existing work space, the Sellers shall indemnify the Purchaser for the Purchaser's Liability including its reasonable costs or expenses caused by any non-compliance by such person with the Purchaser's reasonable safety and operational requirements generally applicable to the Purchaser's employees at the UK Lease Sites (provided such persons are made aware of such requirements), and for the charges for long-distance phone calls made by such persons from such work space. In connection therewith, to the extent that any of the foregoing are currently employed by a Company or the UK Business, the Sellers shall be entitled, prior to Closing, to transfer such employment arrangement to an Affiliate of a Seller (and to the extent such employment is transferred to another Seller, such arrangement shall not be transferred to the Purchaser as part of the Contemplated Transactions); subject to the Sellers' indemnification obligations set forth in the preceding sentence, if and as applicable.

          F. To the extent that any of the Sellers or the Companies are obligated to pay life insurance premiums through age 65 for former employees of P&G Controls or the UK

Businesses and who are pensioners of a Spirent pension plan, then the Sellers following the Closing shall continue to pay these premiums in accordance with such obligations.

          G. The Sellers hereby covenant and agree to satisfy prior to or promptly after Closing, all obligations to pay employee bonuses entitled to be received by all employees in the Businesses attributable to periods ending on or prior to Closing or which are due and payable as a result of the consummation of the Contemplated Transactions; provided such bonuses are not reflected in Closing Net Worth.

          Section 5.7 USE OF SPIRENT NAME. The Purchaser acknowledges that it is not acquiring by reason of the Transfer of the Shares, the US Business, the UK Business or the German Business hereby, any rights to use the name "Spirent" or any other names, service marks or trademarks of the Sellers (other than, in the case of such other names, service marks, or trademarks, those identified as comprising Assets of the US Business, the UK Business and the German Business in the Additional Transfer Documents); PROVIDED, HOWEVER, that following the Closing the Companies, the US Business, the UK Business and the German Business shall be entitled to use (a) the existing inventory of promotional material, labels, packaging and nameplates with respect to products manufactured and sold by Sellers prior to the Closing and bearing the Spirent name or any variation thereof, and to sell existing inventory bearing the Spirent name, if any, and to use existing signage, stationery, invoices and other office supplies bearing the Spirent name, if any, in the Ordinary Course of their Businesses, provided that
(1) in the case of promotional materials only, such usage is terminated as soon as is reasonably practical following the Closing Date; and (2) in the case of all of the foregoing other than promotional materials: (A) from and after the date which is 90 days following the Closing Date (subject to the succeeding sub-clause (B)), the Spirent name is stickered over or otherwise deleted from any of the foregoing; and (B) such usage does not, in any event, extend past the date which is one hundred eighty (180) days following the Closing Date. The parties agree that as a result of the transactions contemplated by this Agreement and the Additional Transfer Documents, the Purchaser will thereby be acquiring royalty free and unrestricted rights to use the names "Penny & Giles" and "P&G." The Purchaser acknowledges that such rights are non-exclusive, in that Spirent plc or its Affiliates have previously granted third parties certain rights to use such names to the entities set forth on SCHEDULE 5.7, but Spirent plc represents that such no such third party grantees are using such names in any material commercial respect except as set disclosed on SCHEDULE 5.7; and that such previous grants do not (A) materially impair the usage rights of the Purchaser referred to in the preceding sentence; or (B) require any payments by, or continuing obligations of, the Purchaser. Spirent plc agrees that neither it nor its Affiliates will (a) after the Closing hold themselves out as doing business under such names (provided that this covenant shall not prohibit Spirent plc or such Affiliates from using existing stationery and other office supplies bearing the Spirent name, if any, in the Ordinary Course of their Businesses, but in no event past the date which is sixty (60) days following the Closing Date); or (b) after the date hereof grant to any Person any rights to use such names and in furtherance of the foregoing Spirent plc agrees that it shall cause P & G plc to change its corporate name at or prior to the Closing and to delete therefrom any reference to "Penny & Giles", "P&G" or any variation thereof. Notwithstanding the foregoing, Spirent plc shall cause "Penny & Giles Drives Technology Ltd," "Penny & Giles Drives Technology Division of Autronics Corporation" and

"Penny & Giles Drives Technology Asia" to change its corporate name at or prior to the Closing and to delete therefrom any reference to "Penny & Giles", "P&G" or any variation thereof, provided that any such new corporate name may include the letters "PG." The Purchaser hereto acknowledges that neither it nor the Companies will have any rights from and after the Closing to create or maintain any website links to or from any website of Spirent plc or its Affiliates. The Sellers acknowledge they will not have any rights from and after the Closing to create or maintain any website links to or from any website of any Company.

     Section 5.8 GUARANTEES. The Purchaser shall use best efforts to (a) deliver on or prior to the Closing Date but effective as of the Closing, Guaranty/Bond Replacements for each Guaranty or Bond listed on SCHEDULE 5.8; and
(b) procure, after the Closing, Guaranty/Bond Replacements for any Guaranty or Bond not listed on SCHEDULE 5.8 and issued or obtained in the Ordinary Course of Business prior to the Closing Date, with such Guaranty/Bond Replacements to be so obtained as promptly as reasonably practicable after the Purchaser learns of the same; provided that, in the case of this clause (b): (1) the procurement of any such Guaranty/Bond Replacement shall not constitute a waiver of any breach of this Agreement by the Sellers; and (2) the Purchaser shall not be required to procure any such Guaranty/Bond Replacement following the Closing to the extent that the same will result in more than $1,000 of cost or expense to the Purchaser, unless the Sellers agree to reimburse the Purchaser for such cost or expense. Pending such procurement as described in the foregoing clause (b) (including if such procurement is not required by sub-clause (2) of the foregoing clause (b)), the Purchaser shall indemnify the Sellers and each such Non-Company Affiliate against all and any liabilities, losses, costs, charges, proceedings, actions, claims, demands or expenses arising out of or in connection with any such Guaranty or Bond.

          As used herein, the term "GUARANTY/BOND REPLACEMENT" means any guaranties, bonds, consideration or other undertakings, as the case may be, needed to replace and terminate any Guaranty or Bond and so as to obtain the complete and unconditional release of the Sellers and any Non-Company Affiliates from all obligations in connection with each such Guaranty or Bond.

          As used herein, the term "GUARANTY OR BOND" means any guaranty, keepwell agreement, comfort letter, or similar undertaking issued prior to the Closing Date to or for the benefit of, or any letter of credit, surety bond, performance bond, customs bond, excise bond or similar undertaking obtained prior to the Closing Date by, any Seller or any Non-Company Affiliate to support or facilitate business transactions by a Company, the US Business, the UK Business or the German Business, and any security furnished by a Seller or any such Non-Company Affiliate in connection therewith.

          As used herein, the term "NON-COMPANY AFFILIATE" means any Affiliate of any Seller or of any Company, but such term shall not include any Company.

     Section 5.9 INTERCOMPANY ACCOUNTS. All intercompany accounts or loans between any Company, the US Business, the UK Business or the German Business, on the one hand, and any Seller or other Affiliate (other than another Company) or non-transferred employee, on the other hand, shall be repaid, capitalized or otherwise eliminated by such Seller or such Affiliate or such non-transferred employee, on the one hand, and such Company, the US Business, the UK Business or the German Business, on the other hand, as applicable, not later than as of the close of business on the Business Day immediately preceding the Closing Date, except for trade payables and receivables arising in the Ordinary Course of Business.

     Section 5.10 INDEMNIFICATION OF DIRECTORS AND OFFICERS. Following the Closing, the Purchaser shall cause each Company to honor its obligations, if any, to indemnify and advance defense costs to each present and former officer or director of such Company pursuant to its Charter Documents and shall not permit the Charter Documents of any Company to be amended for a period of six years in a manner which materially adversely affects the indemnification rights, if any, of present and former directors and officers of such Company, except as required by applicable Laws or unless such obligations are fully covered by insurance secured by Purchaser or such former officers or directors are fully covered under comparable provisions of the Charter Documents of Affiliates of Purchaser, or successors in interest of any Company, in either case during such six year period, provided that the Purchaser or any such Affiliate, as applicable, is reasonably comparable in financial strength and credit-worthiness to such Company.

     Section 5.11 CONTACT WITH CUSTOMERS AND SUPPLIERS. After the date hereof but prior to the Closing Date, except as specifically authorized herein, none of the Purchaser or any of its agents, Affiliates, employees, directors or officers shall contact or communicate with any employees, customers, suppliers or licensors of any Company, the US Business, the UK Business or the German Business in connection with the transactions contemplated hereby except with the prior written consent of Spirent plc, which shall not be unreasonably withheld or delayed.

     Section 5.12 ACCESS AND INVESTIGATION. Prior to the Closing, upon reasonable notice from the Purchaser to the Sellers given in accordance with this Agreement, the Sellers will afford to the officers, attorneys, accountants or other authorized representatives of the Purchaser reasonable access during normal business hours to the facilities, assets, books and records, and management personnel of the Companies, Autronics US (to the extent relating to the US Business), P&G plc (to the extent relating to the UK Business) Spirent plc (with respect to the UK Lease Sites), and Spirent GmbH (to the extent relating to the German Business), so as to afford the Purchaser a reasonable opportunity to make, at its sole cost and expense, such additional review, examination and investigation of the Companies, the Assets, the US Business, the UK Business, and the German Business as the Purchaser may reasonably desire to make; PROVIDED, HOWEVER, that the Purchaser shall not be permitted such access to the extent that the Sellers or the Companies are prohibited from granting such access pursuant to any Law, Order or rule of any regulatory body applicable to any Seller or any Company wherever located. Sellers shall instruct their accountants and advisers to reasonably cooperate with the Purchaser and to provide Purchaser with reasonable access to such accountants (including their work papers to the extent available to the Sellers) and advisers, all at Purchaser's cost and expense. Whether or not the Closing occurs, the Purchaser will, and will cause each of its Affiliates and authorized representatives to, treat in confidence and not disclose any and all documents, materials and other information disclosed by or on behalf of the Sellers, the Companies or any of their respective Affiliates, whether before, during or after the course of the negotiations leading to the execution of this Agreement or thereafter, in accordance with that certain Confidentiality Agreement between the Sellers and the Purchaser dated October 3, 2001 (the "CONFIDENTIALITY AGREEMENT"), provided that if the Closing occurs, the Confidentiality Agreement shall no longer be applicable to any such documents, materials or other information which relate to the Companies or the Businesses, or which constitute Assets.

     Section 5.13 OPERATION OF THE BUSINESSES. Between the date of this Agreement and the Closing, except as otherwise expressly provided in or contemplated by this Agreement or waived or consented to by Purchaser in writing, the Sellers shall cause the Companies to, and each of Autronics US, P&G plc, Spirent plc (with respect to the UK Lease Sites) and Spirent GmbH shall:

          A. conduct their respective Businesses only in the Ordinary Course of Business;

          B. use their commercially reasonable efforts to: (i) keep available the services of the current officers, employees and agents of each Company and of Autronics US (to the extent relating to the US Business), P&G plc (to the extent relating to the UK Business) and Spirent GmbH (to the extent relating to the German Business), and (ii) maintain the relations and good will with suppliers, customers, landlords, creditors and others having material business relationships with any Company, Autronics US (to the extent relating to the US Business), P&G plc (to the extent relating to the UK Business), Spirent plc (to the extent relating to the UK Lease Sites) and Spirent GmbH (to the extent relating to the German Business);

          C. confer with the Purchaser concerning operational and financial matters regarding the Businesses which are of a material nature, it being understood that, notwithstanding anything to the contrary herein, until the Closing the Sellers and the Companies shall have sole authority to operate the Businesses;

          D. maintain all leased and owned real property comprising any of the Assets in accordance with the Ordinary Course of Business;

          E. not approve any new capital expenditure or other financial commitment in excess of $100,000;

          F. not dispose of or incur, create or assume any Lien, other than Permitted Liens, on any individual capital asset of the Companies or the Businesses if the greater of the book value or the fair market value of such capital asset exceeds $100,000;

          G. not incur any indebtedness for money borrowed (excluding trade payables incurred in the Ordinary Course of Business or intercompany borrowings) that constitutes a Liability of the Companies in excess of $100,000;

          H. not permit any Company to (1) amend its Charter Documents, (2) issue, sell, redeem or otherwise acquire any capital stock, bonds, debentures, notes or other securities or grant any options (including any employee stock options), warrants or other rights entitling any Person to require the issuance or delivery of any capital stock, bonds, debentures, notes or other securities, or (3) declare, or set aside for payment, any dividend to be paid subsequent to the Closing Date;

          I. shall not enter into any material transaction with any Affiliate except on commercially reasonable terms and in the Ordinary Course of Business;

          J. not grant material salary or wage increases, or change or amend any benefit plan covering transferred employees in any way that materially changes the amount such employees are entitled to receive under such plan other than pursuant to existing salary and wage plans except in the Ordinary Course of Business; and

          K. not take any action or otherwise omit to take any action which would reasonably be expected to cause a breach of the Sellers' representations, warranties, covenants and agreements herein set forth.

PROVIDED, HOWEVER, that no provision of this Agreement (including Section 3.1(D) and this Section 5.13) shall restrict the ability of any Company, Autronics US, P&G plc or Spirent GmbH, on or prior to the close of the Business Day immediately preceding the Closing Date, to distribute all or any portion of its cash, cash equivalents and intercompany accounts receivable or use all or any portion of its cash and cash equivalents. The Sellers shall, prior to the Closing Date transfer to any Affiliate the capital stock of, the companies listed on SCHEDULE 5.13.

     Section 5.14 NOTIFICATION. Between the date of this Agreement and the Closing, the Sellers will promptly notify the Purchaser in writing if the Sellers become aware of any fact or condition that causes or constitutes a breach of any of the Sellers' representations and warranties as of the date of this Agreement, or if the Sellers become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly required by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule hereto if such Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, the Sellers will promptly deliver to the Purchaser a supplement to the Disclosure Schedule (a "DISCLOSURE SUPPLEMENT") specifying such change. No Material Supplement delivered pursuant to this Section 5.14 shall be deemed to cure any breach of any representation or warranty made in this Agreement for the purposes of a determination by the Purchaser that the conditions of Article VI shall have been met, but pursuant to Section 6.1(A), if the Closing occurs, the Disclosure Schedule as so supplemented by a Material Supplement shall be the Disclosure Schedule for all purposes under this Agreement. A Disclosure Supplement other than a Material Supplement shall be deemed to cure any breach of any representation or warranty made in this Agreement for the purposes of a determination by the Purchaser that the conditions of Article VI shall have been met.

     As used herein, the term "MATERIAL SUPPLEMENT" means a Disclosure Supplement delivered by the Sellers to the Purchaser pursuant to this Section
5.14 and which discloses a fact or condition which is reasonably likely to result in a Material Adverse Effect and has not previously been disclosed within the Disclosure Schedule.

     Section 5.15 NO SOLICITATION OR NEGOTIATION. The Sellers will not, nor will they authorize any Company or any other Affiliate or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Sellers or any Company or any Affiliate to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from any Person (other than the Purchaser) relating to any transaction involving the sale of all or any part of the Shares or the Businesses, other than sales of Assets in the Ordinary Course of Business, or any merger, consolidation, business combination, or similar transaction involving any Company (any such transaction, a "COMPETING TRANSACTION") or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any Competing Transaction.

     Section 5.16 PUBLICITY. No press release or public announcement related to this Agreement, or the transactions contemplated hereby, shall be issued or made without the joint approval of Spirent plc and the Purchaser, unless required by Law (in the reasonable opinion of counsel) or London Stock Exchange Limited, the United Kingdom Panel on Mergers and Acquisitions, New York Stock Exchange or US Securities and Exchange Commission or other Governmental Entity rule or regulation, in which case Spirent plc and the Purchaser shall use reasonable efforts to give the other the opportunity to review such press release or announcement prior to publication and, where practicable, agree to the form and wording of such release or announcement.

     Section 5.17 NON-COMPETITION AND NON-SOLICITATION. Prior to the third anniversary of the Closing Date, the Sellers shall not engage in any Competitive Business, and the Sellers shall cause their Affiliates not to, directly or indirectly, own, manage, operate, engage in or control, anywhere in the world, any Competitive Business; PROVIDED that this Section 5.17 shall not prevent any of the Sellers or any of their respective Affiliates from (i) owning, solely as an investment, publicly traded company securities issued by a Person engaged in a Competitive Business so long as such Seller or Affiliate does not own or control, in the aggregate, more than 15% of any class of such securities; or
(ii) acquiring or holding any interest in, or managing, operating or controlling, any Person engaged in Competitive Business if less than 30% of the total revenues attributable to such Person in the 12 months prior to such acquisition, or the commencement of the management, operation or control of such Person by any such Seller or Affiliate, arose out of or were related to such Competitive Business.

     Prior to the third anniversary of the Closing Date, the Sellers shall not, and the Sellers shall cause their Affiliates not to, solicit or attempt to hire or retain any employee of Purchaser, except pursuant to a general solicitation not aimed at the Purchaser's employees, provided this covenant shall not prohibit the Sellers or any Affiliate of the Sellers from hiring any person who leaves the employment of the Purchaser not in response to a solicitation by the Sellers or their Affiliates.

     As used above, the term "COMPETITIVE BUSINESS" means each of the following businesses: (1) the manufacture and sale of aerospace sensors and controls hardware; and (2) the manufacture and sale of aerospace quick access recorders, primary air data computers, crash protected flight recorders and cockpit voice recorders; (3) the manufacture and sale of industrial sensors, industrial joysticks, and industrial studio faders; (4) the manufacture and sale of aerospace fire protection equipment including smoke detectors and associated cockpit and control units; (5) the manufacture and sale of aerospace control electronics including electronic flap controllers, data converter/concentration units, engine overspeed detectors and sensors, torque sensors and current detectors; and (6) the manufacture and sale of power supplies for In-Flight-Entertainment (IFE) and military applications, but only to the extent any such sales referred to in the foregoing clauses (1) through (6), inclusive, are for military and commercial aircraft OEMs, aircraft operators or aircraft suppliers; in each case as conducted as of the Closing Date by the US Business, the UK Business and the German Business; provided, however, that the term "Competitive Business" shall not include, in any event:

          (A) the design, development or sale of software applications focused on operational performance, safety assurance, improved efficiency or customer service; or systems integration, implementation and consultancy services for such performance software products;

          (B) the design, development or sale of aerospace maintenance, repair and overhaul (MRO) software packages;

          (C) the design, development or sale of aerospace data acquisition, networking and display devices;

          (D) the performance by Spirent Systems Wichita, Inc. under its contract with Gulfstream for the SSCVR, Part Number 89095-0031, and any follow on business relating to such contract; or

          (E) the distribution or supply of hardware products manufactured by Persons which are not Affiliates of the Sellers, as part of any of the foregoing.

          If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 5.17 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This

Section 5.17 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.17 is reasonable and necessary to protect and preserve Purchaser's legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Sellers.

     Section 5.18 FURTHER ASSURANCES. At any time and from time to time, Sellers on the one hand, and Purchaser, on the other hand, shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the other, as the case may be, and necessary for it, as the case may be, to satisfy its respective obligations hereunder or obtain the benefits contemplated hereby. The Sellers shall pay over to the Purchaser, as promptly as reasonably practical, any amounts received by the Sellers from account debtors in payment of accounts receivable arising prior to Closing and constituting Assets.

     Section 5.19 CERTAIN MATTERS INVOLVING INTELLECTUAL PROPERTY. As soon as practicable after the Closing Date, Sellers and the Purchaser will cooperate to take, or cause to be taken, at the Purchaser's expense, all necessary steps to record with the appropriate United States Governmental Entities the transfer from the Sellers or any of their Affiliates, as the case may be, to the Purchaser or other Person designated in writing to Spirent plc at least five (5) days prior to the Closing Date, of all Intellectual Property previously registered or patented in the United States and identified as such on SCHEDULE 3.1(G). As soon as practicable after the Closing Date, Sellers and the Purchaser will cooperate to take, or cause to be taken, at the Purchaser's expense, all necessary steps to record with the appropriate foreign Governmental Entities or agents the transfer of all Intellectual Property previously registered or patented in such jurisdictions and identified as such on SCHEDULE 3.1(G) and to otherwise record or evidence Purchaser's or its designees' rights in and to such Intellectual Property, including the filing or amendment of any registered user certificates, licenses, agreements or similar documents.

     Section 5.20 TRANSITION SERVICES. Spirent plc shall provide the use of Spirent plc's head office server for the purpose of maintaining the German Business's global address book for a period of up to 1 month from the Closing Date and at no cost to the Purchaser or the German Business. Spirent GmbH shall provide, with respect to the German Business, such accounting, administrative and human resource services as were provided prior to the Closing Date for a period of up to six months from the Closing Date at a cost to the Purchaser of $4,500 per month. The cost of such services will be paid to Spirent GmbH by the Purchaser within 14 days of receipt from Spirent GmbH of the appropriate invoice. For the avoidance of doubt Spirent GmbH shall not be required to assist the Purchaser in respect of the hiring of any further employees for the German Business in the period referred to above. The Purchaser shall use its best commercially practicable efforts to replace the services provided by the Spirent plc and Spirent GmbH with its own arrangements as soon as possible after the Closing Date. In addition, the Purchaser shall cause the Companies to continue to host the internet links for Spirent plc's Affiliates to the Companies' current aerospace wide area network (WAN), at no charge, for three months following the Closing.

                                   ARTICLE VI

           Conditions Precedent to the Purchaser's Obligation to Close

     The Purchaser's obligation to purchase the Shares, the US Business, the UK Business and the German Business, and to take the other actions required to be taken by the Purchaser at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

     Section 6.1 ACCURACY OF REPRESENTATIONS. The Sellers' representations and warranties in this Agreement, taken as a whole, must have been materially accurate as of the date of this Agreement, and must have been materially accurate as of the Closing Date as if made on the Closing Date (provided that with respect to any specific representations and warranties which are qualified by materiality or Material Adverse Effect, the term "materially accurate" as used in this sentence shall be deemed to be interpreted as "fully accurate"); and the Sellers' representation and warranty in Section 3.1(B)(ii) must have been fully accurate as of the date of this Agreement, and must have been fully accurate as of the Closing Date as if made on the Closing Date; in each case giving effect to each Disclosure Supplement which is not a Material Supplement, PROVIDED that if the Closing occurs, the Disclosure Schedule as so supplemented by a Material Supplement shall be the Disclosure Schedule for all purposes under this Agreement.

     Section 6.2 SELLERS' PERFORMANCE. Each of the covenants and obligations that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects, and the Sellers must have executed and delivered each of the documents required to be delivered by them, except to the extent that any such failure to so perform, comply or deliver (other than for the obligation to execute and deliver the Additional Transfer Documents and Ancillary Agreements) does not (a) result in a Material Adverse Effect or (b) substantially impair the Sellers' ability to satisfy their obligations hereunder and under the Additional Transfer Documents and the Ancillary Agreements.

     Section 6.3 NO INJUNCTION. Since the date of this Agreement, there must not be in effect any injunction or other Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement, or in any Additional Transfer Document or any Ancillary Agreement, including the Transfer of the Shares, the US Business, the UK Business and the German Business (collectively, the "CONTEMPLATED TRANSACTIONS").

     Section 6.4 CONSENTS. So long as the Purchaser shall have satisfied its respective reasonable efforts promptly to obtain the consents listed on SCHEDULE
6.4 pursuant to Section 5.1(B)(2), each such consent must have been obtained and must be in full force and effect; provided, however, that, with respect to any such consent, other than the consents required for the transfer of the (i) UK Lease Site Leases; and (ii) and the Autronics US lease; as identified on said Schedule, this condition shall be deemed to have been satisfied with respect to such consent even if such consent has not been so obtained (or is not in full force and effect), provided that the

Sellers have complied with their obligations under Section 5.1(B)(2) with respect to the relevant Commitment, claim or other Asset intended to be assigned to Purchaser whose Transfer requires such consent; provided further, however, that such condition shall be deemed to have been satisfied with respect to such consent pursuant to the foregoing proviso of this Section 6.4 if the Sellers elect to agree to indemnify, from and after the Closing, the Purchaser and the Companies from and against all Liabilities, costs and expenses incurred by the Purchaser or the Companies as a result of the Seller's failure to obtain such consent (or to keep such consent in full force and effect). Such indemnification obligation, if so elected, is referred to as the "Sellers' Consent Indemnification."

     Section 6.5 NO PROHIBITION. The proposed Transfer of the Shares, the US Business, the UK Business and the German Business contemplated hereunder will not materially contravene, or materially conflict with, or result in a material violation of any applicable Law or Order, provided that the Purchaser shall have used commercially reasonable efforts with the Sellers to restructure such Transfer in a manner which will not so contravene, conflict with or violate such Law or Order, provided that the foregoing proviso shall not obligate the Purchaser to agree to any such restructuring to the extent materially altering the responsibilities, obligations or Liabilities of the Purchaser or the value of the acquired Businesses or Assets, as determined by the Purchaser in the Purchaser's reasonable discretion.

                                   ARTICLE VII

            Conditions Precedent to the Sellers' Obligation to Close

     The Sellers' obligation to sell the Shares, the US Business, the UK Business and the German Business, and to take the other actions required to be taken by the Sellers at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

     Section 7.1 ACCURACY OF REPRESENTATIONS. The Purchaser's representations and warranties in this Agreement, taken as a whole, must have been materially accurate as of the date of this Agreement and must be materially accurate as of the Closing Date as if made on the Closing Date; and the Purchaser's representation and warranty in Section 4.1(B)(ii) must have been fully accurate as of the date of this Agreement, and must have been fully accurate as of the Closing Date as if made on the Closing Date.

     Section 7.2 PURCHASER'S PERFORMANCE. Each of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects, and the Purchaser must have delivered each of the documents required to be delivered by it, except to the extent that any such failure to so perform, comply or deliver does not (a) result in a material adverse effect on the Purchaser or (b) substantially impair the Purchaser's ability to satisfy its obligations hereunder and under the Additional Transfer Documents and Ancillary Agreements.

     Section 7.3 NO INJUNCTION. There shall not be in effect any injunction or other Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Contemplated Transactions.

     Section 7.4 NO PROHIBITION. The proposed Transfer of the Shares, the US Business, the UK Business and the German Business contemplated hereunder will not materially contravene, or materially conflict with, or result in a material violation of any applicable Law or Order, provided that the Sellers shall have used commercially reasonable efforts with the Purchaser to restructure such Transfer in a manner which will not so contravene, conflict with or violate such Law or Order, provided that the foregoing proviso shall not obligate the Sellers to agree to any such restructuring to the extent materially altering the responsibilities, obligations or Liabilities of the Sellers, as determined by the Sellers in the Sellers' reasonable discretion.

                                  ARTICLE VIII

                               Termination Events

     Section 8.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

          A.      by mutual consent of the Purchaser and the Sellers;

          B. (i) by the Purchaser, if any of the conditions in Article VI has not been satisfied as of the Closing or if satisfaction of any such condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition at or before the Closing; or (ii) by the Sellers, if any of the conditions in Article VII has not been satisfied as of the Closing or if satisfaction of any such condition is or becomes impossible (other than through the failure of the Sellers to comply with their obligations under this Agreement) and the Sellers have not waived such condition at or before the Closing; or

          C. by either the Purchaser or the Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before July 1, 2002 or such later date as the parties may agree upon.

     Section 8.2 PROCEDURES FOR TERMINATION. In the event of termination by the Sellers or the Purchaser pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party in accordance with Section 9.8, and the Contemplated Transactions shall be terminated without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein, the Purchaser shall return to the Sellers all documents and other materials received from the Sellers, the Companies and their respective Affiliates, representatives and agents relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, along with all copies of such documents and other materials; and the Purchaser shall return to the Sellers or destroy all materials developed by the Purchaser or any of its Affiliates, representatives or agents from any such documents or other materials. All confidential information received by the Purchaser with respect to the Sellers and their respective Affiliates shall be treated in accordance with the terms of the Confidentiality Agreement, which, subject to the last sentence of Section 5.12, shall remain in full force and effect notwithstanding the termination of this Agreement.

     Section 8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 5.16 (Publicity) and Section 9.7 (Expenses) of this Agreement, and the Confidentiality Agreement, will survive notwithstanding such termination; PROVIDED, HOWEVER, that nothing in this Section 8.3 shall be deemed to adversely affect any terminating party's right to pursue all legal remedies available to such party or to release any party from any liability for any breach of this Agreement prior to such termination, which remedies and liability shall survive such termination; PROVIDED FURTHER, HOWEVER, that if the Purchaser terminates this Agreement under Section 8.1(b)(i) on the basis that the condition in
Section 6.1 has failed to have been satisfied given the facts or matters disclosed in a Material Supplement, then such termination shall be Purchaser's sole remedy, and neither the Sellers nor the Purchaser shall have any further liability or obligation, with respect to the same.

                                   ARTICLE IX

                                  Miscellaneous

     Section 9.1 ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedule, the Additional Transfer Documents and the Ancillary Agreements) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) with respect to the subject matter hereof. This Agreement (including the Disclosure Schedule, the Additional Transfer Documents and the Ancillary Agreements) constitutes the entire agreement of the parties hereto with respect to the matters provided for herein, and there are no agreements or commitments by or among such parties or their Affiliates with respect to the subject matter hereof except as expressly set forth in this Agreement, the Disclosure Schedule, the Additional Transfer Documents and the Ancillary Agreements.

     Section 9.2 AMENDMENTS. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Purchaser and the Sellers.

     Section 9.3 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties; provided, however, that Purchaser may assign any or all of its rights and obligations under this Agreement, the Additional Transfer Documents or any Ancillary Agreement to any direct or indirect wholly owned subsidiary, limited partnership, limited liability company or similar business entity without the consent of the other parties hereto but such assignment shall not relieve the Purchaser of any of its obligations hereunder.

     Section 9.4 COUNTERPARTS. This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed to be an original for all purposes and all of which together shall constitute one and the same instrument.

     Section 9.5 HEADINGS AND SECTION REFERENCES. The headings of the sections and paragraphs of this Agreement are included for convenience only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. All Article and section references herein, unless otherwise clearly indicated, are to Articles and sections within this Agreement.

     Section 9.6 WAIVER. No failure or delay by either the Purchaser or the Sellers in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

     Section 9.7 EXPENSES. Except as otherwise specifically provided for in this Agreement, any Additional Transfer Document or any Ancillary Agreement, the Sellers and the Purchaser shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the Contemplated Transactions, including fees and expenses of its own financial consultants, accountants and counsel.

     Section 9.8 NOTICES. Any notice, request, instruction or other document to be given under this Agreement by any party hereto to any other party shall be in writing and delivered personally or sent by an internationally recognized overnight courier service or by registered or certified mail, postage prepaid:

     If to any Seller, or to any Company prior to the Closing, to such party c/o the Seller Agent, at the following address:

             Spirent International Incorporated
             1300 Veterans Memorial Highway
             Hauppauge, New York 11788
             USA
             Attn:  President

with copies to each of:

             Spirent plc
             Spirent House
             Crawley Business Quarter
             Fleming Way
             Crawley, West Sussex
             RH10 9QL
             United Kingdom
             Attn:    General Counsel;

             and

             Goulston & Storrs, P.C.
             400 Atlantic Avenue
             Boston, MA  02110-3333
             USA
             Attn:    Daniel R. Avery, Esq.

     If to the Purchaser, or to any Company following the Closing, to:

             Curtiss-Wright Flight Systems, Inc.
             3120 Northwest Boulevard
             Gastonia, N.C. 28052-1167
             Attn:    President

with a copy to:

             Curtiss-Wright Corporation
             1200 Wall Street West, Suite 501
             Lyndhurst, N.J. 07171
             Attn:    General Counsel


or at such other address for a party or as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the Person to which it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is addressed as provided herein and mailed by registered or certified mail shall be conclusively presumed to have been duly given to the Person to which it is addressed at the close of business, local time of such party, on the fifth calendar day after the day it is so placed in the mail. Any notice that is addressed as provided herein and sent by an internationally recognized overnight courier service shall be conclusively presumed to have been duly given to the Person to which it is addressed at the close of business, local time of such Person, on the next business day following its deposit with such courier service for next day delivery.

     Section 9.9 GOVERNING LAW. Except as otherwise provided (a) with respect to the Transfer of the UK Business pursuant to the provisions of the UK Business Transfer Agreement; and (b) with respect to the Transfer of the German Business pursuant to the provisions of the German Business Transfer Agreement; this Agreement and the legal relations among the parties hereto shall be governed and construed in accordance with the substantive Laws of the State of New York, USA, without giving effect to the principles of conflict of laws thereof. Without limiting the generality of the foregoing, all claims for indemnification under
Section 9.14 of this Agreement shall be governed by such Laws as aforesaid, even if any such claim for indemnification relates to the UK Business or the German Business.

     Section 9.10 SEVERABILITY. If any provisions hereof shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provisions shall be of no force and effect, but the illegality or unenforceability shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

     Section 9.11 KNOWLEDGE. Whenever "to its knowledge," "known" "aware," "awareness," or a similar phrase is used with respect to any Seller to qualify a representation or warranty of such Seller, the "knowledge" or "awareness" so referred to shall be deemed to be the actual and conscious (and not constructive) knowledge of the Named Individuals. As used above, the term "NAMED INDIVIDUALS" means those individuals listed on SCHEDULE 9.11. Whenever "to its knowledge," "known" or a similar phrase is used with respect to the Purchaser to qualify a representation or warranty of the Purchaser, or as used in Section 4.1(F) and Section 9.14(C)(iii)(c), the "knowledge" so referred to shall be deemed to be the actual and conscious (and not constructive) knowledge of David Adams, Michael Denton, George Yohrling, Randy Kesterson, Frank Tartaglia, Al Symonds, Jameel Barkat, Brian Freeman, Michelle Stalder, and Marcel Dubsky; provided, however, that for purposes of Section 4.1(F) and Section 9.14(C)(iii)(c), such "knowledge" shall be deemed to exclude the knowledge of any of the matters set forth in the "data room" made available, at the offices of Goulston & Storrs. P.C., to the Purchaser in connection with this Agreement or in any statement, representation or warranty or other information contained in any offering memorandum, management presentation or any other document or material provided by the Sellers or their representatives or agents to the Purchaser or its Affiliates in connection with this Agreement.

     Section 9.12 RIGHTS OF THIRD PARTIES. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

     Section 9.13 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. Except as otherwise provided with respect to the Transfer of the UK Business pursuant to the provisions of the UK Business Transfer Agreement and with respect to the Transfer of the German Business pursuant to the provisions of the German UK Transfer Agreement, the Purchaser and each of the Sellers hereby irrevocably consents that any legal action or proceeding against it under, arising out of, or in any manner relating to this Agreement or any other agreement, document or instrument arising out of or executed in connection with this Agreement shall be brought only in a state or federal court of competent jurisdiction located within the Southern District of New York and in all appellate courts associated therewith. Each party by the execution and delivery of this Agreement expressly and irrevocably consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding. Each party hereby expressly and irrevocably waives any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens, or any similar basis.

     Section 9.14 INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          A. INDEMNIFICATION BY SELLERS. Each Seller shall jointly and severally indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective employees, officers, directors, stockholders, partners and representatives from and against any losses, assessments, Liabilities, claims, damages, costs and expenses (including reasonable attorneys' fees and disbursements) incurred by such indemnified party as the result of:

          (1) any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement or any Additional Transfer Document or Ancillary Agreement;

          (2) the Dorset Environmental Matter (as defined below);

          (3) any failure by the Sellers or their Affiliates to make the minimum contributions to the Keystone Plans as required by Title IV of ERISA or Section 412 of the Code;

          (4) any and all debts payable by the UK Employer Companies or either of them to the UK Company Plans or either of them which arise under section 75 of the United Kingdom Pensions Act 1995;

          (5) any and all claims for pensions or other relevant benefits (as defined in section 612(1) of the United Kingdom Income & Corporation Taxes Act
1988) in respect of any current or former employees of the Penny & Giles group of companies who were members of the Penny & Giles International Plc & Associated Companies Pension & Assurance Scheme or who otherwise claim to be entitled to benefits as set out in clause 9 of the main terms and conditions of employment issued in February 1986 by Penny & Giles Transducers Limited insofar as such claims relate to a promise made and service prior to Closing and insofar as such pension or other relevant benefits will not be paid from either or both of the UK Company Plans; or

          (6) any claims in respect of the exclusion prior to Closing of UK Employee Companies from membership of the UK Company Plans for service prior to October 1991 on the grounds of their part time employee status and for service between October 1991 and 28 December 1994 on the grounds of earnings less than the National Insurance lower earnings limit in breach of article 141 of the Treaty of Rome or of any statute under the laws of the United Kingdom prior to Closing;

and all such losses, assessments, Liabilities, claims, damages, costs and expenses are referred to hereinafter as the "PURCHASER'S LOSSES."

     As used herein, the term "Dorset Environmental Matter" means the release or alleged release of Hazardous Material on the car park at the 1 Airfield Road, Christchurch, UK facility on Monday 3 December 2001, which resulted from damage to a waste tank valve caused in connection with the removal by Linkwaste of waste varnish from that facility.

          B. INDEMNIFICATION BY THE PURCHASER. The Purchaser shall indemnify, defend and hold harmless each Seller and its Affiliates and their respective employees, officers, directors, stockholders, partners and representatives from and against any losses, assessments, Liabilities, claims, damages, costs and expenses (including reasonable attorneys' fees and disbursements) incurred by such indemnified party as the result of:

          (1) any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of the Purchaser contained in this Agreement or any Additional Transfer Document or Ancillary Agreement; or

          (2) without limiting the generality of the foregoing, the failure or alleged failure of the Companies to pay, discharge and perform, from and after Closing, all Liabilities of the Companies, in accordance with their respective terms, or the failure or alleged failure of the Purchaser to (a) pay, discharge and perform all US Liabilities, UK Liabilities and German Liabilities in accordance with their respective terms, (b) to perform its obligations pursuant to Section 5.1 of the UK Business Transfer Agreement, Section 6.6 of the UK Business Transfer Agreement, Section 7.1 of the UK Business Transfer Agreement and Section 7.2 of the UK Business Transfer Agreement (the "Purchaser Payment Indemnification");

          (3) any failure or alleged failure by the Purchaser to cause the Companies, the US Business, the UK Business and the German Business to continue the employment of all employees (including with respect to US employees, employees taking advantage of the Family and Medical Leave Act of 1993) of the Companies, the US Business, the UK Business and the German Business employed at Closing, on comparable terms and conditions to those applicable to such employment immediately prior to the Closing, and otherwise in accordance with all applicable Laws and other obligations (the "Purchaser Employment Indemnification");

and all such losses, assessments, Liabilities, claims, damages, costs and expenses are referred to hereinafter as the "SELLERS' LOSSES."

          C. SURVIVAL; LIMITATIONS. Notwithstanding anything else in this Agreement or any Additional Transfer Document or Ancillary Agreement to the contrary:

                  (i) Except as set forth in Section 9.14(C)(vi), the representations and warranties of the Seller and the Purchaser, respectively, under this Agreement and any Additional Transfer Document or Ancillary Agreement, and any indemnification obligations arising therefrom, shall survive the Closing and shall expire and terminate on the date which is 18 months following the Closing Date; PROVIDED, HOWEVER, that the Sellers' representations and warranties in Section 3.1(B)(ii), and the Purchaser's representations and warranties in Section 4.1(B)(ii), shall expire and terminate upon the Closing. The covenants of the parties shall expire in accordance with their terms, and the indemnification obligations of the Purchaser or the Seller, respectively, on account of the Special Indemnification Obligations (as defined in Section 9.14(C)(ii), below) shall continue in full force and effect following Closing (provided that the time limit applicable to indemnification obligations relating to Section 3.1(N), the Sellers' Tax
Payment Covenant, the Purchaser's Tax Payment Covenant and Article IV of the UK Business Transfer Agreement, as the case may be, shall be as set forth in
Section 9.14(C)(vi)), in each case subject to the other limitations of this
Section 9.14.

                  (ii) The Sellers shall not have any indemnification obligations under Section 9.14(A) or otherwise under this Agreement, and the Purchaser shall not have any indemnification obligations under Section 9.14(B) or otherwise under this Agreement: (a) except to the full extent that the Purchaser's Losses, or the Sellers' Losses, respectively, with respect to any individual claim or any related claims arising from the same or substantially similar factual circumstances, exceed $15,000 (a "MATERIAL CLAIM"), in which event such indemnification shall be required to the extent of such Purchaser's Losses or the Sellers' Losses, respectively, including such $15,000 amount (subject also to the limitations provided in succeeding clauses (b) and (c) of this Section 9.14(C)(ii)); (b) except to the extent that the Purchaser's Losses, or the Sellers' Losses, respectively, with respect to all such Material Claims in the aggregate exceed $500,000 (the "INDEMNIFICATION THRESHOLD"), in which event such indemnification shall be required only to the full extent of the Purchaser's Losses or the Sellers' Losses, respectively, in excess of the Indemnification Threshold (subject also to the preceding clause (a) and the succeeding clause (c) of this Section 9.14(C)(ii)); and (c) to the extent that the Purchaser's Losses in the aggregate, or the Sellers' Losses in the aggregate, respectively, exceed $15,000,000 (the "CAP"), in which event such indemnification shall be required only to the extent of the Purchaser's Losses or the Sellers' Losses, respectively, below the Cap (subject also to the preceding clauses (a) and (b) of this Section 9.14(C)(ii)); provided, however that neither the limitation to Material Claims set forth in clause (a), above, nor the Basket nor the Cap, shall apply to:

                         (1) the Seller's indemnification obligations with respect to the Dorset Environmental Matter pursuant to Section 9.14(A)(2);

                         (2) the Sellers' Consent Indemnification, if applicable under Section 6.4;

                         (3) the Sellers' indemnification obligations with respect to the Keystone Plans pursuant to Section 9.14(A)(3);

                         (4) the Sellers' indemnification obligations pursuant to Section 9.14(A)(4), Section 9.14(A)(5) and Section 9.14(A)(6);

                         (5) the Sellers' indemnification obligations with respect to its covenants or agreements in Section 5.2(P) and Section 5.4(B),

                         (6) the Sellers' indemnification obligations with respect to its covenants or agreements in Section 5.6(E), Section 5.6(F) and Section 5.6(G);

                         (7) the Purchaser's indemnification obligations with respect to the Purchaser Payment Indemnification pursuant to Section 9.14(B)(2)

                         (8) the Purchaser's indemnification obligations with respect to the Purchaser Employment Indemnification pursuant to Section 9.14(B)(3);

                         (9) the Purchaser's indemnification obligations with respect to its agreements and covenants in Section 5.1(B) of this Agreement and Section 6.4 of the UK Business Transfer Agreement;

                         (10) the Purchaser's indemnification obligations with respect to its covenants or agreements under Section 8.2 of the UK Business Transfer Agreement;

                         (11) the Purchaser's indemnification obligations with respect to its covenants or agreements under Section 10.1 of the UK Business Transfer Agreement and Section 10.2 of the UK Business Transfer Agreement; and

                         (12) the Purchaser's indemnification obligations with respect to its covenants or agreements in Section 5.2(N), Section 5.2 (Q),
     Section 5.4(A), Section 5.4(B) and Section 5.6(D), and in the last sentence of Section 5.2(G), and in Article 4 (Tax Provisions) of the UK Business Transfer Agreement.

          The indemnification obligations which are described in the foregoing clauses (1) through (12), inclusive, are referred to as the "Special Indemnification Obligations."

                  (iii) (a) With respect to any matter for which indemnification has been provided hereunder, the Indemnitee (as defined below) hereby covenants and agrees to use all commercially reasonable efforts to collect amounts payable to the Indemnitee under any applicable insurance policy of the Indemnitee, and any such amounts so paid to the Indemnitee shall reduce the indemnification obligations of the Indemnitor (as defined below) with respect to such matters.

                         (b)  The amount of Sellers' Losses or Purchaser's
Losses shall be calculated taking into account (and reducing such Sellers' Losses or Purchaser's Losses to reflect) the Tax benefits, if any, inuring to any such Indemnitee, on account of such Indemnitee's incurring the losses, assessments, Liabilities, claims, damages, costs or expenses (including reasonable attorneys' fees and disbursements) giving rise to such Sellers' Losses or Purchaser's

Losses, respectively; provided that such Tax benefits, if any, shall be as reasonably determined by the Indemnitee.

                         (c)  The Purchaser shall not be entitled to make a
claim for indemnification under this Section 9.14 for any breach by any Seller of any covenant, representation or warranty set forth in this Agreement if the Purchaser had actual knowledge of such breach prior to or at the Closing; provided that this 9.14(C)(iii)(c) shall not apply to the Special Indemnification Obligations.

                  (iv) In no event shall Sellers' Losses or Purchaser's Losses, as the case may be, include amounts arising from consequential, special, exemplary, or punitive damages; provided that with respect to the Special Indemnification Obligations only, Sellers' Losses or Purchaser's Losses, as the case may be, on account of such Special Indemnification Obligations may include amounts arising from consequential damages.

                  (v) In no event shall this Section 9.14 require duplicative payments or indemnities by the Sellers (in the case of Purchaser's Losses) or the Purchaser (in the case of Sellers' Losses).

                  (vi) No claim for indemnification by the Purchaser on account of the Sellers' breach of the Sellers' Tax Payment Covenant or of
Section 3.1(N), and no claim for indemnification by the Sellers on account of the Purchaser's breach of the Purchaser's Tax Payment Covenant, may be made after the 60th day following the expiration of the applicable statutes of limitations with respect to the Taxes in question, giving effect to any extension thereof, provided that in relation to any obligation of the Sellers hereunder in respect of UK Tax, such obligation shall remain in force for a period of six (6) years from the end of the accounting period in which Closing occurred, and if the UK, US or German tax authorities allege fraud or negligence in the preparation of a Tax Return there shall be no time limit on the Sellers' obligations with respect to the Sellers' Tax Payment Covenant or Section 3.1(N).

                  (vii) The Sellers shall have no liability under this Agreement (including under Section 3.1(N), Section 5.2 and Section 9.14(A)) in relation to any Liability or matter to the extent that: (a) such matter or Liability was included in the determination of Closing Net Worth or falls within one of the categories of assets or liabilities to be included in Closing Net Worth; or (b) such matter or Liability arises by reference to an event occurring on or prior to December 31, 2001 and an amount is provided for such matter or Liability in the Financial Statements for the year ending on December 31, 2001, provided the limitation on such liability shall be restricted solely to the amount so provided in such Financial Statements; or (c) such matter or Liability arises after December 31, 2001 and in the Ordinary Course of the Businesses; or
(d) such matter or Liability has been discharged prior to Closing (provided that this clause (d) shall not apply to the extent such discharge would reasonably be expected to result in a Material Adverse Effect or otherwise materially impairs the future operations of the Businesses); provided that the foregoing clauses
(b) and (c) of this 9.14(C)(vii) shall not apply to the Special Indemnification Obligations.

                  (viii) No Indemnitor (as defined below) shall have any indemnification obligations with respect to the indemnification obligations described in clauses (1), (2), (3), (4), (6), (8), and (9) of Section 9.14(C)(ii) except to the extent that the Purchaser's Losses or Seller's Losses, as the case may be, of the Indemnitee (as defined below) with respect thereto arise as the result of a claim asserted by a third party (including a Governmental Entity) which is not the Indemnitee or an Affiliate of the Indemnitee (and which claim does not result from the actions of the Indemnitee or such Affiliate, and in this regard each of the Sellers and the Purchaser, as Indemnitee, agrees that neither it nor its Affiliates will take any actions reasonably likely to result in any such third party claim). For purposes of the foregoing in this Section 9.14(C)(viii), the term "Affiliate" shall not include any officer, director or employee acting in their individual capacities.

                  (ix) The parties acknowledge that the limitations set forth in the preceding clauses (i), (ii), (iii), (iv), (v), (vi), (vii), and (viii) of this Section 9.14(C) are not mutually exclusive, but rather are separate and independent limitations, and that each and all such limitations may, alone or together, apply to a party's indemnification obligations in accordance with their respective terms.

          D. Notwithstanding anything herein to the contrary, each party's sole and exclusive remedy against any other party for any breach of a representation, warranty, covenant or other obligation made in or imposed by this Agreement or any Additional Transfer Document, or otherwise in connection with the Transfer of the Shares, the US Business, the UK Business or the German Business or the other transactions contemplated hereunder or under the Additional Transfer Documents shall be a claim for indemnification under this
Section 9.14, subject to all of the limitations of this Section 9.14, including under Section 9.14(C).

          E.      PROCEDURES.

                  (i) In the event that any Legal Proceeding shall be instituted with respect to which indemnification may be sought by one party hereto from another party under the provisions of this Section 9.14, the party seeking indemnification ("INDEMNITEE") shall, promptly after acquiring knowledge of such Legal Proceeding, cause written notice in reasonable detail of such Legal Proceeding which is covered by this indemnification to be forwarded to the other party from which indemnification is being sought ("INDEMNITOR"), provided, however, the failure to notify the Indemnitor will not relieve the Indemnitor of any liability it may have to indemnify the Indemnitee except to the extent that the Indemnitor's defense of such action, or any of the Indemnitor's rights with respect to the same, including any rights under insurance or against any third parties, is actually prejudiced or impaired by the Indemnitee's failure to give such notice.

                  (ii) In the event of the initiation of any such Legal Proceeding against an Indemnitee, the Indemnitor shall have the absolute right after the receipt of the notice described iI Section 9.14(E)(i), at its option and at its own expense, to be represented by counsel of its choice, and (subject to Section 9.14(E)(iii)) to defend against, negotiate, settle or otherwise deal with any Legal Proceeding or demand that relates to any Purchaser's Losses or Sellers' Losses, as the case may be, indemnified against hereunder, and, in such event, the Indemnitee will reasonably cooperate with the Indemnitor and its representatives in connection with such defense, negotiation, settlement or dealings; PROVIDED, HOWEVER, that the Indemnitee may directly participate in any such Legal Proceeding so defended with counsel of its choice at its own expense.

                  (iii) Without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, the Indemnitor will not enter into any settlement of any third party claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee which is not paid or reimbursed in full by the Indemnitor on account of its indemnification obligation hereunder; provided, however, notwithstanding anything herein provided to the contrary, Indemnitee may refuse to consent to a settlement which imposes continuing obligations on Indemnitee or involves any non-monetary relief, does not result in a complete release of Indemnitee from any and all Liability or involves a finding or admission of any violation of Legal Requirements or any violation of the rights of any Person by Indemnitee. If a firm offer is made to settle a third party claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnitor desires to accept and agree to such offer, the Indemnitor will give written notice to the Indemnitee to that effect. If the Indemnitee notifies the Indemnitor that it does not consent to such firm offer within ten (10) Business Days after its receipt of such notice from the Indemnitor, the Indemnitee may continue to contest or defend such third party claim and, in such event, the maximum Liability of the Indemnitor as to such third party claim will not exceed the amount of such settlement offer, plus the Purchaser's Losses or Sellers' Losses, as the case may be, reasonably paid or incurred by the Indemnitee through the end of such 10-Business Day period.

                  (iv) After any final judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction, and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter alleged to be indemnified against by the Indemnitor hereunder, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing with respect to such matter, and the Indemnitor shall pay all of the sums so owing to the Indemnitee by wire transfer or certified or bank cashier's check within thirty (30) days after the date of such notice.

                  (v) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

     Section 9.15 SELLER AGENT. Each of the Sellers does hereby irrevocably appoint SII as its agent and attorney-in-fact to act on behalf of such Seller with respect to the sale and transfer of the Shares, the Assets, the US Business, the UK Business and the German Business hereunder, to act on behalf of each Seller in any litigation or arbitration involving this Agreement or the transactions contemplated hereby, and to act on behalf of each Seller for purposes of any and all communications with the Purchaser, and SII hereby accepts such appointment. The Purchaser shall be entitled to rely without inquiry on any actions taken and any notices and communications given by SII on behalf of any such Seller as being from such Seller directly.

     Section 9.16 CERTAIN DEFINITIONS AND INTERPRETATIVE MATTERS

          A. DEFINITIONS. As used herein, the following terms have the meanings set forth as follows:

          (1) "AFFILIATE" means, with respect to any Person, any other Person controlling, controlled by, or under common control with, such first Person.

          (2) "ASSETS" means, with respect to any Company, the properties and assets of such Company; and, with respect to the US Business, the UK Business and the German Business, the US Assets, the UK Assets and the German Assets, respectively, but excluding, in any event, the Excluded Business Assets.

          (3) "COMPANIES" means, collectively: P&G Controls US; P&G Controls UK; and P&G Aerospace UK the term "COMPANY" means each of the foregoing individually.

          (4) "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached hereto, which Disclosure Schedule is incorporated herein and made a part hereof, fully as if the same were herein set forth in its entirety.

          (5) "EXCLUDED BUSINESS ASSETS" means, collectively (a) the "Excluded Assets" as defined in the US Business Transfer Agreement and the "Excluded Assets" as defined in the UK Business Transfer Agreement; (b) any intercompany accounts or loans described in Section 5.9, and any intercompany arrangements described on SCHEDULE 3.1(P) (other than the four Commitments described on Part C of such Schedule); (c) any insurance policies relating to the Businesses; (d) up to $100,000 in fixed assets utilized by the persons identified in
          Section 5.6(E) in connection with their employment; and the employment arrangements with such persons described in said section and (e) those other assets set forth on SCHEDULE 9.16(A)(5).

          (6) "GAAP" means United Kingdom generally accepted accounting principles consistently applied with prior periods.

          (7) "LAWS" means any foreign or domestic, federal, state, provincial, territorial, county or local constitution, statute, law, principle of common law, ordinance, rule, regulation, treaty or court or administrative order, decree, judgment or ruling.

          (8) "LEGAL PROCEEDING" means any claim, action, suit, proceeding or investigation before any Governmental Entity, whether brought, initiated, asserted or maintained by a Governmental Entity or any other Person.

          (9) "LIABILITIES" means all liabilities, claims, obligations, expenses or damages, whether known or unknown, fixed or contingent.

          (10) "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business and assets of any Company, the US Business, the UK Business and the German Business, in each case taken as whole, excluding any such effect resulting from the transactions contemplated hereby or relating to general economic conditions.

          (11) "PERSON" means any individual, person, corporation, trust, partnership, limited liability company, unincorporated association, joint venture, Governmental Entity or other entity of any kind.

          B. CROSS REFERENCES. The following defined terms are defined in the respective Sections of this Agreement as set forth below:

                             Table of Defined Terms

     --------------------------------------------------------------------------------------
                       TERM                                   SECTION DEFINED IN
     --------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------
                   Accounting Firm                                   1.3(B)
     --------------------------------------------------------------------------------------
            Additional Transfer Documents                            1.2(B)
     --------------------------------------------------------------------------------------
          Additional Intellectual Property                           3.1(G)
     --------------------------------------------------------------------------------------
           Adjusted Closing Balance Sheet                            1.3(B)
     --------------------------------------------------------------------------------------
                      Affiliate                                    9.16(A)(1)
     --------------------------------------------------------------------------------------
                      Agreement                                     Preamble
     --------------------------------------------------------------------------------------
                Ancillary Agreements                                 1.2(B)
     --------------------------------------------------------------------------------------
           Applicable Accounting Standards                           1.3(A)
     --------------------------------------------------------------------------------------
                       Assets                                      9.16(A)(2)
     --------------------------------------------------------------------------------------
                    Autronics US                                    Preamble
     --------------------------------------------------------------------------------------
                        aware                                         9.11
     --------------------------------------------------------------------------------------
                      awareness                                       9.11
     --------------------------------------------------------------------------------------
                 Benchmark Net Worth                                 1.3(E)
     --------------------------------------------------------------------------------------
                      Business                                     3.1(A)(ii)
     --------------------------------------------------------------------------------------
                    Business Day                                     1.3(A)
     --------------------------------------------------------------------------------------
                     Businesses                                    3.1(A)(ii)
     --------------------------------------------------------------------------------------
                         Cap                                       9.14(C)(ii)
     --------------------------------------------------------------------------------------
                      Cash Plan                                   3.1(K)(ii)(2)
     --------------------------------------------------------------------------------------
                   Cash Plan Rules                              3.1(K)(ii)(2)(C)
     --------------------------------------------------------------------------------------
                  Charter Documents                                3.1(B)(iii)
     --------------------------------------------------------------------------------------
                       Closing                                       2.1(a)
     --------------------------------------------------------------------------------------
                Closing Balance Sheet                                1.3(A)
     --------------------------------------------------------------------------------------
                    Closing Date                                     2.1(a)
     --------------------------------------------------------------------------------------
                  Closing Net Worth                                  1.3(A)
     --------------------------------------------------------------------------------------
                        Code                                      3.1(K)(i)(2)
     --------------------------------------------------------------------------------------

     --------------------------------------------------------------------------------------
                        TERM                                   SECTION DEFINED IN
     --------------------------------------------------------------------------------------
                     Commitments                                    3.1(E)(i)
     --------------------------------------------------------------------------------------
                      Companies                                    9.16(A)(3)
     --------------------------------------------------------------------------------------
                       Company                                     9.16(A)(3)
     --------------------------------------------------------------------------------------
                Competing Transaction                                 5.15
     --------------------------------------------------------------------------------------
                Competitive Business                                  5.17
     --------------------------------------------------------------------------------------
              Confidentiality Agreement                               5.12
     --------------------------------------------------------------------------------------
              Contemplated Transactions                                6.3
     --------------------------------------------------------------------------------------
                    Consideration                                    5.2(F)
     --------------------------------------------------------------------------------------
           December 31, 2001 Balance Sheet                          3.1(C)(i)
     --------------------------------------------------------------------------------------
                 Disclosure Schedule                               9.16(A)(4)
     --------------------------------------------------------------------------------------
                Disclosure Supplement                                 5.14
     --------------------------------------------------------------------------------------
             Dorset Environmental Matter                             9.14(A)
     --------------------------------------------------------------------------------------
                  Environmental Law                               3.1(J)(c)(i)
     --------------------------------------------------------------------------------------
                   ERISA Affiliate                               3.1(K)(B)(i)(2)
     --------------------------------------------------------------------------------------
                        ERISA                                     3.1(K)(i)(1)
     --------------------------------------------------------------------------------------
              Excluded Business Assets                             9.16(A)(5)
     --------------------------------------------------------------------------------------
                Financial Statements                                3.1(C)(i)
     --------------------------------------------------------------------------------------
                        GAAP                                       9.16(A)(6)
     --------------------------------------------------------------------------------------
                    German Assets                             Sixth WHEREAS Clause
     --------------------------------------------------------------------------------------
                   German Business                                 3.1(A)(ii)
     --------------------------------------------------------------------------------------
         German Business Transfer Agreement                        1.2(A)(iv)
     --------------------------------------------------------------------------------------
                 German Liabilities                           Sixth WHEREAS Clause
     --------------------------------------------------------------------------------------
                    German Plans                                   3.1(K)(iii)
     --------------------------------------------------------------------------------------
                 Governmental Entity                               3.1(B)(iii)
     --------------------------------------------------------------------------------------
                  Guaranty or Bond                                     5.8
     --------------------------------------------------------------------------------------
              Guaranty/Bond Replacement                                5.8
     --------------------------------------------------------------------------------------
                 Hazardous Material                               3.1(J)(c)(ii)
     --------------------------------------------------------------------------------------
              Indemnification Threshold                            9.14(C)(ii)
     --------------------------------------------------------------------------------------
                     Indemnitee                                    9.14(E)(i)
     --------------------------------------------------------------------------------------
                     Indemnitor                                    9.14(E)(i)
     --------------------------------------------------------------------------------------
                Intellectual Property                               3.1(G)(i)
     --------------------------------------------------------------------------------------
                   Keystone Plans                                3.1(K)(B)(i)(2)
     --------------------------------------------------------------------------------------
                      knowledge                                       9.11
     --------------------------------------------------------------------------------------
                        known                                         9.11
     --------------------------------------------------------------------------------------
                        Laws                                       9.16(A)(7)
     --------------------------------------------------------------------------------------
                  Lease Assignments                                 1.2(A)(v)
     --------------------------------------------------------------------------------------
                    Leased Realty                                   3.1(F)(i)
     --------------------------------------------------------------------------------------
                  Legal Proceeding                                 9.16(A)(8)
     --------------------------------------------------------------------------------------
                     Liabilities                                   9.16(A)(9)
     --------------------------------------------------------------------------------------
                      Licenses                                     3.1(E)(iii)
     --------------------------------------------------------------------------------------
                        Lien                                       3.1(A)(iii)
     --------------------------------------------------------------------------------------

     --------------------------------------------------------------------------------------
                         TERM                                      SECTION DEFINED IN
     --------------------------------------------------------------------------------------
                       Losses                                        9.14(B)
     --------------------------------------------------------------------------------------
               Material Adverse Effect                             9.16(A)(10)
     --------------------------------------------------------------------------------------
                   Material Claim                                  9.14(C)(ii)
     --------------------------------------------------------------------------------------
                 Material Commitment                                 3.1(E)
     --------------------------------------------------------------------------------------
                 Material Supplement                                  5.14
     --------------------------------------------------------------------------------------
                  Named Individuals                                   9.11
     --------------------------------------------------------------------------------------
                      Net Worth                                      1.3(E)
     --------------------------------------------------------------------------------------
                Non-Company Affiliate                                  5.8
     --------------------------------------------------------------------------------------
                        Order                                       3.1(B)(i)
     --------------------------------------------------------------------------------------
             Ordinary Course of Business                           3.1(C)(ii)
     --------------------------------------------------------------------------------------
                        OSHA                                         3.1(H)
     --------------------------------------------------------------------------------------
                        Owner                                      3.1(A)(ii)
     --------------------------------------------------------------------------------------
                  P&G Aerospace UK                            Fourth WHEREAS Clause
     --------------------------------------------------------------------------------------
                   P&G Controls UK                            Third WHEREAS Clause
     --------------------------------------------------------------------------------------
                   P&G Controls US                            First WHEREAS Clause
     --------------------------------------------------------------------------------------
                       P&G plc                                      Preamble
     --------------------------------------------------------------------------------------
                    P&G UK Shares                             Fourth WHEREAS Clause
     --------------------------------------------------------------------------------------
                   Permitted Liens                                  3.1(F)(i)
     --------------------------------------------------------------------------------------
                       Person                                      9.16(A)(11)
     --------------------------------------------------------------------------------------
                   Purchase Price                                   1.2(B)(i)
     --------------------------------------------------------------------------------------
                      Purchaser                                     Preamble
     --------------------------------------------------------------------------------------
        Purchaser Employment Indemnification                       9.14(B)(2)
     --------------------------------------------------------------------------------------
          Purchaser Payment Indemnification                        9.14(B)(3)
     --------------------------------------------------------------------------------------
                 Purchaser's Losses                                  9.14(A)
     --------------------------------------------------------------------------------------
                Purchaser's Objection                                1.3(B)
     --------------------------------------------------------------------------------------
          Purchaser's Tax Payment Covenants                        5.2(M)(iv)
     --------------------------------------------------------------------------------------
                  Relevant Members                              3.1(K)(ii)(2)(A)
     --------------------------------------------------------------------------------------
                  Relevant Reliefs                                  5.2(L)(i)
     --------------------------------------------------------------------------------------
                       Seller                                       Preamble
     --------------------------------------------------------------------------------------
                       Sellers                                      Preamble
     --------------------------------------------------------------------------------------
          Sellers' Consent Indemnification                             6.4
     --------------------------------------------------------------------------------------
                   Sellers' Losses                                   9.14(B)
     --------------------------------------------------------------------------------------
               Sellers' Review Period                                1.3(B)
     --------------------------------------------------------------------------------------
           Sellers' Tax Payment Covenants                          5.2(M)(iii)
     --------------------------------------------------------------------------------------
                       Shares                                Seventh WHEREAS Clause
     --------------------------------------------------------------------------------------
                         SII                                        Preamble
     --------------------------------------------------------------------------------------
              Spirent Business Employee                          3.1(K)(B)(i)(2)
     --------------------------------------------------------------------------------------
                    Spirent GmbH                                    Preamble
     --------------------------------------------------------------------------------------
                     Spirent plc                                    Preamble
     --------------------------------------------------------------------------------------
                  Spirent UK Shares                           Third WHEREAS Clause
     --------------------------------------------------------------------------------------
                     Staff Plan                                   3.1(K)(ii)(2)
     --------------------------------------------------------------------------------------

     --------------------------------------------------------------------------------------
                         TERM                                      SECTION DEFINED IN
     --------------------------------------------------------------------------------------
                  Staff Plan Rules                              3.1(K)(ii)(2)(B)
     --------------------------------------------------------------------------------------
                     Subsidiary                                    3.1(A)(ii)
     --------------------------------------------------------------------------------------
                         Tax                                        5.2(M)(i)
     --------------------------------------------------------------------------------------
                     Tax Return                                    5.2(M)(ii)
     --------------------------------------------------------------------------------------
                     Tax Returns                                   5.2(M)(ii)
     --------------------------------------------------------------------------------------
                        Taxes                                       5.2(M)(i)
     --------------------------------------------------------------------------------------
                  to its knowledge                                    9.11
     --------------------------------------------------------------------------------------
                      Transfer                                         1.1
     --------------------------------------------------------------------------------------
                      UK Assets                               Fifth WHEREAS Clause
     --------------------------------------------------------------------------------------
                     UK Business                                   3.1(A)(ii)
     --------------------------------------------------------------------------------------
           UK Business Transfer Agreement                         1.2(A)(iii)
     --------------------------------------------------------------------------------------
                    UK Companies                                    3.1(A)(i)
     --------------------------------------------------------------------------------------
                     UK Company                                     3.1(A)(i)
     --------------------------------------------------------------------------------------
                  UK Company Plans                                3.1(K)(ii)(1)
     --------------------------------------------------------------------------------------
                UK Employer Companies                           3.1(K)(ii)(2)(A)
     --------------------------------------------------------------------------------------
                   UK Lease Sites                                  3.1(A)(ii)
     --------------------------------------------------------------------------------------
                   UK Liabilities                             Fifth WHEREAS Clause
     --------------------------------------------------------------------------------------
                 UK Pension Schemes                               3.1(K)(ii)(2)
     --------------------------------------------------------------------------------------
                      UK Shares                                    3.1(A)(ii)
     --------------------------------------------------------------------------------------
                      US Assets                               Second WHEREAS Clause
     --------------------------------------------------------------------------------------
                     US Business                                   3.1(A)(ii)
     --------------------------------------------------------------------------------------
           US Business Transfer Agreement                          1.2(A)(ii)
     --------------------------------------------------------------------------------------
                  US Company Plans                                3.1(K)(i)(1)
     --------------------------------------------------------------------------------------
                 UK Lease Site Lease                               3.1(A)(ii)
     --------------------------------------------------------------------------------------
                   US Liabilities                             Second WHEREAS Clause
     --------------------------------------------------------------------------------------
                      US Shares                               First WHEREAS Clause
     --------------------------------------------------------------------------------------

     C.   CERTAIN INTERPRETIVE MATTERS. Unless the context otherwise requires,
(i) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (ii) "or" is disjunctive but not necessarily exclusive, (iii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require, (iv) unless otherwise expressly provided, the word "including" does not limit the preceding words or terms and shall mean "including without limitation", (v) the words "herein", "hereunder" and words of similar import shall refer to this Agreement,
(vi) all references to $ or dollar amounts mean lawful currency of the United States of America. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     D. DISCLOSURE SCHEDULES. The disclosure of any matter in any Disclosure Schedule shall also qualify the representations and warranties contained in Sections of this Agreement other than the Section to which such Schedule specifically relates only to the extent that it provides on its face a reasonable correlation to the subject matter of such other Sections or otherwise provides a cross-reference to such other Section (or to the Schedule specifically relating to such other Section). Because of the different jurisdictions in which the Companies, the UK Business and the German Business are located, and because of the different management teams having day-to-day responsibility for the operations of the Companies, the UK Business and the German Business, information contained in the Disclosure Schedule was collected and is organized in separate sets included in the Disclosure Schedule. Although the Sellers have endeavoured to prepare the schedules comprising the Disclosure Schedule in a consistent manner, some of the schedules differ in format or style according to local practice in the jurisdictions where particular Companies, the UK Business and the German Business are located. The disclosure of any matter in any schedule shall expressly not be deemed to constitute an admission by the Sellers, or to otherwise imply, that any such matter is material for the purposes of this Agreement or that any other schedule (or set of schedules) is incomplete by virtue of the omission of such disclosure.


                         [Signatures Begin on Next Page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

                         [SIGNATURE BLOCKS TO BE ADDED]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


                                   PURCHASER:
                                   Curtiss-Wright Flight Systems, Inc.

                                   /s/ George J. Yohrling
                                   --------------------------------
                                   By:  George J. Yohrling
                                   Its: President


                                   SELLERS:

                                   Spirent International Incorporated

                                   --------------------------------
                                   By:
                                   Its:


                                   Autronics Corporation

                                   --------------------------------
                                   By:
                                   Its:


                                   Spirent plc

                                   --------------------------------
                                   By:
                                   Its:


                                   Penny & Giles International plc

                                   --------------------------------
                                   By:
                                   Its:


                                   Spirent GmbH

                                   --------------------------------
                                   By:
                                   Its:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                   PURCHASER:
                                   Curtiss-Wright Flight Systems, Inc.

                                   ----------------------------
                                   By:
                                   Its:


                                   SELLERS:

                                   Spirent International Incorporated

                                   /s/ Daniel Avery
                                   ----------------------------
                                   By:  Daniel Avery
                                   Its: Attorney in fact under Power of Attorney
                                        dated February 17, 2002


                                   Autronics Corporation

                                   /s/ Daniel Avery
                                   ----------------------------
                                   By:  Daniel Avery
                                   Its: Attorney in fact under Power of Attorney
                                        dated February 17, 2002


                                   Spirent plc

                                   /s/ Daniel Avery
                                   ----------------------------
                                   By:  Daniel Avery
                                   Its: Attorney in fact under Power of Attorney
                                        dated February 19, 2002


                                   Penny & Giles International plc

                                   /s/ Daniel Avery
                                   ----------------------------
                                   By:  Daniel Avery
                                   Its: Attorney in fact under Power of Attorney
                                        dated February 19, 2002


                                   Spirent GmbH

                                   /s/ Daniel Avery
                                   ----------------------------
                                   By:  Daniel Avery
                                   Its: Attorney in fact under Power of Attorney
                                        dated February 2002

                                  Appendix A-1
                         US Business Transfer Agreement

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

     ASSIGNMENT AND ASSUMPTION AGREEMENT, dated [CLOSING DATE], 2002, by and between _____________, a _______________ with a mailing address at __________
(the "Purchaser"), and Autronics Corporation, a Delaware corporation with a mailing address at c/o Spirent International Incorporated, 1300 Veterans Memorial Highway, Hauppauge, New York 11788 34 (the "Seller").

     WHEREAS, the Seller is engaged in, among other things, the business of designing, manufacturing and selling electronic engine controls, flap controllers, power supplies for military and in flight entertainment, airborne fire detection equipment and sensors/monitors, in each case for the commercial aerospace and defense industries and as conducted as of the date hereof by the Seller through its "Aerospace" division (such business, the "US Business," and such products so designed, manufactured and sold, the "Business Products"); and

     WHEREAS, the Purchaser, on the one hand; and the Seller; Spirent plc; Penny & Giles International plc; and Spirent GmbH, on the other hand; have entered into that certain Stock and Asset Purchase Agreement (together with all Appendices, Schedules, exhibits, Ancillary Agreements and other documents executed and delivered in connection therewith, the "Purchaser Agreement"), dated as of February 19, 2002 (and capitalized terms used but not defined herein shall have the meanings assigned thereto within the Purchase Agreement); and

     WHEREAS, pursuant to the Purchase Agreement the Seller desires to convey, sell, transfer and assign to the Purchaser, and the Purchaser desires to purchase from the Seller, certain to the assets relating to the US Business, including goodwill, and the Purchaser is willing to assume certain of the Liabilities of the Seller relating to the US Business, all on the terms and conditions hereinafter set forth; and

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                           Purchase and Sale of Assets

     Section 1.1    SALE OF US ASSETS.

     A. US ASSETS. Subject to the terms and conditions set forth in this Agreement, the Seller does hereby sell, transfer, convey, assign and set over ("Transfer") to the Purchaser, and the Purchaser does hereby purchase and acquire from the Seller, free and clear of all Liens other than Permitted Liens, all of the Seller's right, title and interest in and to all of its assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, and including goodwill, held or owned by Seller and used in or relating to the US Business, including without limitation the following (but only to the extent the following are so used in or relating to the US Business), but excluding in any event the Excluded Assets (all such assets so Transferred are hereinafter collectively referred to as the "US Assets"):

          1. RECEIVABLES. (a) All trade accounts receivable and other rights to payment and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or arising out of the sale or lease of the Business Products or the rendering of services by the Seller and (b) any claim, remedy or other right related to any of the foregoing ("Receivables").

          2. FIXED ASSETS. All machinery, equipment, tools, leasehold improvements, business machines, computer and communications hardware, vehicles, parts, supplies, loose tools, fittings, stationery, spares, materials, furniture, furnishings, plant and office equipment and other fixed assets or tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents related thereto.

          3. INVENTORY. All inventories, wherever located, including raw materials, parts, engineering stores, work in process, packaging and promotional material, goods held for sale, returns, repairs, finished goods and manufacturing, administrative and other supplies or stock-in-trade owned by the Seller for resale as or within Business Products or for use or consumption in the production or sale of the Business Products.

          4. COMMITMENTS. All contracts, agreements, consensual obligations, promises or undertakings (whether written or oral and whether express or implied) whether or not legally binding, of the Seller ("Business Commitments") and all outstanding offer or solicitations made by or to Seller to enter into any Business Commitment.

          5. INTANGIBLE RIGHTS AND INTELLECTUAL PROPERTY. All of the intangible rights and property of Seller, including, without limitation, intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including, without limitation, licenses, patents, registered and unregistered copyrights, rights in computer software, designs and drawings, topography rights, engineering and manufacturing documents, technical manuals, database rights, patterns, processes, formulae, data, signs, know-how, trade secrets, registered and unregistered trademarks, service marks and trade names, business names, inventions and discoveries (whether patentable or not), computer software, telephone, telecopy and e-mail addresses and listings, all rights in internet web sites and internet domain names presently used by Seller, all rights in mask works, and other similar rights held or used by the Seller, and all applications therefor and registrations thereof, and all rights or forms of protection of a similar or corresponding nature in any part of the world or having equivalent or similar effect to any of these which may subsist whether registered or not or capable of registration or not, including without limitation all proprietary information of the Seller (collectively, the "Intellectual Property") and all rights to sue for past, present and future infringement or other violations of the Intellectual Property, and all going concern value and goodwill associated with any of the foregoing.

          7. LEASES. The leasehold interests of the Seller as tenant at the property known as 12701 Schabarum Avenue, Irwindale, California (the "Lease"). To further evidence of the Transfer of the Seller's interest in the Lease to the Purchaser, the parties hereto are entering into an Assignment of Lease as of the date hereof.

          8. PERMITS AND LICENSES. All permits, licenses, registrations, approvals, consents and authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or other Person or pursuant to any Laws and held or used by the Seller and all pending applications therefor or renewals thereof.

          9. RECORDS. All books, records, data and other information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, including computer or machine-readable material ("Records") including, without limitation, client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and all information and know-how (whether or not confidential and in whatever form held), data, technical knowledge, methodology and financial, commercial, trade and business secrets and other similar documents and Records, and subject to Laws, copies of all personnel Records and other Records relating to employees.

          10. CLAIMS. All rights and claims of Seller against third parties relating to the US Assets or the Business, whether choate or inchoate, known or unknown, contingent or uncontingent, including (without limitation) all manufacturers' and suppliers' warranties and representations.

          11. DEPOSITS. All rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof.

     B. EXCLUDED ASSETS. Notwithstanding anything contained in this Agreement to the contrary, the following assets of the Seller (the "Excluded Assets") are not included in the US Assets:

          1. NON-BUSINESS ASSETS. Any assets of the Seller (a) that are used or held by the Seller primarily in connection with its businesses, operations or activities other than the US Business; or (b) constitute "Excluded Business Assets" as defined in the Purchase Agreement.

          2. SELLER'S MINUTE BOOKS. The Seller's corporate record book, minute books, stock record books and corporate seal.

          3. INSURANCE. Any policies of insurance, whether or not relating to the US Business or the Assets.

          4. PENSION PLAN, ETC. The assets and related rights, title, and interest of the Seller's benefit plans and other funded benefit arrangements, including without limitation any such Section 401(k), medical or Section 125 plan.

          5. TAX REFUNDS. Any federal or state income tax refund relating to Taxes paid by Seller for any period prior to Closing.

          6.   CASH. Any cash in hand and/or at the bank(s) used in the US
Business;

          7. INTERCOMPANY ARRANGEMENTS. Any contractual or other rights under any agreements, contracts or arrangements between the Seller and its Affiliates, (other than trade Receivables owing from Affiliates and incurred in the Ordinary Course of Business) ("Intercompany Arrangements").

          8. SPIRENT AND OTHER NAMES. Any rights to use the name "Spirent" or "Bowthrope." The Seller hereby agrees that promptly after Closing it shall change its corporate name to a name which does not contain the word "Autronics" (or any variation thereof) and neither it nor any of its Affiliates will after the Closing hold themselves out as doing business under the name "Autronics" (provided that such covenant shall not prohibit the Seller or such Affiliates from using existing stationery and other office supplies bearing the name "Autronics", if any, in the ordinary course of their businesses, but in no event past the date which is sixty (60) days following the date hereof).

                                   ARTICLE II

                            Assumption of Liabilities

     Section 2.1.   ASSUMPTION. As consideration of the Transfer of Assets under
Section 1.1 above, effective the close of business on the Closing Date the Purchaser does hereby assume and agree to pay, perform and discharge in accordance with their terms, all of the US Liabilities.

     Section 2.2. DEFINITION OF US LIABILITIES. As used herein the terms "US Liabilities" means any and all liabilities, claims, obligations, expenses or damages, whether known or unknown, of the Seller which relate to the US Business or the US Assets, whether arising before or after the date hereof, including without limitations (1) any trade or other payables incurred in connection with the US Business; (2) any obligations under Business Commitments; but such term shall not include any such liabilities, claims, obligations, expenses or damages arising under Intercompany Arrangements (other than ordinary course trade payables owing to Affiliates of the Seller).

                                   ARTICLE III

                               General Provisions

     Section 3.1. CONSIDERATION AND CLOSING. The consideration for the US Assets shall be paid, and the purchase and sale transactions contemplated hereby ("Contemplated Transactions") shall be consummated, in accordance with the provisions of the Purchaser Agreement.

     Section 3.2. DEFINITIONS; REPRESENTATIVES AND WARRANTIES; COVENANTS; CONDITIONS TO CLOSING; AND INDEMNIFICATION. The definitions (except as otherwise expressly set forth herein); the respective representations and warranties of the parties hereto with respect to the parties hereto, the US Business, the US Assets and the US Liabilities, the respective covenants of the parties hereto; the respective conditions of the parties hereto to Closing of the Contemplated Transactions, and the indemnification provisions set forth in the Purchase Agreement are hereby incorporated by reference and are repeated herein and made a part hereof as if set forth herein.

     Section 3.3. ENTIRE AGREEMENT. This Agreement, along with the Purchase Agreement, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) with respect to the subject matter hereof. This Agreement along with the Purchase Agreement constitutes the entire agreement of the parties hereto with respect to the matters provided for herein, and there are no agreements or commitments by or among such parties or their Affiliates with respect to the subject matter hereof except as expressly set forth in this Agreement and the Purchase

Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall control.

     Section 3.4. CONTROLLING LAW AND VENUE. This Agreement and the legal relations among the parties hereto shall be governed and construed in accordance with the substantive Laws of the State of New York, USA, without giving effect to the principles of conflict of laws thereof. Each of the Purchaser and the Seller hereby irrevocably consents that any legal action or proceeding against it under, arising out of, or in any manner relating to this Agreement or any other agreement, document or instrument arising out of or executed in connection with this Agreement shall be brought only in a state or federal court of competent jurisdiction located within the Southern District of New York and in the appellate courts thereof. Each party by the execution and delivery of this Agreement expressly and irrevocably consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding. Each party hereby expressly and irrevocably waives any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens, or any similar basis.

     Section 3.5. AMENDMENTS. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Purchaser and the Seller.

     Section 3.6. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other party, provided that either party may assign this Agreement to an Affiliate, provided further than any such assignment to an Affiliate shall not relieve the assigning party of its liability or obligations hereunder or under the Purchase Agreement.

     Section 3.7. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original for all purposes and all of which together shall constitute one and the same instrument.

     Section 3.8. HEADINGS AND SECTION REFERENCES. The headings of the sections and paragraphs of this Agreement are included for convenience only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. All section references herein, unless otherwise clearly indicated, are to sections within this Agreement.

     Section 3.9. WAIVER. No failure or delay by either the Purchaser or the Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

     Section 3.10. NOTICES. Any notice, request, instruction or other document to be given under this Agreement by any party hereto to any other party shall be in writing and delivered personally or sent by an internationally recognized overnight courier service or by registered or certified mail, postage prepaid, to the address of the recipient party as first set forth above, with copies
(a) in the case of the Seller, to each of (1) Spirent plc, Spirent House, Crawley Business Quarter, Fleming Way, Crawley, West Sussex, RH10 9QL, United Kingdom, Attn:General Counsel; and (2) Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, MA 02110-3333, USA; Attn: Daniel R. Avery, Esq.; and (b) in the case of the Purchaser, Curtiss-Wright Corporation, 1200 Wall Street West, Suite 501, Lyndhurst, N.J. 07171, Attn; General Counsel, or at such other address for a party or as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to which it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is addressed as provided herein and mailed by registered or certified mail shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of such party, on the fifth calendar day after the day it is so placed in the mail. Any notice that is addressed as provided herein and sent by an internationally recognized overnight courier service shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of such party, on the next business day following its deposit with such courier service for next day delivery.

     Section 3.11. INVALIDITY. If at any time provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair.

            (i) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

            (ii) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

                           AUTRONICS CORPORATION

                           By:
                               --------------------------
                           Title:
                                 ------------------------

                           [PURCHASER NAME]


                           By:
                               --------------------------
                           Title:
                                  -----------------------

                                  APPENDIX A-2

                           UK ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made on                                                  2002

BETWEEN

(1) PENNY & GILES INTERNATIONAL PLC of Spirent House, Crawley Business Quarter, Fleming Way, Crawley, West Sussex RH10 9QL (registered in England under company number 688533) ("P&G PLC"); and

(2) CURTISS-WRIGHT FLIGHT SYSTEMS, INC. of 3120 Northwest Boulevard, Gastonia, N.C, 28052-1167, USA, a Delaware Corporation ("PURCHASER")

BACKGROUND

A All defined terms shall, unless otherwise defined herein, bear the same meanings as set out in an agreement of even date herewith and made among the Purchaser(1), Spirent International Incorporated(2), Spirent plc(3), P&G plc(4), and Spirent GmbH(5)("MASTER AGREEMENT");

B This Agreement is pursuant to and ancillary to the Master Agreement governing the sale of the Shares, the sale of the UK Business and the sale of the German Business (as such terms are defined in the Master Agreement);

C P&G plc is the owner of the UK Business and the UK Assets (both as defined in this Agreement);

D The UK Business is operated on behalf of P&G plc by P&G Aerospace UK as its agent pursuant to an agreement dated 31 March 1996 between P&G plc and P&G Aerospace UK;

E P&G plc has, as part of the sale terms contained in the Master Agreement, agreed to sell, convey, transfer and assign to the Purchaser and the Purchaser has agreed to buy, the UK Business and the UK Assets as a going concern on the terms set out in this Agreement.

NOW IT IS AGREED as follows:

1.   INTERPRETATION

     1.1    In this Agreement and the schedules to it:

            "AGENCY AGREEMENT" means an agreement dated 31 March 1996 between P&G plc and P&G Aerospace UK under which P&G Aerospace UK carries on the UK Business as agent for P&G plc;

            "CLOSING" shall have the meaning set out in section 2.1 of the Master Agreement;

            "EXCLUDED ASSETS" shall mean any other right, asset or interest which is not a UK Asset and/or those assets set out in clauses
            2.1.11 to 2.1.16 of this Agreement;

            "INTELLECTUAL PROPERTY" means patents, trademarks and service marks, rights in designs, trade or business names or signs, know-how, copyrights (including rights in computer software) and topography rights (whether or not any of these is registered and including applications for registration of any such thing), database rights, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist;

            "THIRD PARTY CONSENT" or "THIRD PARTY CONSENTS" means all consents, approvals, authorizations or waivers required from third parties for the transfer, assignment or novation of any UK Contract in favour of the Purchaser;

            "TRANSFER REGULATIONS" means the Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended or re-enacted from time to time;

            "UK ASSETS" means all of P&G plc's right, title and interest in and to all assets, real, tangible and intangible, of every kind and description of the UK Business listed in clauses 2.1.1 to 2.1.10 of this Agreement (inclusive) but, for the avoidance of doubt, excluding in any event the Excluded Assets;

            "UK BUSINESS" means the manufacture, service, sale and distribution of air data computing and test equipment, data recording and sensing-related equipment, and the environmental testing of aerospace products, each as carried on as of the date hereof at the UK Site on behalf of P&G plc by P&G Aerospace UK (through its "Aerospace division") as its agent pursuant to the Agency Agreement;

            "UK BUSINESS EMPLOYEES" means those persons employed by P&G plc who are wholly or mainly engaged in connection with the UK Business and including but without limitation those whose names are listed in schedule 1 to this Agreement;

            "UK BUSINESS GOODWILL" means all the goodwill of P&G plc in relation to the UK Business, together with the right of the Purchaser to trade under the UK Business Name and represent itself as carrying on the UK Business in succession to P&G Aerospace UK;

            "UK BUSINESS INTELLECTUAL PROPERTY" means all Intellectual Property owned by P&G plc and used primarily (which term, "primarily" shall mean material for the operation of the UK Business as it is currently carried on) in the UK Business but excluding, for the avoidance of doubt, all of the Sellers' right, title and interest in and to the "SPIRENT" AND "BOWTHORPE" trade marks and names;

            "UK BUSINESS NAME" means "PENNY & GILES" or any name or sign including the word "P&G" used in connection with or in the context of the UK Business;

            "UK BUSINESS PLANT AND MACHINERY" means all the plant, machinery, leasehold improvements, equipment, computer and communication hardware, loose tools, fittings, furniture, furnishings, partitioning, books, stationery, vehicles, spares and other goods owned by P&G plc in relation primarily (which term, "primarily" shall mean material for the operation of the UK Business as it is currently carried on) to the UK Business and used in the UK Business (excluding for the avoidance of doubt any assets, plant, equipment, machinery, computer and communication equipment, loose tools, fittings, furniture, partitioning, books, stationery, vehicles, spares and other goods of the Companies and/or The Flight Data Company Limited whether or not situate on the UK Site and excluding also the UK Business Stocks);

            "UK BUSINESS RECORDS" means:

            (i) all books, records, data and other information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, including computer or machine-readable material of P & G plc belonging or related primarily (which term, "primarily" shall mean material for the operation of the UK Business as it is currently carried on) to the UK Business, including, without limitation, client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and all information and know-how (whether or not confidential and in whatever form held), data, technical knowledge, methodology and financial, commercial, trade and business secrets relating primarily (which term, "primarily" shall mean material for the operation of the UK Business as it is currently carried on) to the UK Business and other similar documents and records and, subject to Laws, copies of all personnel records and other records relating primarily (which term, "primarily" shall mean material for the operation of the UK Business as it is currently carried on) to employees and employee benefit plans held on the Closing Date; and

            (ii) all records of P&G plc in connection with the UK Business relating to VAT required to be preserved by virtue of paragraph 6 of Schedule 11 of the VAT Act;

            "UK BUSINESS STOCKS" means all inventories and stocks of raw materials, parts, engineering stores, work-in-progress, finished goods or completed services and other stock-in-trade and packaging and promotional material held by P&G plc on the Closing Date and used primarily (which term, "primarily" shall mean material for the operation of the UK Business as it is currently carried on) in relation to the UK Business but excluding for the avoidance of doubt all stocks of raw materials, engineering stores, work-in-progress, finished goods or completed services and other stock-in-trade and packaging and promotional material owned or belonging to the Companies and/or The Flight Data Company Limited whether or not situate at the UK Site;

            "UK CLAIMS" means all rights including rights of set off and claims of the Sellers against third parties to the extent it relates to the UK Assets or the UK Business, whether known or unknown, contingent or uncontingent, including (without limitation) all manufacturers' and suppliers' warranties and representations excluding, for the avoidance of doubt (i) all claims and rights covered by policies of insurance of the Sellers, (ii) all insurance benefits, including rights and proceeds arising from or relating to the UK Assets, the UK Business or the UK Liabilities and (iii) any rights or claims not covered by paragraphs (i) or (ii) above but which are covered by the terms of Section 5.5 of the Master Agreement;

            "UK CONTRACTS" means all the contracts, agreements or obligations whether written or oral including all amendments thereto current on the Closing Date to which any Seller is a party, or under which any Seller has any outstanding right, liability or obligation, in each case relating to the UK Business (including without limitation any agency and/or distributorship agreements);

            "UK DEBTS" means all payments (including all trade accounts receivables and other rights to payment and the full benefit of all security for such accounts or rights to payment, including all amounts receivable in respect of goods shipped) relating to the UK Business and due to any of the Sellers for goods or services supplied by or on behalf of P&G plc in the ordinary course of carrying on the UK Business;

            "UK LIABILITIES" means all liabilities, indebtedness and obligations of the Sellers in relation to the UK Business and the UK Assets whether arising before, on or after the Closing Date, including without limitation all obligations and liabilities under or in respect of the UK Contracts, and/or relating to or which constitute overdrafts, (except to the extent that any such liabilities or obligations relate to taxation payable by the UK Business before the Closing Date and/or to the extent that they constitute the intercompany accounts or loans described in Section 5.9 of the Master Agreement);

            "UK SITE" means the properties known as Units 1, 6 and 8 Airfield Way all in Christchurch, Dorset, England, UK.

            "VAT" means value added tax pursuant to the VAT Act;

            "VAT ACT" means Value Added Tax 1994 (as amended or re-enacted from time to time) and includes all orders and subordinate legislation made thereunder;

            "WORKING HOURS" means 9:30 a.m. to 5:30 p.m. on a business day.

     1.2    In this Agreement, unless otherwise specified:

            1.2.1 references to clauses, paragraphs and schedules are to clauses, paragraphs and schedules to this Agreement;

            1.2.2 reference to any statute or statutory provision in this Agreement shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted, except to the extent that any amendment or modification made after the Closing Date would increase or alter the liability of the Sellers or the Purchaser or alter or adversely affect the rights and benefits afforded to the Sellers or the Purchaser under this Agreement;

            1.2.3 references to "INDEMNIFY" and "INDEMNIFYING" any person against or in respect of any circumstance shall include indemnifying and keeping him harmless from all actions, claims, demands and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses (including professional fees and disbursements) made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

            1.2.4 general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

            1.2.5 references to the business carried on by P&G plc or the practice of P&G plc in relation to the UK Business or any matter in relation to it shall include the business carried on by P&G Aerospace UK under the Agency Agreement.

2.   SALE AND PURCHASE

     2.1 In consideration of the amount payable by the Purchaser pursuant to the Master Agreement, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged P&G plc hereby sells, and the Purchaser hereby purchases, the UK Business as a going concern and all of P&G plc's and the Seller's right to the title and interest in and to the UK Assets listed below as at the Closing Date insofar as they relate to the UK Business, and subject to clauses 19.1, 19.2 and 19.3, free and clear of all Liens, other than Permitted Liens:

            2.1.1   the UK Business Goodwill;

            2.1.2   the UK Business Plant and Machinery;

            2.1.3   the UK Debts;

            2.1.4   the UK Business Stocks;

            2.1.5   the benefit subject to the burden of the UK Contracts;

            2.1.6   the UK Business Intellectual Property;

            2.1.7   the UK Business Records;

            2.1.8   the UK Claims;

            2.1.9 any cash in hand and/or at the bank belonging to the UK Business to the extent to which it is included as an asset in the Closing Balance Sheet; and

            2.1.10 any other asset owned by P&G plc which is used primarily in the UK Business (which term "primarily" shall mean material for the operation of the UK Business as it is currently carried on), but excluding the Excluded Assets, which term shall include,:

            2.1.11 cash in hand and/or at the bank used in the UK Business on the Closing Date, other than for any cash in hand and/or at the bank belonging to the UK Business to the extent to which it is included as an asset in the Closing Balance Sheet;

            2.1.12 all right, title and interest in the name "BOWTHORPE" and/or "SPIRENT" and all and any logos, trademarks, names and other Intellectual Property relating thereto or belonging to the Sellers or any of them subject to the licence granted to the Purchaser in the Master Agreement to continue to use any thereof after the Closing Date;

            2.1.13 amounts recoverable in respect of taxation relating to the UK Business attributable to periods ended on or before, or to transactions occurring on or before, the Closing Date;

            2.1.14 any assets, businesses, plant, equipment, machinery, computer and communication equipment, loose tools, fittings, furniture, partitioning, books, stationery, vehicles, spares and other goods of the Companies and/or the Flight Data Company Limited including (but without limitation) any of the assets or the business of P&G Controls UK at the UK Site;

            2.1.15 any shares or stock of Sellers including (but without limitation) the P&G UK Shares; and/or

            2.1.16 any other right, asset or interest of the Sellers which does not relate primarily to the UK Business (which term "primarily" shall mean material for the operation of the UK Business as it is currently carried on).

     2.2 In addition to any other consideration payable, in consideration for the sale to the Purchaser of the UK Business and the UK Assets, the Purchaser shall assume and discharge all of the UK Liabilities.

     2.3 For the avoidance of doubt, part 1 of Law of Property (Miscellaneous Provisions) Act 1994 (A LAW OF ENGLAND) shall not apply for the purpose of this Agreement.

3.   CLOSING

     3.1 The sale and purchase of the UK Business and the UK Assets shall take place and be completed on the Closing Date in accordance with and subject to the satisfaction of the conditions set forth in the Master Agreement.

     3.2 In addition to satisfying the requirements of Section 1.2 of the Master Agreement, at Closing P&G plc shall:

            3.2.1 deliver to the Purchaser (or, if so requested by the Purchaser, make available to the Purchaser at the relevant UK Sites):

                    (i) such of the UK Assets as are capable of being transferred by delivery;

                    (ii)      originals (to the extent available) of the UK
                              Contracts;

                    (iii)     the UK Business Records; and

                    (iv) all records of national insurance and PAYE relating to all the UK Business Employees on the Closing Date and all records kept under the Working Time Regulations 1998;

            3.2.2 deliver to the Purchaser copy of the board minutes of a meeting of the directors of P&G plc authorising the execution of this agreement and of any other document that may be necessary to give effect to it and appointing the relevant signatories to sign such documents on its behalf;

            3.2.3 deliver to the Purchaser a certified copy of any power of attorney or other instrument under which this Agreement or any related document is executed on behalf of P&G plc;

4.   TAX PROVISIONS

     4.1    UK VAT

            4.1.1 The consideration for all supplies for VAT purposes made or deemed to be made under or in connection with the sale of the UK Assets under this agreement shall be deemed to be exclusive of VAT. The party receiving the supply in question shall pay to the party making that supply (in addition to the consideration) all VAT which the party making the supply is required to account for to HM Customs & Excise ("Customs") in relation to that supply.

            4.1.2 For the purposes of this Section: "TOGC" means the transfer of a business or part of a business as a going concern for the purposes of section 49 of the Value Added Tax Act 1994 and article 5 of the Value Added Tax (Special Provisions) Order 1995.

            4.1.3 P&G plc and the Purchaser believe that the sale of the UK Assets will be treated as a TOGC and accordingly that the sale will be neither a supply of goods nor a supply of services for the purposes of the VAT Act with the consequence that VAT will not be charged on the sale of the UK Assets at Closing.

            4.1.4 P&G plc warrants to the Purchaser that it is registered for VAT purposes under the VAT Act.

            4.1.5 The Purchaser warrants to P&G plc that: (i) it is registered for VAT purposes under the VAT Act or immediately as a result of this transaction will be a taxable person within the meaning of section 3 of the VAT Act; (ii) it intends to use the UK Assets for the same business as that previously carried on by P&G plc in relation to those UK Assets; and
                    (iii) it is not purchasing the UK Assets as a nominee for any other person.

            4.1.6 All VAT records relating to the UK Assets in respect of periods prior to completion and which are required to be preserved for any period after completion under the VAT Act shall be transferred to the Purchaser.

            4.1.7 The party retaining the VAT records referred to above shall procure that the same shall be preserved for such periods as may be required by law and during such periods shall permit the other party or its agents at all reasonable times and subject to reasonable written notice to inspect and take copies of such records at the cost of the party requesting such inspection and/or copies.

            4.1.8 If it is determined that the sale of the UK Assets under this Appendix A-2 does not constitute a TOGC, then the VAT chargeable by P&G plc to the Purchaser shall be paid upon the later of within 5 business day of demand by P&G plc and the day which falls 2 business days before the date upon which such VAT becomes payable to HM Customs and Excise, and any VAT records provided by P&G plc to the Purchaser shall be returned to P&G plc.

     4.2 The consideration attributable to each of the UK Assets shall be determined and allocated in accordance with Section 5.2F of the Master Agreement.

5.   LIABILITIES UNDER CONTRACTS

     5.1 The Purchaser undertakes that following Closing it will perform P&G plc's obligations and liabilities created by or arising under the UK Contracts before at or after Closing. The Purchaser will perform its obligations under the UK Contracts. in accordance with their terms and shall indemnify P&G plc and each Seller against all losses, liabilities and costs incurred by P&G plc and/or any such Seller in respect of the UK Contracts (including without limitation as a result of a breach of any of the UK Contracts or to the extent they are incurred by reason of or in connection with the non-performance, variation, termination (or the consequences of any such variation or termination) or the negligent or defective performance of the Contracts by the Purchaser).

6.   THIRD PARTY CONSENTS UNDER CONTRACTS

     6.1 To the extent that the benefit of any of the UK Contracts can be assigned by P&G plc to the Purchaser without any Third Party Consents, or relevant Third Party Consents have been obtained prior to Closing, this Agreement shall constitute an assignment of the relevant UK Contracts with effect from the Closing Date.

     6.2 If any Third Party Consent has not been obtained at or before Closing, the sale of the relevant UK Contract shall, notwithstanding Closing, be conditional on the relevant Third Party Consent.

     6.3 Where a Third Party Consent is required for the assignment of the benefit of, or novation, of, a UK Contract:

            6.3.1 this Agreement shall not constitute an assignment or attempted assignment of the relevant UK Contract if the assignment or attempted assignment would constitute a breach of the UK Contract, and

            6.3.2 the Purchaser shall be responsible (at the expense of the Purchaser) for obtaining, and shall use all reasonable endeavours with the co-operation of P&G plc to obtain, any Third Party Consent to assignment or novation of all relevant UK Contracts after the Closing.

     6.4 After Closing, in the event any UK Contract is not effectively assigned or is not permitted to be assigned to the Purchaser except with a Third Party Consent, until the relevant Third Party Consent is obtained:

            6.4.1 P&G plc shall be deemed to hold the benefit of that UK Contract in trust for the Purchaser, and the Purchaser shall (if sub-contracting or agency is permissible under the relevant UK Contract) as P&G plc's sub-contractor or agent perform on behalf of P&G plc (but at the Purchaser's expense) all the obligations of P&G plc under such UK Contract and indemnify P&G plc in accordance with clause 6.4.2; and

            6.4.2 the Purchaser shall indemnify P&G plc against all losses, liabilities and costs incurred by P&G plc as a result of any act, neglect, default or omission on the part of the Purchaser to perform or comply with any such obligation of P&G plc which falls to be performed before on or after the Closing Date, as referred to in Clause 6.4.1.

            6.4.3 P&G plc shall account to the Purchaser for all monies, goods or other benefits received by P&G plc under the relevant UK Contract in respect of the period after the Closing Date as soon as reasonably practicable and in any event within 21 Business Days of receipt; and

            6.4.4 P&G plc shall not agree to any amendment or termination of the relevant UK Contract or any waiver by P&G plc of its rights under the relevant UK Contract without the Purchaser's prior written consent.

     6.5 If in the circumstances described in clause 6.4.1, any UK Contract does not permit sub-contracting or agency, the parties will make such other arrangements between themselves as may be permissible to implement as far as possible the effective transfer of the benefit and burden of such UK Contract to the Purchaser.

     6.6 The Purchaser shall indemnify each Seller against all liabilities and costs incurred by such Seller in respect of any UK Contract or as a result of any act, neglect, default or omission on the part of the Purchaser to perform or comply with its obligations under clause
            6.1 to 6.5 (inclusive).

7.   UK LIABILITIES

     7.1 Without prejudice to and in addition to section 5.4 of the Master Agreement, the Purchaser shall assume responsibility for, and indemnify each Seller against, the payment or performance of the UK Liabilities and shall pay or perform the UK Liabilities.

     7.2 Without limiting the generality of the provisions of clause 7.1, and without prejudice to and in addition to Section 5.4 of the Master Agreement, the Purchaser shall be responsible for, and shall accordingly indemnify P&G plc and each of the Sellers from and against, all liabilities, actual or contingent, outstanding or prospectively outstanding, whether before on or after the Closing Date in relation to the UK Business including, without limitation:

            7.2.1 accepting responsibility for the performance of the Seller's obligations in respect of all loans, guarantees and indebtedness including, without limitation, hire purchase, conditional sale, lease purchase, finance lease, operating lease and all and any analogous instruments to third parties engaged in connection with the UK Business;

            7.2.2 assuming responsibility for and indemnifying the Sellers against all liability of the UK Business to employees, former employees, customers, suppliers and any other third party of the UK Business in issue or pending or threatened; and

            7.2.3 assuming responsibility for and indemnifying the Sellers against all liability in respect of use, occupation, ownership or possession of any of the UK site heretofore or hereafter used in connection with the carrying on of the UK Business.

8.   LIABILITY UNDER THE AGENCY AGREEMENT

     8.1 The Agency Agreement shall be terminated by P&G plc and P&G Aerospace UK, and the parties shall deliver a signed deed of termination on the Closing Date.

     8.2 The Purchaser shall indemnify each Seller against all losses, liabilities and costs incurred by any such Seller in respect of:

            8.2.1 a claim by or on behalf of P&G Aerospace UK under the Agency Agreement;

            8.2.2   termination of the Agency Agreement; and

            8.2.3 performance or fulfillment or non-performance or non-fulfillment by P&G Aerospace UK or any of the Purchaser's Affiliates, of any contracts or arrangements entered into by P&G Aerospace UK and/or P&G plc pursuant to or under the Agency Agreement before the Closing.

9.   BUSINESS RECORDS

     9.1 Subject to any delivery provisions in clause 4.1.6 above, P&G plc shall deliver to the Purchaser all the UK Business Records in relation to the UK Business at the Closing, and title in such UK Business Records shall vest in the Purchaser on delivery.

     9.2 The Purchaser shall make the UK Business Records delivered to it hereunder available for inspection during Working Hours by representatives of P&G plc for a period of two years after the Closing Date or such longer period as may be prescribed by law on reasonable advance written notice being given, subject to satisfactory confidentiality undertakings, from P&G plc.

10.  EMPLOYEES

     10.1 The Purchaser acknowledges that, pursuant to the Transfer Regulations, at the Closing it will become the employer of the UK Business Employees;

     10.2 The Purchaser shall indemnify the Sellers in full for and against all Liabilities whatsoever and howsoever arising incurred or suffered by any of the Sellers in relation to:

            (a) the employment and/or termination of employment of the UK Business Employees and/or any other event or occurrence in respect of the UK Business Employees at any time before, on or after the Closing;

            (b) any claim by or on behalf of any of the UK Business Employees arising out of any failure by the Purchaser to comply with Regulation 10 of the Transfer Regulations; and

            (c) any claim by or on behalf of any UK Business Employee who resigns his employment and/or makes an objection under Regulation 5(4)(A) of the Transfer Regulations at any time before, on or after the Closing by reason of any actual or anticipatory act or omission by the Purchaser to such UK Business Employee's detriment.

11.  EFFECT OF CLOSING

     Any provision of this Agreement, and of any other documents referred to in it, which is capable of being performed after, but which has not been performed at or before, the Closing shall remain in full force and effect notwithstanding the Closing.

12.  TRUST

     P&G plc shall hold the benefit of the terms of this Agreement for themselves and upon trust for each of the Sellers.

13.  REMEDIES AND WAIVERS

     13.1 No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall impair such right, power or remedy or operate as a waiver thereof.

     13.2 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     13.3 The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

14.  ASSIGNMENT

     This Agreement shall be blinding upon and enure to the benefit of P&G plc and the Purchaser and their respective administrators, successors and assigns provided that any assignment and the benefits and obligations under it and any part of it by any of the parties to this Agreement, shall not be assignable without the prior written consent of the other party to this Agreement (except as may be permitted by Section 9.3 of the Master Agreement) and any purported assignment or other transfer without such consent shall be void and unenforceable.

15.  FURTHER ASSURANCE

     Each of P&G plc and the Purchaser shall at their own cost, from time to time, on being required to do so by the other party now or at any time in the future do or procure the carrying out of all such acts and/or execute or procure the execution of all such documents, in a form satisfactory to the requiring party, as the requiring party may reasonably consider necessary for vesting the UK Business and the UK Assets in the name of the Purchaser and otherwise for giving full effect to this Agreement and securing to the requiring party the full benefit of the rights, powers and remedies conferred upon the requiring party in this Agreement.

16.  ENTIRE AGREEMENT

     16.1 For the purposes of this clause, "REPRESENTATION" means a draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, made or given by any Seller or any other person on behalf of the Sellers in connection with this Agreement.

     16.2 Each party acknowledges that in entering into this Agreement it is not relying on any Representation other than as set out in the Master Agreement and then only in accordance with the terms contained therein.

     16.3 The Purchaser shall have no right of action against any Seller arising out of or in connection with any Representation other than in accordance with and pursuant to the terms of the Master Agreement.

17.  NOTICES

     Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be made in accordance with the terms as to notices set out in the Master Agreement.

18.  COUNTERPARTS

     18.1 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

     18.2 Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute one and the same instrument.

19.  THE MASTER AGREEMENT

     19.1 Nothing in this Agreement shall be nor shall it be deemed to be a condition, warranty, representation, covenant, undertaking and/or indemnity given by any of the Sellers and P&G plc either in relation to any of the Sellers' and P&G plc's title to the UK Assets and the UK Assets and/or the UK Business or of whatever nature or howsoever arising whether implied or expressly given whether arising by operation of law or otherwise and accordingly, except as specifically set out in section 3.1 of the Master Agreement, all conditions and warranties implied by law in relation to any of the UK Assets and the UK Business are excluded under this Agreement.

     19.2 Nothing in this Agreement shall be deemed to be an extension or variation of any of the warranties, representations, covenants, undertakings and/or indemnities given by any of the Sellers and P&G plc as set out in the Master Agreement.

     19.3 Notwithstanding anything herein to the contrary, each party's sole and exclusive remedy against any other party for any breach of a representation, warranty, covenant or other obligation made in or imposed by this Agreement, or otherwise in connection with the transfer of the UK Business or the other transactions contemplated hereunder, shall be a claim for indemnification under Section 9.14 of the Master Agreement, subject to all of the limitations of
            Section 9.14 of the Master Agreement, including under Section 9.14(C) of the Master Agreement.

20.  INVALIDITY

     If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

     20.1 the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

     20.2 the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

21.  CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

     A person (other than the Sellers) who is not a party to this Agreement shall have no right to enforce this Agreement or any agreement or document entered into pursuant to this Agreement under the Contracts (Rights of Third Parties) Act 1999.

22.  CHOICE OF GOVERNING LAW

     This Agreement shall be governed by and constructed in all respects in accordance with English law; PROVIDED, HOWEVER, that any claim hereunder shall be brought in the courts of the Southern District of the State of New York in the United States of America pursuant to the provisions of Section
     9.13 of the Master Agreement.

IN WITNESS OF WHICH THE PARTIES OR THEIR DULY AUTHORISED REPRESENTATIVES HAVE EXECUTED THIS AGREEMENT AS A DEED.

                                   SCHEDULE I

                          LIST OF UK BUSINESS EMPLOYEES

EXECUTED as a deed by                 )
PENNY & GILES                         )
INTERNATIONAL PLC by                  )
     , its duly authorised            )
attorney                              )


EXECUTED as a deed by                 )
CURTISS-WRIGHT FLIGHT                 )
SYSTEMS, INC, acting by two           )
directors or one director and the     )
secretary

        Director

        Director/Secretary

                                  APPENDIX A-3

                         GERMAN ASSET TRANSFER AGREEMENT

THIS GERMAN ASSET TRANSFER AGREEMENT (the "AGREEMENT") is made as of [DATE OF CLOSING], 2002 by Spirent GmbH and [GERMAN CURTISS-WRIGHT SUBSIDIARY] (the "GERMAN PURCHASER"), pursuant to the Stock and Asset Purchase Agreement dated as of 19 February 2002 (together with the Schedules and Appendices thereto, the "MASTER AGREEMENT"), by and among Curtiss-Wright Flight Systems, Inc., a Delaware corporation (the "PURCHASER"); and Spirent International Incorporated, a Delaware corporation; Autronics Corporation, a Delaware corporation; Spirent plc, a company formed under the laws of England and Wales; Penny & Giles International plc, a company formed under the laws of England and Wales; and Spirent GmbH. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Master Agreement, and in the event of any conflict between the provisions of this Agreement and the provisions of the Master Agreement, the provisions of the Master Agreement shall control unless otherwise expressly provided therein;

In consideration of the payment by the German Purchaser to Spirent GmbH of the amount payable by Purchase pursuant to Section 5.2(F) of the Master Agreement, the mutual covenants hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth in this Agreement and the Master Agreement.

(a)  In this Agreement and the Exhibits to it;

     "CLOSING" shall have the meaning set out in section 2.1 of the Master Agreement;

     "EXCLUDED ASSETS" means those assets that have been sold and transferred to a third party in the ordinary course of business of the German Business or that have perished prior to the Closing;

     "GERMAN ASSETS" means all of Spirent GmbH's right, title and interest in and to all assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, and including goodwill, used in or related to the German Business, including, without limitation, all the assets of the German Business listed in the clauses to Section (b) of this Agreement, including those assets that replace or supplement in the ordinary course of business of the German Business all those assets that are listed in the clauses to Section (b) of this Agreement but excluding in any event the Excluded Assets;

     "GERMAN BUSINESS" means the sale of joysticks, position sensors, and other precision devices for industrial application, each as conducted as of the date hereof by Spirent GmbH through its Penny & Giles branch;

     "GERMAN BUSINESS EMPLOYEES" means those persons employed by Spirent GmbH who are wholly or mainly engaged in connection with the German Business and whose names are listed in EXHIBIT 1 to this Agreement;

     "GERMAN BUSINESS GOODWILL" means all the goodwill of Spirent GmbH in relation to the German Business, together with the right of the German Purchaser to represent itself as carrying on the German Business in succession to Spirent GmbH;

     "GERMAN BUSINESS PLANT AND MACHINERY" means all machinery, equipment, tools, leasehold improvements, business machines, computer and communications hardware, vehicles, parts, supplies, loose tools, fittings, books, stationary, spares, materials, furniture, furnishings, plant and office equipment and other fixed assets or tangible personal property (other than German Business Stocks) belonging or related to the German Business listed without limitation on EXHIBIT 2 hereto, of every kind owned or leased by Spirent GmbH (wherever located and whether or not carried on Spirent GmbH's books (used in the German Business), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents related thereto;

     "GERMAN BUSINESS PRODUCTS" means all products serviced and sold in the German Business.

     "GERMAN BUSINESS RECORDS" means all books, records, data and other information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, including computer or machine-readable material of Spirent GmbH belonging or related to the German Business, including without limitation, client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and all information and know-how (whether or not confidential and in whatever form held), data, technical knowledge, methodology and financial, commercial, trade and business secrets relating to the German Business and other similar documents and records and, subject to Laws, copies of all personnel records and other records relating to employees and employee benefit plans;

     "GERMAN BUSINESS STOCKS" means all inventories, wherever located, including raw materials, parts, engineering stores, work in process, packaging and promotional material, goods held for sale, returns, repairs, finished goods or completed services and manufacturing, administrative and other supplies or stock-in-trade held by the Spirent GmbH for resale as or within German Business Products or for use or consumption in the production or sale of the German Business Products listed on EXHIBIT 3 hereto;

     "GERMAN CLAIMS" means all rights and claims of Spirent GmbH against third parties relating to the German Assets or the German Business, whether choate or inchoate, known or unknown, contingent or uncontingent, including (without limitation) all manufacturers' and suppliers' warranties and representations.

     "GERMAN CONTRACTS" means all the Commitments to which Spirent GmbH is a party, or under which Spirent GmbH has any outstanding right, liability or obligation, in each case relating to the German Business, including, without limitation, the Commitments set forth on EXHIBIT 4 hereto;

     "GERMAN DEBTS" means all payments due to Spirent GmbH for goods or services supplied by or on behalf of Spirent GmbH prior to the Closing Date in carrying on the German Business in the ordinary course of business;

     "GERMAN DEPOSITS" means all rights of Spirent GmbH relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof relating to the German Business or the German Assets.

     "GERMAN INSURANCE" means all insurance benefits, including rights and proceeds, arising from or relating to the German Business prior to the Closing Date, unless expended in accordance with the Master Agreement.

     "GERMAN INTELLECTUAL PROPERTY" means all of the intangible rights and property of Spirent GmbH, including, without limitation, intellectual property owned or licensed (as licensor or licensee) by Spirent GmbH in which Spirent GmbH has a proprietary interest, including, without limitation, licenses, patents, registered and unregistered copyrights, rights in computer software, designs and drawings, topography rights, engineering and manufacturing documents, technical manuals, database rights, patterns, processes, formulae, data, signs, know-how, trade secrets, registered and unregistered trademarks, service marks and trade names, business names, inventions and discoveries (whether patentable or not), computer software, telephone, telecopy and e-mail addresses and listings, all rights in internet web sites and internet domain names presently used by Spirent GmbH, all rights in mask works, and other similar rights held or used by the Spirent GmbH, and all applications therefor and registrations thereof, and all rights or forms of protection of a similar or corresponding nature in any part of the world or having equivalent or similar effect to any of these which may subsist whether registered or not or capable of registration or not, including without limitation all proprietary information of the Spirent GmbH, related to or used in the German Business and all rights to sue for past, present and future infringement or other violations of the German Intellectual Property, and all going concern value and goodwill of Spirent GmbH associated with any of the foregoing or in relation to the German Business, including, without limitation, the intangible rights and property listed on EXHIBIT 5 hereto;

     "GERMAN LEASED ASSETS" those assets of the German Business the subject of the German Leasing Agreements;

     "GERMAN LEASING AGREEMENTS" means the leasing, lease purchase, hire, rental, hire purchase or similar agreements entered into by Spirent GmbH for the purpose of the German Business, including, without limitation, the agreements set forth on EXHIBIT 6 hereto;

     "GERMAN PERMITS" means all permits, licenses, registrations, approvals, consents and authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or other Person or pursuant to any Law and held or used by Spirent GmbH in connection with the German Business and all pending applications therefor or renewals;

     "GERMAN RECEIVABLES" means (a) all trade accounts receivable and other rights to payment and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or arising out of the sale or lease of the German Business Products or the rendering of services in the German Business by the Spirent GmbH and (b) any claim, remedy or other right related to any of the foregoing set forth;

(b) Spirent GmbH hereby sells, conveys, transfers, assigns and delivers to the German Purchaser all of Spirent GmbH's right, title and interest in and to the German Business as a going concern and all of Spirent GmbH's right, title and interest in and to the German Assets, including the German Assets listed below, as at the Closing Date free and clear of all Liens, other than Permitted Liens: (i) the German Leasing Agreements and the German Leased Assets; (ii) the German Intellectual Property; (iii) the German Business Plant and Machinery; (iv) the German Business Records; (v) the German Business Stocks; (vi) the German Claims; (vii) the German Contracts;
     (viii) the German Debts; (ix) the German Deposits; (x) the German Insurance; (xi) the German Permits; (xii) the German Receivables; and
     (xiii) the German Business Goodwill; and Spirent GmbH hereby transfers possession of the German Assets to the German Purchaser by physically handing over, or permitting the German Purchaser to take, such possession and, in respect of German Assets in the possession of third parties, by assigning to the German Purchaser all of Spirent GmbH's claims against such third parties for the surrender or return of the said German Assets. The German Purchaser purchases and accepts such transfer, assignment and delivery from Spirent GmbH.

(c) Those assets, agreements, claims and rights that are not listed herein shall remain with Spirent GmbH unless they are unequivocally attributable to the German Assets.

(d) In case there are any doubts arising as to the attribution of assets, agreements, claims and rights to the German Assets, Spirent GmbH and the German Purchaser shall endeavor to find a solution that is based on mutuality and Spirent GmbH shall respect the interests and needs of the German Purchaser in a favorable way.

(e) To the extent provided in the Master Agreement, the German Purchaser hereby assumes and agrees to pay, honor and discharge all liabilities, obligations and commitments of Spirent GmbH of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of the operations of the German Business on or before the Closing Date, including, but not limited to, (i) all liabilities and obligations under the German Leasing Agreements, or under other leases or contracts which the German Purchaser elects to accept and assume; (ii) all of Spirent GmbH's liabilities, obligations and commitments primarily related to or arising in connection with the German Business, and (iii) all liabilities and obligations relating to the German Business Employees (collectively the "GERMAN LIABILITIES").

(f) Spirent GmbH and the German Purchaser agree that the employment agreements between Spirent GmbH and the German Business Employees are transferred to the German Purchaser either according to Section 613 a of the German Civil Code or pursuant to this Agreement; the German Purchaser hereby assumes all liabilities with respect to these German Business Employees. In case one or more of these German Business Employees object to such transfer and Spirent GmbH decides to terminate the employment with such objecting German Business Employees, the cost of such termination shall be borne by Spirent GmbH, including all severance payments, if any. Spirent GmbH and the German Purchaser shall coordinate their measures to inform the German Business Employees about this Agreement.

(g) Nothing contained herein is intended to, nor shall it be construed to, alter or vary the terms and conditions set forth in the Master Agreement, which terms and conditions shall survive the execution and delivery of this Agreement. In the event of any inconsistency between the provisions of this Agreement and the Master Agreement, the provisions of the Master Agreement shall govern. For the avoidance of doubt, all provisions of the Master Agreement (including without limitation the representations, warranties, covenants and indemnification provisions of the Master Agreements) shall apply to the transfer of the German Business in the absence of any express provision to the contrary in this Agreement.

(h) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of the German Purchaser or Spirent GmbH thereunder; and any transfer or assignment to the German Purchaser by Spirent GmbH of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, each of Spirent GmbH and the German Purchaser shall continue to use all reasonable efforts to obtain any such approval or consent after the Closing Date until the later of such time as such consent or approval has been obtained and the first anniversary of the date hereof, and Spirent GmbH will co-operate with the German Purchaser in any lawful and economically feasible arrangement to provide that the German Purchaser shall receive the interest of Spirent GmbH, as the case may be, in the benefits under any such instrument, contract, lease or permit or other agreement or arrangement, including performance by Spirent GmbH, as the case may be, as agent, if economically feasible, PROVIDED that the German Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the German Purchaser would have been responsible therefor hereunder if such consent or approval had been obtained. Nothing in the preceding sentence shall be construed to require any party or its Affiliates to pay, or commit to pay, any amount to (or incur any obligations in favor of) any Person from whom any such consent or approval may be required (other than nominal governmental filing fees). Nothing in this Section (g) shall be deemed a waiver by the German Purchaser of its right to have received on or before the Closing Date an effective assignment of all of the German Assets nor shall this Section (g) be deemed to constitute an agreement to exclude from the German Assets any assets described under Section (b).

(i) This Agreement shall be binding upon and inure to the benefit of Spirent GmbH and the German Purchaser and their respective administrators, successors and assigns, PROVIDED that any assignment, by operation of law or otherwise, by any party (except as may be permitted by Section 9.3 of the Master Agreement) hereto shall require the prior written consent of the other party, and any purported assignment or other transfer without such consent shall be void and unenforceable.

(j) The German Purchaser is liable for all transfer taxes in connection with the execution of this Agreement.

(k) It is understood between the German Purchaser and Spirent GmbH that the sale of the German Business is, as a sale of business pursuant to Section 1 section 1a Umsatzsteuergesetz, not subject to VAT (Umsatzsteuer). If the sale of the German Business turns out to be partly or in total subject to VAT (Umsatzsteuer) then the purchase price according to Section 5.2(F) of the Stock and Asset Purchase Agreement is deemed to be the net purchase price. In this case Spirent GmbH shall issue an invoice to the German Purchaser in accordance with Section 14 section 1 Umsatzsteuergesetz. The German Purchaser shall, assisted by Spirent GmbH, then assign in lieu of performance its claim for a VAT refund

     (Umsatzsteuererstattungsanspruch) against the German Internal Revenue Service (Finanzamt) pursuant to Section 46 Abgabenordnung.

(l) After Closing, Spirent GmbH shall provide transitional services to the German Purchaser in accordance with Section 5.20 of the Master Agreement.

(m) This Agreement may be executed in several counterparts. It shall be sufficient for the valid conclusion of this Agreement that each party hereto signs the counterpart delivered to the respective other party.

(n) The Exhibits attached hereto shall constitute part of this Agreement. This Agreement shall be governed by and construed in accordance with the substantive laws of Germany, without giving effect to the principles of conflict of laws thereof.

(o) The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

(p) Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be made in accordance with the terms as to notices set out in the Master Agreement.

(q) Each of Spirent GmbH and the German Purchaser shall, at their own cost, from time to time, on being required to do so by the other party now or at any time in the future do or procure the carrying out of all such acts and/or execute or procure the execution of all such documents, in a form satisfactory to the requiring party, as the requiring party may reasonably consider necessary for vesting the German Business and the German Assets in the name of the German Purchaser and otherwise for giving full effect to this Agreement and securing to the requiring party the full benefit of the rights, powers and remedies conferred upon the requiring party in this Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their authorized representatives as of the date first set forth above.